      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 2002
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                              THE ST. JOE COMPANY

             (Exact name of registrant as specified in its charter)

                FLORIDA                                     2631                                   59-0432511
    (State or other jurisdiction of             (Primary Standard Industrial          (I.R.S. employer identification no.)
     incorporation or organization)             Classification Code Number)

                             ---------------------

                             1650 PRUDENTIAL DRIVE
                          JACKSONVILLE, FLORIDA 32207
                                 (904) 396-6600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                                ROBERT M. RHODES
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                             1650 PRUDENTIAL DRIVE
                          JACKSONVILLE, FLORIDA 32207
                                 (904) 396-6600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                   COPIES TO:


                 DONALD C. WALKOVIK                                     WINTHROP CONRAD, JR.
                SULLIVAN & CROMWELL                                    DAVIS POLK & WARDWELL
                  125 BROAD STREET                                      450 LEXINGTON AVENUE
              NEW YORK, NEW YORK 10004                                NEW YORK, NEW YORK 10017
                   (212) 558-4000                                          (212) 450-4000

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                             ---------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM    PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF        AMOUNT TO BE       OFFERING PRICE         AGGREGATE           AMOUNT OF
  SECURITIES TO BE REGISTERED       REGISTERED         PER SHARE(1)      OFFERING PRICE(1)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
Common Stock, no par value......        8,050,000         $33.30           $268,065,000           $ 24,662
                                           shares
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended. Pursuant to Rule 457, the maximum offering price of the shares of St. Joe common stock being registered is $33.30 per share, the average of the high and low reported sales prices of a share of St. Joe common stock reported on the New York Stock Exchange Composite Tape on May 23, 2002, and the maximum aggregate offering price is the product of $33.30 and the number of shares of St. Joe common stock being registered.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)
Issued May 24, 2002

                                7,000,000 SHARES

(ST. JOE COMPANY LOGO)

                              THE ST. JOE COMPANY

                                  COMMON STOCK

                            ------------------------

THE SELLING SHAREHOLDER NAMED IN THIS PROSPECTUS IS OFFERING 7,000,000 SHARES OF COMMON STOCK OF THE ST. JOE COMPANY. WE WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE SHARES OF OUR COMMON STOCK IN THIS OFFERING.

We have agreed to purchase concurrently with the consummation of this offering $75.0 million of common stock from the selling shareholder at a price per share equal to the public offering price. This sale by the selling shareholder to us will be in addition to the shares being sold in this offering.

                            ------------------------

Our common stock is listed on the New York Stock Exchange under the symbol "JOE." On May 23, 2002, the reported last sale price of our common stock on the New York Stock Exchange was $33.44 per share.

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                            ------------------------
                               PRICE $   A SHARE
                            ------------------------

                                                            UNDERWRITING
                                             PRICE TO       DISCOUNTS AND       PROCEEDS TO SELLING
                                              PUBLIC         COMMISSIONS            SHAREHOLDER
                                             --------       -------------       -------------------
Per Share..................................     $                $                     $
Total......................................  $              $                      $

The selling shareholder has granted the underwriters the right to purchase up to an additional 1,050,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co.  Incorporated expects to deliver the shares to purchasers
on           , 2002.

                            ------------------------

MORGAN STANLEY                                                     RAYMOND JAMES

          , 2002

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    6
Use of Proceeds.......................   11
Common Stock Price Range..............   11
Capitalization........................   12
Dividend Policy.......................   13
Recent Developments...................   13
Selected Consolidated Financial
  Data................................   14
Alfred I. duPont Testamentary Trust...   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19
Business..............................   45

                                        PAGE
                                        ----
Management............................   57
Security Ownership of Certain
  Beneficial Owners, Directors and
  Executive Officers..................   69
Certain Relationships and Related
  Transactions........................   71
Selling Shareholder...................   72
Description of Capital Stock..........   73
Underwriters..........................   73
Legal Matters.........................   76
Experts...............................   76
Where You Can Find More Information...   76
Index to Financial Statements.........  F-1

                            ------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

In this prospectus, "St. Joe," the "Company," "we," "us" and "our" refer to The St. Joe Company and its consolidated subsidiaries.

In this prospectus, the "Trust" refers to the Alfred I. duPont Testamentary
Trust.

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and notes thereto appearing elsewhere in this prospectus.

                              THE ST. JOE COMPANY

The St. Joe Company is headquartered in Jacksonville, Florida. We are one of the largest real estate operating companies in Florida and are the largest private landowner in Florida. We own approximately 940,000 acres, or approximately 2.7% of the land area of the state. The majority of our land is located in northwest Florida.

Our three main operating segments are:

      -- COMMUNITY RESIDENTIAL DEVELOPMENT--develops large-scale mixed-use communities primarily on company-owned land.

      -- LAND SALES--prepares, markets and sells land holdings at higher prices than would be received from bulk timberland sales.

      -- COMMERCIAL REAL ESTATE DEVELOPMENT AND SERVICES--develops, owns and manages office, industrial and retail properties throughout the southeastern United States with a primary focus on Florida.

We also grow, harvest and sell timber and wood fiber and own and operate a short line railroad.

We were organized as a Florida corporation in 1936 by the executors of the estate of Alfred I. duPont to implement Mr. duPont's plans to establish a paper company in northwest Florida. Over the years, we expanded into other lines of business primarily by acquiring assets such as real estate, railroads, a sugar company and a communications company.

During the period since 1996, we have implemented a strategy that has led to our transformation from an industrial conglomerate to a real estate operating company. We implemented this strategy by divesting the bulk of our non-core businesses.

      -- In 1996, we sold our linerboard mill and container plants and our communications businesses.

      --   In 1999, we sold our sugar assets.

      -- In 2000, we completed a tax-free spin-off to our shareholders of our 54% equity interest in Florida East Coast Industries, Inc.

Prior to this transformation, we used our land holdings primarily to grow wood fiber for our linerboard mill. Viewed as timberland, our holdings of approximately 940,000 acres were valued at under $1,000 per acre. Over the last five years, we have engaged in a comprehensive internal land planning review in an effort to find more productive use for the land we own. We now have a better understanding of our land and we are working to maximize the per acre value of our land holdings. Today, we are using some of our former timberland holdings for:

      --   resort and residential development

      --   commercial development

      --   retail development

      --   industrial development

On April 17, 2002, we sold Arvida Realty Services, our residential real estate services operations, to capture significant value for our shareholders.

We believe that we have a number of key business strengths and competitive advantages, including one of the largest inventories of private land suitable for development in the State of Florida, a very low cost basis in our land assets and a strong financial condition, which will allow us the financial flexibility to pursue development opportunities, repayment of debt or repurchase of our stock as we deem appropriate.

Since the inception of our stock repurchase program in 1998, we have repurchased 12,082,366 shares of our common stock in the open market and 4,001,400 shares of our common stock from the Trust. During 2001, we used $177.6 million of cash to repurchase shares of our common stock. We currently plan to repurchase between $600.0 million and $750.0 million of our common stock over the next five years. This includes the $150.0 million of our common stock we intend to repurchase this year and the $150.0 million to $175.0 million of our common stock we expect to repurchase next year. We are, however, under no obligation to continue with our stock repurchase program. In addition, our plans for our stock repurchase program are subject to several contingencies and assumptions as discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Five-Year Outlook" in this prospectus.

We have agreed to purchase, concurrently with the consummation of this offering, $75.0 million of common stock from the selling shareholder at a price per share equal to the public offering price. This sale by the selling shareholder to us will be in addition to the shares being sold in this offering.

                            ------------------------

Our principal executive offices are located at 1650 Prudential Drive, Jacksonville, Florida 32207, and our telephone number is (904) 396-6600. Our internet address is www.joe.com. This internet address is provided for informational purposes only. The information at this internet address is not a part of this prospectus.

                            ------------------------

                      ALFRED I. DUPONT TESTAMENTARY TRUST

The Alfred I. duPont Testamentary Trust was established under the Last Will and Testament of Alfred I. duPont. Mr. duPont was a descendent of the Delaware family that founded E.I. duPont de Nemours & Company. The Trust was formed to provide testamentary dispositions to persons named in the Will and to benefit the Nemours Foundation. The Nemours Foundation is a charitable foundation, which provides for the care and treatment of disabled children and the elderly.

The Trust and the Nemours Foundation together currently own 46,674,300 shares, or 58.1%, of our outstanding common stock and upon consummation of the offering will own 39,674,300 shares, or 49.36%, of our outstanding common stock, without giving effect to the $75.0 million of common stock that we have agreed to purchase concurrently with the consummation of this offering from the Trust. The Trust is selling shares of our common stock in order to diversify the Trust's assets. In the future, the Trust may sell additional shares of our common stock, but has agreed with the underwriters that it will not, subject to customary exceptions, effect any sales of our common stock for a period of 180 days from the date of this prospectus without the consent of Morgan Stanley & Co. Incorporated. See "Underwriters" in this prospectus.

                                  THE OFFERING

Common stock offered by the
  selling shareholder.........   7,000,000 shares.

Over-allotment option.........   The selling shareholder has granted the
                                 underwriters the right to purchase up to an additional 1,050,000 shares to cover over-allotments.

Common stock outstanding after
  this offering net of
  treasury
  shares......................   80,372,968 shares.

Use of proceeds...............   We will not receive any of the proceeds from
                                 the sale of shares of our common stock by the selling shareholder in this offering.

Dividend policy...............   We have paid annual cash dividends of $0.08 per
                                 share to holders of our common stock in 2000, 2001 and 2002. We, however, cannot assure you that we will continue to declare and pay dividends in the future.

New York Stock Exchange
  symbol......................   JOE

We have agreed to purchase concurrently with the consummation of this offering $75.0 million of common stock from the selling shareholder at a price per share equal to the public offering price. This sale by the selling shareholder to us will be in addition to the shares being sold in this offering.

Unless otherwise specified, the information in this prospectus assumes that the underwriters' over-allotment option is not exercised.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data are derived from our financial statements and should be read in conjunction with the "Selected Consolidated Financial Data".

                              THREE MONTHS ENDED
                                   MARCH 31,                                 YEAR ENDED DECEMBER 31,
                           -------------------------   -------------------------------------------------------------------
                              2002          2001          2001          2000          1999          1998          1997
                           -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                  (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
Operating revenues.......  $   121,680   $    86,282   $   591,134   $   623,862   $   540,874   $   312,926   $   296,977
Total expenses...........       98,636        68,618       490,112       475,798       460,125       267,020       251,187
                           -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating profit.........       23,044        17,664       101,022       148,064        80,749        45,906        45,790
Income from continuing
  operations.............       72,203        10,909        59,211        92,539        72,942        23,786        31,400
Income from discontinued
  operations.............        2,167           119        10,994         7,784        51,415         5,052         4,053
Net income...............       74,370        11,028        70,205       100,323       124,357        28,838        35,453
PER SHARE DATA:
Net income (diluted).....         0.90          0.13          0.83          1.15          1.40          0.31          0.38
Dividends paid...........         0.08          0.08          0.08          0.08          0.02          0.08          0.07
Special distribution.....           --            --            --            --            --            --          3.67
FLA spin-off(1)..........           --            --            --          4.64            --            --            --
CASH FLOW DATA:
Net cash provided by
  (used in) operating
  activities.............  $   (33,066)  $   (24,060)  $    55,902   $     2,596   $    56,931   $    57,919   $    73,673
Net cash provided by
  (used in) investing
  activities.............       12,931       (14,710)      (78,472)      (96,643)      (56,276)     (114,639)      (19,505)
Net cash provided by
  (used in) financing
  activities.............       20,363        26,848        11,905        73,665        32,224       (62,650)     (344,614)
BALANCE SHEET DATA:
Investment in real
  estate.................  $   751,442   $   607,830   $   736,734   $   562,181   $   825,577   $   616,435   $   458,654
Cash and investments.....       81,852       207,915       205,715       203,429       330,045       305,395       516,422
Property, plant,
  equipment, net.........       39,765        60,891        49,826        59,665       386,437       360,817       356,854
Total assets.............    1,275,432     1,168,243     1,340,559     1,115,021     1,821,627     1,604,269     1,536,768
Total debt...............      368,945       377,938       498,015       296,848       147,224        34,900             0
Other liabilities........      368,860       251,588       324,471       249,089       733,549       686,072       629,964
Total stockholders'
  equity.................      537,627       538,717       518,073       569,084       940,854       883,297       906,804
SHARE DATA:
Weighted average basic...   79,836,801    82,939,359    80,959,416    84,958,872    87,690,518    90,961,941    91,695,046
Weighted average
  diluted................   82,974,001    86,012,932    84,288,746    86,867,464    88,552,552    92,285,439    93,074,541
OTHER DATA:
EBITDA from continuing
  operations.............       31,532        24,846       135,173       183,066       111,920        79,779        73,910
EBITDA from discontinued
  operations.............        4,240         2,297        27,009        20,333        23,066        12,181         8,130
                           -----------   -----------   -----------   -----------   -----------   -----------   -----------
EBITDA excluding one-time
  items(2)...............  $    35,772   $    27,143   $   162,182   $   203,399   $   134,986   $    91,960   $    82,040

------------
(1) This amount represents the book value of the Florida East Coast Industries, Inc. common stock that we distributed to our shareholders on October 9, 2000.

(2) We use a supplemental performance measure along with net income to report our operating results. This measure is Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. Our EBITDA may not be comparable to other company's measures similarly titled. However, we believe that EBITDA provides relevant information about our operations and, along with net income, is useful in understanding our operating results. EBITDA excludes gains (losses) on sale of discontinued operations except for gains (losses) from sales of assets which are classified as discontinued operations under the provision of FAS 144 and are sold in the normal course of business. EBITDA also excludes gains (losses) on sales of non-operating assets. Certain impairment losses and other one-time charges have been excluded.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

     Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

A CONTINUATION OR WORSENING OF THE DOWNTURN IN ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our ability to generate revenues is directly related to the real estate market, primarily in Florida and to the economy in general. As a result of September 11, 2001, considerable economic and political uncertainties still exist. These uncertainties could have adverse effects on consumer buying habits, construction costs, availability of labor and materials and other factors affecting us and the real estate industry in general.

     Significant expenditures associated with investment in real estate, such as real estate taxes, maintenance costs and debt payments, cannot generally be reduced if changes in Florida's or the nation's economy cause a decrease in revenue from our properties. In particular, if the growth rate for the Florida economy declines or if a recession in the Florida economy occurs, our financial results could be materially adversely affected.

WE ARE EXPOSED TO RISKS ASSOCIATED WITH REAL ESTATE SALES AND DEVELOPMENT.

     Our real estate development activities entail risks that include:

      -- construction delays or cost overruns, which may increase project development costs

      -- an inability to obtain required governmental permits and authorizations

      -- an inability to secure tenants or anchors necessary to support the project

      --   failure to achieve anticipated occupancy levels or rents

      --   an inability to sell our constructed inventory

     In addition, our real estate development activities require significant capital expenditures. We have to obtain funds for our capital expenditures through cash flow from operations, property sales or financings. We cannot assure you that funds available from cash flow, property sales and financings will be sufficient to fund our required or desired capital expenditures for development. If we are unable to obtain sufficient funds, we may have to defer or otherwise limit development activities. Our residential projects require significant capital expenditures for infrastructure development before we can begin our selling efforts. If we are unsuccessful in our selling efforts, we may not be able to recover the capital expenditures that we have incurred. Also, our ability to continue to make conservation land sales to government agencies depends on the agencies having sufficient funds available to purchase the lands.

OUR JOINT VENTURE PARTNERS MAY HAVE INTERESTS THAT DIFFER FROM OURS AND MAY TAKE ACTIONS THAT ADVERSELY AFFECT US.

     We are involved in joint venture relationships and may initiate future joint venture projects as part of our overall development strategy. A joint venture involves special risks such as:

      -- the venture partner at any time may have economic or business interests or goals that are inconsistent with ours;

      -- the venture partner may take actions contrary to our instructions or requests, or contrary to our policies or objectives with respect to the real estate investments; and

      --   the venture partner could experience financial difficulties.

     Actions by our venture partners may subject property owned by the joint venture to liabilities greater than those contemplated by the joint venture agreement or have other adverse consequences.

OUR BUSINESS IS SUBJECT TO EXTENSIVE REGULATION WHICH MAKES IT DIFFICULT AND EXPENSIVE FOR US TO CONDUCT OUR OPERATIONS.

  DEVELOPMENT OF REAL ESTATE ENTAILS A LENGTHY AND COSTLY APPROVAL PROCESS.

     Development of real property in Florida entails an extensive approval process involving overlapping regulatory jurisdictions. Real estate projects must generally comply with the provisions of the Local Government Comprehensive Planning and Land Development Regulation Act. The Act, in some instances, can significantly affect our ability to obtain local government approval in Florida. In many areas, infrastructure funding has not kept pace with growth. As a result, substandard facilities and services can delay or prevent the issuance of permits needed to complete development projects.

     In addition, development projects that exceed specified regulatory thresholds require approval of a comprehensive Development of Regional Impact application. The Development of Regional Impact application review process includes an evaluation of the project's impact on the environment, infrastructure and government services. It requires the involvement of numerous federal, state and local environmental, zoning and community development agencies and authorities. Local government approval of a Development of Regional Impact application is subject to appeal to the Governor and Cabinet by the Florida Department of Community Affairs. An adverse decision by the Governor or Cabinet is subject to judicial appeal.

     Compliance with the Act and the Development of Regional Impact process is usually lengthy and costly and can be expected to affect materially our real estate development activities.

  ENVIRONMENTAL AND OTHER REGULATIONS MAY HAVE AN ADVERSE EFFECT ON OUR
BUSINESS.

     A substantial portion of the property in Florida which can be developed is subject to federal, state and local regulations and restrictions that may impose significant limitations on our ability to develop them. Much of our property is raw land located in areas where its development may affect the natural habitats of various endangered or protected wildlife species or in sensitive environmental areas such as wetlands and coastal areas.

     In addition, our current or past ownership, operation and leasing of real property, and our transportation and other operations are subject to extensive and evolving federal, state and local environmental laws and other regulations. The provisions and enforcement of these environmental laws and regulations may become more stringent in the future. Violations of these laws and regulations can result in:

      --   civil penalties

      --   remediation expenses

      --   natural resource damages

      --   personal injury damages

      --   potential injunctions

      --   cease and desist orders

      --   criminal penalties

     In addition, some of these environmental laws impose strict liability, which means that we may be held liable for any environmental damages on our property regardless of our fault.

     Some of our past and present real property, and in particular, properties used in connection with our transportation operations, involve the storage, use or disposal of hazardous substances that have contaminated and may in the future contaminate the environment. We may bear liability for this contamination and for the costs of cleaning up a site at which we have disposed of or to which we have transported hazardous substances.

The presence of hazardous substances on a property may also adversely affect our ability to sell or develop the property or to borrow using the property as collateral.

     Changes in laws or the interpretation thereof, new enforcement of laws, the identification of new facts or the failure of other parties to perform remediation at our current or former facilities could all lead to new or greater liabilities that could materially adversely affect our business, results of operations or financial condition.

  REGULATION OF OUR FORESTRY OPERATIONS MAY ADVERSELY AFFECT OUR ABILITY TO HARVEST AND SELL LUMBER.

     In conducting our forestry operations, we voluntarily comply with the "Best Management Practices" recommended by the Florida Division of Forestry. From time to time, proposals have been made in the Florida state legislature regarding the regulation of timber harvesting methods. We cannot assure you that the proposals, if adopted, will not adversely affect our ability to harvest and sell timber in the manner currently contemplated.

SIGNIFICANT COMPETITION COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

  THE REAL ESTATE INDUSTRY IS GENERALLY CHARACTERIZED BY SIGNIFICANT
COMPETITION.

     A number of residential and commercial developers and real estate services companies, some with greater financial and other resources, compete with us in seeking properties for acquisition, resources for development and prospective purchasers and tenants. Competition from other real estate developers and real estate services companies may adversely affect our ability to:

      --   sell homes and homesites

      --   attract purchasers

      --   attract and retain tenants

      --   sell undeveloped rural land

  THE FOREST PRODUCTS INDUSTRY IS HIGHLY COMPETITIVE.

     Many of our competitors in the forest products industry are fully integrated companies with substantially greater financial and operating resources. Our products are also subject to increasing competition from a variety of non-wood and engineered wood products. In addition, we are subject to competition from lumber products and logs imported from foreign sources. Any significant increase in competitive pressures from substitute products or other domestic or foreign suppliers could have a material adverse effect on our forestry operations.

  COMPETITION FROM OTHER MODES OF TRANSPORTATION COULD ADVERSELY AFFECT OUR RAILROAD BUSINESS.

     Motor carriers and, to a lesser extent, ships and barges directly compete with our railroad business. Competition is based primarily upon the cost and the transit time required, as well as the quality and reliability of the service provided. Improvement in the cost or quality of these alternate modes of transportation could adversely affect our transportation operations.

WE ARE HIGHLY DEPENDENT ON OUR SENIOR MANAGEMENT.

     Our senior management has been responsible for our transformation from an industrial conglomerate to a successful real estate operating company. Our future success is highly dependent upon the continued employment of our senior management. The loss of one or more of these individuals could have a material adverse effect on our business.

THE OCCURRENCE IN FLORIDA OF NATURAL DISASTERS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our properties are primarily located in Florida. The occurrence of natural disasters, such as fires, hurricanes, floods, unusually heavy or prolonged rain and droughts in Florida could have a material adverse effect on our ability to develop properties or realize income from our projects.

DECLINE IN RENTAL INCOME COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     We own a large portfolio of commercial real estate rental properties. Our financial results could be adversely affected if:

      -- a significant number of our tenants are unable to meet their obligations to us

      -- we are unable to promptly lease space at our properties when the space becomes available

      -- the rental rates upon a renewal or a new lease are significantly lower than expected

FUTURE SALES OR THE PERCEPTION OF FUTURE SALES BY THE TRUST MAY AFFECT THE PRICE OF OUR COMMON STOCK.

     Following this offering, the Trust, which is the selling shareholder, will own approximately 49.36% of the shares of our common stock. This percentage does not take into account the $75.0 million of common stock that we have agreed to purchase concurrently with the consummation of this offering from the Trust. We cannot predict the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of our common stock. Sales of substantial amounts of shares of our common stock in the public market or the perception that sales may occur could adversely affect the market price of the shares of our common stock.

THE TRUST MAY HAVE INTERESTS THAT ARE ADVERSE TO YOURS.

     Under the terms of a registration rights agreement between the Trust and us, entered into in December 1997, for so long as:

      -- the Trust beneficially owns at least 20% of the outstanding shares of our common stock, the Trust will be entitled to nominate two members of our board of directors

      -- the Trust beneficially owns less than 20% but at least 5% of the outstanding shares of our common stock, the Trust will be entitled to nominate one member of our board of directors

     Also following this offering, the Trust will own approximately 49.36% of our outstanding common stock. This percentage does not take into account the $75.0 million of common stock that we have agreed to purchase concurrently with the consummation of this offering from the Trust.

     Accordingly, the Trust will continue to be able to have significant influence over our corporate and management policies, including decisions relating to mergers, acquisitions, the sale of all or substantially all of our assets and other significant corporate transactions. The interests of the Trust may not be aligned with our interests or the interests of other shareholders.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS MADE BY US.

     We have made forward-looking statements in this prospectus, in particular under the caption entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Five-Year Outlook". The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ, possibly materially, from those in the information. You can find many of these forward-looking statements by looking for words such as "intend," "anticipate," "believe," "estimate," "expect" or similar expressions in this prospectus.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, those listed in this section entitled "Risk Factors" and the following:

      --   economic conditions, particularly in Florida

      -- local conditions such as an oversupply of homes and homesites, residential or resort properties, or a reduction in demand for real estate in the area

      --   timing and costs associated with property developments and rentals

      --   competition from other real estate developers

      -- whether potential residents or tenants consider our properties attractive

      --   increase in operating costs, including increases in real estate taxes

      --   how well we manage our properties

      -- changes in interest rates and the performance of the financial markets

      -- decreases in market rental rates for our commercial and resort properties

      --   decreases in prices of wood products

      -- accidents involving our railroad, especially accidents involving the transportation of hazardous materials

      --   pace of development of infrastructure in northern Florida

      -- potential liability under environmental laws or other laws or regulations

      -- adverse changes in laws or regulations affecting the development of real estate

     Forward-looking statements are not guarantees of performance. You are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date made.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholder in this offering.

                            COMMON STOCK PRICE RANGE

     Our common stock is quoted on the New York Stock Exchange under the symbol "JOE". The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported on the New York Stock Exchange Composite Tape.

                                                               COMMON STOCK
                                                                   PRICE
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
YEAR ENDED DECEMBER 31, 2000
  First Quarter.............................................  $28.94   $23.06
  Second Quarter............................................   31.19    27.38
  Third Quarter.............................................   31.00    27.75
  Fourth Quarter(1).........................................   28.31    17.94
YEAR ENDED DECEMBER 31, 2001
  First Quarter.............................................   23.53    21.07
  Second Quarter............................................   27.00    22.14
  Third Quarter.............................................   29.55    23.12
  Fourth Quarter............................................   28.03    24.85
YEAR ENDING DECEMBER 31, 2002
  First Quarter.............................................   30.00    27.30
  Second Quarter (through May 23, 2002).....................   33.65    29.34

------------
(1) After the close of trading on October 9, 2000, we distributed to our common shareholders all of the shares of Florida East Coast Industries, Inc. common stock we owned. The value of the Florida East Coast Industries, Inc. shares distributed was worth approximately $9.38 per share of our common stock at the date of the distribution.

     On May 23, 2002, the last reported sale price of our common stock on the NYSE was $33.44. As of March 15, 2002, there were approximately 24,500 beneficial owners of our common stock.

                                 CAPITALIZATION

     The table below summarizes our cash position and capitalization as of March 31, 2002. You should read this information in conjunction with our financial statements and related notes and the other financial information appearing elsewhere in this prospectus.

                                                              AS OF MARCH 31,
                                                                   2002
                                                              ---------------
                                                                (UNAUDITED)
                                                              (IN THOUSANDS)
Cash, cash equivalents and marketable securities:
Cash and cash equivalents(1)................................     $  41,168
Marketable securities(2)....................................        40,559
                                                                 ---------
                                                                 $  81,727
                                                                 =========
Long-term debt:
Minimum liability owed on sale of equity securities(2)......     $  36,863
Other long-term debt(1).....................................       332,082
                                                                 ---------
                                                                   368,945
                                                                 ---------
Stockholders' equity:
Common stock, no par value; 180,000,000 shares authorized;
  96,490,417 shares issued..................................     $ 101,422
Retained earnings...........................................       792,740
Accumulated other comprehensive income......................        24,872
Restricted stock deferred compensation......................          (841)
Treasury stock at cost, 16,121,549 shares(1)................      (380,566)
                                                                 ---------
          Total stockholders' equity........................       537,627
                                                                 ---------
          Total capitalization..............................     $ 906,572
                                                                 =========

------------
(1) On April 17, 2002, we sold Arvida Realty Services, our residential real estate services operations, for approximately $170.0 million in an all cash transaction. At March 31, 2002, Arvida Realty Services had on its balance sheet $20.7 million of cash and $41.2 million of debt, which are reflected in assets and liabilities from discontinued operations on our consolidated balance sheet. These amounts are excluded from cash, cash equivalents and marketable securities and long-term debt categories in this table. We intend to use a portion of the proceeds received from the sale of Arvida Realty Services to effect the concurrent purchase of $75.0 million of our common stock from the Trust. Upon consummation of this purchase, our treasury stock will be approximately $455.0 million.

(2) Marketable securities include the fair value of equity securities and the fair value of our forward sale contracts with a major financial institution that will lead to the disposition of our investments in equity securities. The minimum liability owed on the sale of equity securities represents the cash originally received at inception of the portion of the forward sale contracts which remain unsettled as of March 31, 2002, plus interest imputed from inception at an annual rate of 7.9%. Under the forward sale contracts, our maximum liability will not, under any circumstances, exceed the fair market value of the applicable marketable securities.

                                DIVIDEND POLICY

     We paid annual cash dividends of $0.08 per share to holders of our common stock in 2002, 2001 and 2000. Although we expect to reinvest a substantial portion of our earnings in our business, we currently intend to continue to pay regular annual cash dividends. However, the declaration and payment of dividends, and the amount of any dividends, are subject to the discretion of our board of directors. The declaration, payment and amount of dividends will depend upon our:

      --   results of operations

      --   financial condition

      --   cash requirements

      --   future prospects

      --   other factors that our board of directors considers relevant

     We cannot assure you that we will continue to declare and pay dividends in the future.

                              RECENT DEVELOPMENTS

     On April 17, 2002, we completed the sale of Arvida Realty Services, our residential real estate services operations to NRT Incorporated, a subsidiary of Cendant Corporation, for approximately $170.0 million in an all cash transaction. An increase in the consolidation in the residential real estate services industry gave us the opportunity to sell Arvida Realty Services, thereby capturing significant value for our shareholders. Strategically, the sale of Arvida Realty Services further sharpens our focus on our assets in northwest Florida.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected historical financial data have been derived from our consolidated financial statements. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in this prospectus. The selected consolidated financial data for the three months ended March 31, 2002 and March 31, 2001 were derived from our unaudited financial statements which, in our opinion, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments necessary for a fair presentation of our results of operations and financial position. The consolidated statement of operations data for the three years ended December 31, 2001 and the balance sheet data as of December 31, 2001 and December 31, 2000 were derived from, and should be read in conjunction with, our audited financial statements included in this prospectus. The consolidated statement of operations data for the two years ended December 31, 1998 and the balance sheet data as of December 31, 1999, 1998 and 1997 were derived from our audited financial statements not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

                             THREE MONTHS ENDED
                                  MARCH 31,                             YEAR ENDED DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                              2002         2001         2001         2000         1999         1998         1997
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                 (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
Operating revenues(1)....  $  121,680   $   86,282   $  591,134   $  623,862   $  540,874   $  312,926   $  296,977
Operating expenses.......      88,368       59,706      449,493      399,608      392,728      213,507      215,941
Corporate expenses.......       5,319        4,180       18,793       25,115       16,361        6,569        6,514
Depreciation and
  amortization...........       4,949        4,732       21,326       44,620       43,874       36,706       28,732
Impairment losses........          --           --          500        6,455        7,162       10,238           --
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating profit.........      23,044       17,664      101,022      148,064       80,749       45,906       45,790
Other (expense) income...      93,505          (53)      (5,846)       6,184       32,448       31,704       41,982
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income from continuing
  operations before
  income taxes and
  minority interest......     116,549       17,611       95,176      154,248      113,197       77,610       87,772
Income tax expense.......      44,169        6,691       35,441       51,755       21,012       34,707       37,971
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income from continuing
  operations before
  minority interest......      72,380       10,920       59,735      102,493       92,185       42,903       49,801
Minority interest........         177           11          524        9,954       19,243       19,117       18,401
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income from continuing
  operations.............      72,203       10,909       59,211       92,539       72,942       23,786       31,400
Earnings from
  discontinued
  operations.............       1,980          119       10,994        7,784       10,061        5,052        4,053
Gain on sale of
  discontinued
  operations.............         187           --           --           --       41,354           --           --
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income...............  $   74,370   $   11,028   $   70,205   $  100,323   $  124,357   $   28,838   $   35,453
                           ==========   ==========   ==========   ==========   ==========   ==========   ==========

                             THREE MONTHS ENDED
                                  MARCH 31,                             YEAR ENDED DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                              2002         2001         2001         2000         1999         1998         1997
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                 (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
PER SHARE DATA:
Basic
Income from continuing
  operations.............  $     0.90   $     0.13   $     0.73   $     1.09   $     0.83   $     0.26   $     0.34
Earnings from
  discontinued
  operations.............        0.03           --         0.14         0.09         0.12         0.06         0.05
Gain on the sale of
  discontinued
  operations.............          --           --           --           --         0.47           --           --
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income...............  $     0.93   $     0.13   $     0.87   $     1.18   $     1.42   $     0.32   $     0.39
                           ==========   ==========   ==========   ==========   ==========   ==========   ==========
Diluted
Income from continuing
  operations.............  $     0.87   $     0.13   $     0.70   $     1.06   $     0.82   $     0.26   $     0.34
Earnings from
  discontinued
  operations.............        0.03           --         0.13         0.09         0.12         0.05         0.04
Gains on the sale of
  discontinued
  operations.............          --           --           --           --         0.46           --           --
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income...............  $     0.90   $     0.13   $     0.83   $     1.15   $     1.40   $     0.31   $     0.38
                           ==========   ==========   ==========   ==========   ==========   ==========   ==========
Dividends paid...........  $     0.08   $     0.08   $     0.08   $     0.08   $     0.02   $     0.08   $     0.07
Special
  distribution(2)........          --           --           --           --           --           --         3.67
FLA spin-off(3)..........          --           --           --         4.64           --           --           --
CASH FLOW DATA:
Net cash provided by
  (used in) operating
  activities.............  $  (33,066)  $  (24,060)  $   55,902   $    2,596   $   56,931   $   57,919   $   73,673
Net cash provided by
  (used in) investing
  activities.............      12,931      (14,710)     (78,472)     (96,643)     (56,276)    (114,639)     (19,505)
Net cash provided by
  (used in) financing
  activities.............      20,363       26,848       11,905       73,665       32,224      (62,650)    (344,614)
BALANCE SHEET DATA:
Investment in real
  estate.................  $  751,442   $  607,830   $  736,734   $  562,181   $  825,577   $  616,435   $  458,654
Cash and
  investments(4).........      81,852      207,915      205,715      203,429      330,045      305,395      516,422
Property, plant,
  equipment, net.........      39,765       60,891       49,826       59,665      386,437      360,817      356,854
Total assets.............   1,275,432    1,168,243    1,340,559    1,115,021    1,821,627    1,604,269    1,536,768
Total debt...............     368,945      377,938      498,015      296,848      147,224       34,900            0
Other liabilities........     368,860      251,588      324,471      249,089      733,549      686,072      629,964
Total stockholders'
  equity.................     537,627      538,717      518,073      569,084      940,854      883,297      906,804
SHARE DATA:
Weighted average basic...  79,836,801   82,939,359   80,959,416   84,958,872   87,690,518   90,961,941   91,695,046
Weighted average
  diluted................  82,974,001   86,012,932   84,288,746   86,867,464   88,552,552   92,285,439   93,074,541
OTHER DATA:
EBITDA from continuing
  operations.............      31,532       24,846      135,173      183,066      111,920       79,779       73,910
EBITDA from discontinued
  operations.............       4,240        2,297       27,009       20,333       23,066       12,181        8,130
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
EBITDA excluding one-time
  items(5)...............  $   35,772   $   27,143   $  162,182   $  203,399   $  134,986   $   91,960   $   82,040

------------
(1) Operating revenues include real estate revenues from brokerage commissions on sales of real estate, property sales, rental revenues and management service fees, timber sales and transportation revenues. Net operating results of the residential real estate services and sugar segments are shown separately as earnings from discontinued operations for all years presented.

(2) Approximately $359.3 million of proceeds from the sales of the communications segment, linerboard mill and container plants were held in special accounts during 1996. A special distribution of a portion of the net proceeds of the sales of $3.33 per share was paid on March 25, 1997 to shareholders of record on March 21, 1997. St. Joe made a special distribution of the remaining net proceeds of $.34 per share on December 30, 1997 to shareholders of record on December 19, 1997.

(3) On October 9, 2000, St. Joe distributed to its shareholders all of its equity interest in Florida East Coast Industries, Inc. To effect the distribution, St. Joe exchanged its 19,609,216 shares of Florida East Coast Industries, Inc. common stock for an equal number of shares of a new class of Florida East Coast Industries, Inc. common stock. On October 9, 2000, a new class of stock, Florida East Coast Industries, Inc. class B common stock, was distributed pro rata to St. Joe's shareholders in a tax-free distribution. For each share of St. Joe common stock owned of record on September 18, 2000, St. Joe's shareholders received 0.23103369 of a share of Florida East Coast Industries, Inc. class B common stock.

(4) Includes cash, cash equivalents, marketable securities and short-term investments.

(5) We use a supplemental performance measure along with net income to report our operating results. This measure is Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. However, we believe that EBITDA provides relevant information about our operations and, along with net income, is useful in understanding our operating results. EBITDA excludes gains (losses) on sale of discontinued operations except for gains (losses) from sales of assets which are classified as discontinued operations under the provision of FAS 144 and are sold in the normal course of business. EBITDA also excludes gains (losses) on sales of non-operating assets. Certain impairment losses and other one-time charges have been excluded.

                      ALFRED I. DUPONT TESTAMENTARY TRUST

     The Alfred I. duPont Testamentary Trust was established under the Last Will and Testament of Alfred I. duPont to provide testamentary dispositions to persons named in the Will and to benefit the Nemours Foundation. The Nemours Foundation is a charitable foundation provided for under the Will for the care and treatment of disabled, but not incurable, children and the elderly.

     The Trust and the Nemours Foundation together currently own 46,674,300 shares, or 58.1%, of our outstanding common stock and upon consummation of the offering will own 39,674,300 shares, or 49.36%, of our outstanding common stock, without giving effect to the $75.0 million of common stock that we have agreed to purchase concurrently with the consummation of this offering from the Trust.

     Four of the six trustees of the Trust serve as directors of St. Joe. The Trust is selling shares of our common stock in order to diversify the Trust's assets. In the future, the Trust may sell additional shares of our common stock, but has agreed with the underwriters that it will not, subject to customary exceptions, effect any sales of our common stock for a period of 180 days from the date of this prospectus without the consent of Morgan Stanley & Co. Incorporated. See "Underwriters" in this prospectus. The Trust anticipates continuing to reduce its ownership of our common stock over the next several years through open market sales, private sales, participation in our stock repurchase program or otherwise. The timing and amount of sales by the Trust is subject to a number of uncertainties, including the market price of our common stock, our prospects and general economic conditions.

REGISTRATION RIGHTS AGREEMENT AND CORPORATE GOVERNANCE

     Pursuant to an existing registration rights agreement between the Trust and us, entered into in December 1997, as amended, the Trust may require us to file a registration statement for the sale of shares of our common stock beneficially owned by the Trust, subject to specified limitations (including a minimum offering size of 7.5% of outstanding shares of common stock for all except the last demand). Upon the consummation of this offering, the Trust will have three additional opportunities to effect such demand registrations. However, the Trust may not require us to effect a demand registration within six months after the effectiveness of a registration statement pursuant to an earlier demand. In addition, the Trust has unlimited "piggy-back" registration rights under the registration rights agreement, which means the Trust may require us to register its shares of common stock when we file a registration statement to cover the sale of common stock by us or some other shareholders.

     Under the terms of the registration rights agreement, the Trust's right to director representation will depend on its beneficial ownership of our common stock:

      -- if the Trust beneficially owns at least 20% of the outstanding shares of our common stock, the Trust will be entitled to nominate two members of our board of directors, and we and our board of directors will support the election of these Trust-nominated directors

      -- if the Trust beneficially owns less than 20% but at least 5% of the outstanding shares of our common stock, the Trust will be entitled to nominate one member of our board, and we and our board of directors will support the election of this Trust-nominated director

     If the size of our board of directors is increased, the number of directors that the Trust will be entitled to nominate will be appropriately and proportionately increased.

     These corporate governance arrangements will not limit your ability, or the ability of the Trust, to vote your or its shares of common stock in any manner you or it sees fit in connection with the election of directors or otherwise.

     Under the registration rights agreement, we will bear all of the expenses of demand registrations after this offering, except the Trust will pay its own underwriting discounts and commissions, the fees and expenses of the Trust's legal counsel and financial advisors and some other expenses. In the event that a demand registration, after this offering, covers less than 10% of outstanding shares of common stock, the Trust will also pay the SEC and NASD filing fees relating to the registration. In connection with this offering, the Trust will pay its own underwriting discounts and commissions, the fees and expenses of the Trust's legal counsel and some other incidental expenses. In addition, the Trust will pay St. Joe $700,000 in reimbursement of expenses relating to the registration statement and related matters in connection with this offering.

     Under the registration rights agreement, we and the Trust have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis together with our financial statements, including the notes, appearing elsewhere in this prospectus. Certain information contained in the discussion and analysis set forth below and elsewhere in this prospectus includes forward-looking statements that involve risk and uncertainties. See "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in this prospectus.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We base these estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances. Additionally, we evaluate the results of these estimates on an on-going basis. Management's estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies reflect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

  INVESTMENT IN REAL ESTATE

     Costs associated with a specific real estate project are capitalized once we determine that a real estate project is economically viable. We capitalize external and internal costs, directly associated with the development and construction of identified real estate projects. Indirect costs, such as internal costs of a project field office, that clearly relate to a specific project under development are also capitalized. We capitalize interest, up to an amount not to exceed total interest expense, and real estate taxes on real estate projects while under development. If we determine not to complete a project, any costs previously capitalized are expensed.

  RESIDENTIAL REAL ESTATE INVENTORY AND COST OF SALES

     Real estate inventories include land and common development costs such as roads, sewers and amenities. A portion of real estate inventory and estimates for costs to complete are allocated to each unit based on the relative sales value of each unit as compared to the estimated sales value of the total project. Estimates of costs to complete for sold homes are recorded at the time of closing. Estimates of sales values or costs to complete may differ from actual results.

  REVENUE RECOGNITION--PERCENTAGE-OF-COMPLETION

     In accordance with Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate," revenue for multi-family residences under construction is recognized on the percentage-of-completion method when:

      --   construction is beyond a preliminary stage

      -- the buyer is committed to the extent of being unable to require a refund except for nondelivery of the unit

      -- sufficient units have already been sold to assure that the entire property will not revert to rental property

      --   sales price is assured

      --   costs can be reasonably estimated

     Revenue is recognized in proportion to the percentage of total costs incurred in relation to estimated total costs.

  IMPAIRMENT OF LONG-LIVED ASSETS AND GOODWILL.

     Real estate investments, other long-lived assets and goodwill are carried at the lower of cost or fair value. Whenever events or circumstances indicate that the carrying value of long-lived assets and goodwill may not be recoverable, the carrying amount of the asset is compared to the undiscounted expected future cash flows. If this comparison indicates that the asset is impaired, the amount of the impairment is calculated using discounted expected future cash flows. If management's estimate of the future cash flows differs from actual cash flows, the asset's recorded amount could be different than its fair value.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141"), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). FAS 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. FAS 141 also specifies criteria that must be met in order for intangible assets acquired in a purchase method business combination to be recognized and reported apart from goodwill. FAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of FAS 142.

     As a result of FAS 142, we have ceased amortizing $143.4 million of goodwill. We had recorded approximately $9.0 million of amortization on these amounts during 2001 and would have recorded approximately $9.5 million of amortization in 2002. In lieu of amortization, we are required to perform an initial impairment review of all goodwill in 2002 and an annual impairment review thereafter. We have completed the initial review and found no indication of impairment.

     We do not expect to record an impairment charge upon completion of the initial impairment review. However, there can be no assurance that an impairment charge will not be recorded.

     In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). FAS 144 addresses issues relating to the implementation of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and develops a single accounting method under which long-lived assets that are to be disposed of by sale are measured at the lower of book value or value less cost to sell. Additionally, FAS 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction.

     We have adopted FAS 144 beginning January 1, 2002. The adoption of FAS 144 for long-lived assets held for use has not had a material impact on our financial statements. The provisions of FAS 144 for assets held for sale or other disposal have been applied prospectively after the adoption date to newly initiated disposal activities.

RESULTS OF OPERATIONS

  QUARTER ENDED MARCH 31, 2002 COMPARED TO QUARTER ENDED MARCH 31, 2001

     Operating revenues increased $35.4 million, or 41%, to $121.7 million for the first quarter of 2002 compared to $86.3 million for the first quarter of 2001. Operating expenses for the first quarter of 2002 increased $28.7 million, or 48%, to approximately $88.4 million from $59.7 million for the first quarter of 2001. Depreciation and amortization increased $0.2 million, or 4%, to $4.9 million for the first quarter of 2002 from

$4.7 million for the first quarter of 2001. The increase is due to additional depreciation on buildings placed in service during the last year. Included in first quarter 2001 operations was goodwill amortization totaling $1.0 million. Corporate expense for the first quarter of 2002 increased $1.1 million, or 26%, to $5.3 million compared to $4.2 million for the first quarter of 2001. The increase in corporate expense was primarily due to an increase in employee benefit costs.

     Other income (expense) was $93.5 million for the first quarter of 2002 compared to ($0.1) million for the first quarter of 2001. During the first quarter of 2002, we recorded a pre-tax gain of $94.7 million, $61.6 million net of taxes, from the settlement of a portion of our forward sale contracts for marketable securities. We will settle the remaining portion of our forward sale contracts by October 15, 2002.

     Income tax expense on continuing operations for the first quarter of 2002 was $44.2 million, an effective rate of 38%, compared to $6.7 million, an effective rate of 38%, for the first quarter of 2001.

     Discontinued operations includes the results of Arvida Realty Services and the operations and gain from the sale of two commercial office buildings in the first quarter of 2002. Revenues generated by Arvida Realty Services for the first quarter of 2002 were $63.7 million, an 18% increase over $53.8 million for the first quarter of 2001. Operating expenses for Arvida Realty Services in the first quarter of 2002 were $59.9 million, a 15% increase over $52.1 million in the first quarter of 2001. Net income for Arvida Realty Services in the first quarter of 2002 was $2.0 million compared to $0.1 million in the first quarter of 2001. Net earnings before interest, taxes, depreciation and amortization for Arvida Realty Services was $4.2 million in the first quarter of 2002 compared to $2.3 million in the first quarter of 2001. Revenues, operating expenses, net income and earnings before interest, taxes, depreciation and amortization from the operations of the two commercial office buildings were less than $0.1 million for both periods. The net gain realized from the sale of the two buildings in the first quarter of 2002 was $0.2 million.

     Net income for the first quarter of 2002 was $74.4 million, or $0.90 per diluted share, compared to $11.0 million, or $0.13 per diluted share, for the first quarter of 2001.

  FIRST QUARTER RESULTS OF OPERATIONS BY BUSINESS SEGMENT

  Community Residential Development

     The table below sets forth the results of operations for our community residential development segment for the three months ended March 31, 2002 compared to the three months ended March 31, 2001.

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                              2002           2001
                                                              -----          -----
                                                                 (IN MILLIONS)
Revenues....................................................  $63.4          $39.2
Operating expenses..........................................   53.3           32.0
Depreciation and amortization...............................    0.8            0.2
Other (expense) income......................................    0.1            0.2
Pretax income from continuing operations....................    9.4            7.3
EBITDA......................................................   11.1            7.9

     Real estate sales for the first quarter of 2002 were $56.3 million compared to $35.0 million for the first quarter of 2001. The costs associated with real estate sales were $41.2 million for the first quarter of 2002 compared to $24.9 million for the first quarter of 2001.

     Following is a detail of activity by development (in millions):

                              THREE MONTHS ENDED MARCH 31, 2002            THREE MONTHS ENDED MARCH 31, 2001
                          -----------------------------------------    ------------------------------------------
                           CLOSED                 COST OF    GROSS      CLOSED                   COST      GROSS
                          UNITS(A)    REVENUES     SALES     PROFIT    UNITS(A)    REVENUES    OF SALES    PROFIT
                          --------    --------    -------    ------    --------    --------    --------    ------
                                                              ($ IN MILLIONS)
Northwest Florida:
  WaterColor............     21        $ 9.2       $ 5.1     $ 4.1        10        $11.1       $ 5.9      $ 5.2
  WaterSound............     23          6.1         2.6       3.5        --           --          --         --
  Summerwood............      9          1.3         1.2       0.1        10          1.7         1.5        0.2
  Woodrun...............      1          0.3         0.3        --         5          0.5         0.7       (0.2)
  SouthWood.............     30          4.5         3.1       1.4        13          0.8         0.4        0.4
  The Hammocks..........     10          1.1         1.0       0.1        --           --          --         --
  WindMark Beach........     12          2.5         0.6       1.9        --           --          --         --
  Other Bay County......      1          0.1         0.1        --
Northeast Florida:
  James Island..........     18          5.4         4.6       0.8         7          2.3         2.0        0.3
  RiverTown.............     --           --          --        --         5          2.0         0.3        1.7
  St. Johns Golf &
  Country Club..........     24          5.1         4.2       0.9        25          1.3         0.8        0.5
Central Florida:
  Victoria Park.........     10          1.5         1.3       0.2         3          0.2         0.2         --
North Carolina and South
  Carolina:
  Saussy Burbank........    100         19.2        17.1       2.1        58         15.1        13.1        2.0
                                       -----       -----     -----                  -----       -----      -----
Total...................               $56.3       $41.2     $15.1                  $35.0       $24.9      $10.1
                                       =====       =====     =====                  =====       =====      =====

------------
(a) Units are comprised of lot sales as well as single-family and multi-family residences.

     During the first quarter of 2002, there were 10 lots, 8 multi-family residences, and 3 single-family residences closed at WaterColor. The average price of a lot sold in the first quarter of 2002 was $279,500, compared to $518,000 in the first quarter of 2001. The average price of a multi-family unit sale in the first quarter of 2002 was $895,000, compared to $425,000 in the first quarter of 2001. There were 5 beachside multi-family units closed during the first quarter of 2002 at an average price of $1,150,000. The average price of a single-family home sold during the first quarter of 2002 was $660,000, compared to $569,000 during the first quarter of 2001. Revenue and costs of sales associated with multi-family housing units in WaterColor are recognized using the percentage of completion method of accounting.

     Other revenues from the Watercolor Inn and other resort operations, management fees and rental income totaled $2.3 million with related costs of $4.1 million for the first quarter of 2002 compared to revenues of $0.2 million and related costs of $0.9 million for the first quarter of 2001. Income from our joint venture operations was $4.8 million for the first quarter of 2002 compared to $4.0 million for the first quarter of 2001.

     The community residential development operations also had other operating expenses, including salaries and benefits of personnel and other administrative expenses, of $8.0 million for the first quarter of 2002 compared to $6.2 million for the first quarter of 2001. The increase in other operating expenses was due to increases in marketing and other administrative expenses associated with new residential developments.

  Land Sales

     The table below sets forth the results of operations for our land sales segment for the three months ended March 31, 2002 compared to the three months ended March 31, 2001.

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                              2002           2001
                                                              -----          -----
                                                                 (IN MILLIONS)
Revenues....................................................  $22.6          $17.5
Operating expenses..........................................    4.4            3.1
Other (expense) income......................................    0.2             --
Pretax income from continuing operations....................   18.4           14.4
EBITDA......................................................   18.4           14.4

     Revenues for the first quarter of 2002, excluding revenues from conservation land sales, were $15.4 million compared to $17.5 million for the first quarter of 2001. Our revenues decreased due to a lower average price per acre of land sold.

     Revenues from the sale of conservation land were $7.3 million for the first quarter of 2002. There were no conservation land sales in the first quarter of 2001.

     Operating expenses for the first quarter of 2002 were $4.4 million compared to $3.1 million for the first quarter of 2001.

  Commercial Real Estate Development and Services

     The table below shows the results of operations of our commercial real estate development and services segment for the three months ended March 31, 2002 compared to the three months ended March 31, 2001.

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                              2002           2001
                                                              -----          -----
                                                                 (IN MILLIONS)
Revenues....................................................  $23.3          $19.5
Operating expenses..........................................   20.8           17.6
Depreciation and amortization...............................    2.0            2.5
Other (expense) income......................................   (1.4)          (0.6)
Pretax income from continuing operations....................   (0.9)          (1.2)
Income from discontinued operations.........................    0.2             --
EBITDA......................................................    2.8            1.9

     Rental revenues from our operating properties were $7.3 million for the first quarter of 2002, an increase of 40%, compared to $5.2 million for the first quarter of 2001. Operating expenses for our operating properties were $2.5 million for the first quarter of 2002, an increase of 67%, compared to $1.5 million for the first quarter of 2001.

     At March 31, 2002, we had interests in 19 operating buildings with 2.5 million total rentable square feet in service, compared to 16 operating buildings with 2.1 million total rentable square feet in service at March 31, 2001. The overall occupancy rate at March 31, 2002 was 84%, compared to 85% at March 31, 2001. As of March 31, 2002 approximately 0.3 million square feet of office space is under construction.

     Net operating income (rental revenues less operating expenses) for the three months ended March 31, 2002 and March 31, 2001, from commercial income producing properties owned or managed by us is presented in the table below.

                                                     NET OPERATING
                                                      INCOME THREE
                                                      MONTHS ENDED                       PERCENTAGE
                                                       MARCH 31,               NET       LEASED AT
                                                ------------------------    RENTABLE     MARCH 31,
                              LOCATION              2002            2001   SQUARE FEET      2002
                       -----------------------  ------------        ----   -----------   ----------
                                                     (IN MILLIONS)
Harbourside..........  Clearwater, FL               $0.3            $0.4     147,000         85
Prestige Place I and
  II.................  Clearwater, FL                0.3            0.4      143,000         86
Lakeview.............  Tampa, FL                     0.3            0.3      125,000         92
Palm Court...........  Tampa, FL                     0.1            0.2       62,000         93
Westside Corporate
  Center.............  Plantation, FL                0.3            0.3      100,000         83
280 Interstate
  North..............  Atlanta, GA                   0.3            0.4      126,000         92
Southhall Center.....  Orlando, FL                   0.5             --      155,000         95
1133 20th Street.....  Washington, D.C.              0.6             --      119,000         99
1750 K Street........  Washington, D.C.              0.9             --      152,470         96
Westchase Corporate
  Center.............  Houston, TX                   0.5            0.3      184,259         82
NCCI.................  Boca Raton, FL                 --            1.2      310,000         (a)
Tree of Life.........  St. Augustine, Fl.            0.2             --       69,000        100
TNT Logistics........  Jacksonville, Fl.             0.1             --       99,000         71
Nextel Call Center...  Panama City Beach, Fl.        0.1             --       67,000        100
Other................                                0.3            0.2
                                                    ----            ----
                                                    $4.8            $3.7
                                                    ====            ====

------------
(a) These properties were sold prior to March 31, 2002.

     Operating revenues from Advantis were $13.4 million for the first quarter of 2002, a decrease of 4%, compared to $14.0 million for the first quarter of 2001. Operating revenues declined primarily due to a decrease in brokerage revenues. Operating expenses for Advantis were $15.4 million for the first quarter of 2002, an increase of 6%, compared to $14.5 million for the first quarter of 2001. Management has recently implemented a cost reduction program, the results of which are not yet reflected in our operations as of March 31, 2002. Based on the results of these cost reduction efforts, as well as overall improving market conditions and several pending brokerage transactions, Advantis' performance is expected to improve for the remainder of 2002.

     Revenues from commercial land sales were $2.5 million for the first quarter of 2002 and generated gross profit of $1.2 million. There were no commercial land sales in the first quarter of 2001.

     We have investments in various real estate developments and affiliates that are accounted for by the equity method of accounting. We reported a net loss from these investments of $0.5 million in both quarters. In the first quarter of 2002, we earned management and development fees of $0.5 million compared to $0.8 million in the first quarter of 2001.

     General and administrative expenses, which are included in operating expenses, remained the same for both quarters at $1.6 million. Depreciation and amortization decreased $0.5 million to $2.0 million for the first quarter of 2002 from $2.5 million for the first quarter of 2001.

     During the first quarter of 2002, we sold the two Park Center buildings located in Panama City, Florida for a net tax gain of $0.2 million, which is included in discontinued operations.

  Forestry

     The table below sets forth the results of operations of our forestry segment for the three months ended March 31, 2002 compared to the three months ended March 31, 2001.

                                                               THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                              ---------------
                                                              2002       2001
                                                              -----      ----
                                                               (IN MILLIONS)
Revenues....................................................  $10.3      $9.3
Operating expenses..........................................    8.0       5.7
Depreciation and amortization...............................    1.0       0.9
Other (expense) income......................................    0.6       0.5
Pretax income from continuing operations....................    1.9       3.2
EBITDA......................................................    2.9       4.0

     Operating revenues increased 11% to $10.3 million for the first quarter of 2002 compared to $9.3 million for the first quarter of 2001. The increase in operating revenues was primarily due to revenues from Sunshine State Cypress, which we acquired in the third quarter of 2001.

     Operating expenses for the first quarter of 2002 were $8.0 million compared to $5.7 million for the first quarter of 2001. The increase in operating expenses was primarily due to operating expenses associated with Sunshine State Cypress.

  Transportation

     The table below sets forth the results of operations of our transportation segment for the three months ended March 31, 2002 compared to the three months ended March 31, 2001.

                                                                  THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                              2002           2001
                                                              -----          -----
                                                                 (IN MILLIONS)
Revenues....................................................  $ 0.4          $ 0.5
Operating expenses..........................................    0.7            0.9
Depreciation and amortization...............................    0.4            0.4
Pretax income from continuing operations....................   (0.7)          (0.8)
EBITDA......................................................   (0.2)          (0.4)

     Operating revenues decreased $0.1 million to $0.4 million for the first quarter of 2002 compared to $0.5 million for the first quarter of 2001. Operating expenses decreased $0.2 million to $0.7 million for the first quarter of 2002 compared to $0.9 million for the first quarter of 2001. Operating expenses decreased due to cost cutting efforts.

     Pretax income from continuing operations was $(0.7) million for the first quarter of 2002 compared to $(0.8) million for the first quarter of 2001. Our transportation operations may continue to operate at a loss unless we are able to increase the traffic on our railroad or significantly reduce the costs associated with operating our railroad.

  YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     Revenues decreased $32.8 million, or approximately 5%, to $591.1 million in 2001, from $623.9 million in 2000, primarily due to Florida East Coast Industries, Inc. operations being included through October 9, 2000 and not in 2001. Community residential development revenues increased $97.4 million to $263.6 million in

2001, compared to $166.2 million in 2000, due to increased sales activity primarily in northwest Florida. Land sales from the St. Joe Land Company, which includes the sale of conservation lands, decreased $29.4 million to $76.2 million in 2001, compared to $105.6 million in 2000, primarily due to a large conservation land sale occurring in 2000. Commercial real estate development and services revenues increased $64.4 million to $210.8 million in 2001, compared to $146.4 million in 2000, due to an increase in real estate asset sales and rental revenues, which were partially offset by Flagler Development Company operations being included through October 9, 2000. Forestry revenues increased $1.3 million to $37.3 million compared to $36.0 million in 2000, primarily due to increased harvest volume. Transportation revenues decreased $165.9 million to $1.8 million in 2001 from $167.7 million in 2000, primarily due to Florida East Coast Industries, Inc. operations being included through October 9, 2000. Revenues not attributable to a particular segment were $1.4 million in 2001 compared to $2.0 million in 2000.

     Operating expenses for all segments increased $49.9 million, or 12%, to $449.5 million in 2001, from $399.6 million in 2000. Operating expenses in the community residential development segment increased $92.7 million to $213.5 million for 2001 compared to $120.8 million in 2000, due to increased sales activity. Land sales had operating expenses of $12.6 million for both 2001 and 2000, mostly from cost of property sold. Commercial real estate development and services operating expenses increased $76.2 million to $191.9 million in 2001, from $115.7 million in 2000, primarily due to an increase in the cost of real estate asset sales associated with increased revenues, partially offset by Flagler Development Company operating expenses, which were included through October 9, 2000. Forestry's operating expenses increased $4.9 million to $26.5 million in 2001, from $21.6 million in 2000, primarily due to increased harvest volume. Transportation operating expenses decreased $123.5 million to $3.6 million in 2001, from $127.1 million in 2000, primarily as a result of Florida East Coast Industries, Inc. operations being included through October 9, 2000. There were $1.4 million and $1.8 million in operating expenses in 2001 and 2000, respectively, not attributable to any particular segment.

     Corporate expense, which represents corporate general and administrative expenses, decreased $6.3 million, or 25%, to $18.8 million in 2001, from $25.1 million in 2000. The decrease is primarily due to costs totaling $5.5 million incurred by us in 2000 relating to the spin-off of Florida East Coast Industries, Inc. In addition, included in 2001 corporate expense is prepaid pension income of $11.6 million compared to $11.1 million in 2000.

     Depreciation and amortization decreased $23.3 million, or 52%, to $21.3 million in 2001, compared to $44.6 million in 2000. The decrease is primarily due to the inclusion of Florida East Coast Industries, Inc. operations through October 9, 2000 only, which was partially offset by an increase in depreciation and amortization resulting from expenditures for commercial and residential operating property and acquisitions.

     We recorded an impairment loss of $0.5 million in 2001, compared to impairment losses totaling $6.5 million in 2000. The 2001 impairment loss was related to a commercial property. In 2000, an impairment loss in the amount of $3.4 million was recorded related to our transportation operation Apalachicola Northern Railroad Company. Also in 2000, Florida East Coast Industries, Inc. wrote-off goodwill totaling $3.1 million related to its trucking subsidiary.

     Other (expense) income was $(5.8) million in 2001 compared to $6.2 million in 2000. Other (expense) income is made up of investment income, interest expense, gains on valuation of derivatives, gains on sales and dispositions of assets and other income. Investment income decreased to $5.1 million in 2001, from $11.4 million in 2000, primarily due to the inclusion of Florida East Coast Industries, Inc. operations through October 9, 2000. Interest expense increased $5.3 million to $17.3 million in 2001 compared to $12.0 million in 2000, primarily due to our borrowings on our senior revolving credit facility and new mortgages on commercial property. We recorded no gains on sales and dispositions of assets in 2001, compared to $1.7 million in 2000. Other income was $6.3 million in 2001 compared to $5.0 million in 2000. Other income for 2001 includes a $4.0 million gain on valuation of derivatives.

     Income tax expense on continuing operations totaled $35.4 million in 2001 compared to $51.8 million for 2000. Our effective tax rate for 2001 is 37%. As a result of the Florida East Coast Industries, Inc. spin-off, we reversed our deferred tax liability previously recorded on the undistributed earnings of Florida East Coast

Industries, Inc. and, consequently, a deferred income tax benefit of $8.9 million was recorded in our 2000 operations. Excluding the $8.9 million, our effective tax rate would have been 39% in 2000.

     Discontinued operations included the results of Arvida Realty Services, our residential real estate services operations. Revenues generated by Arvida Realty Services in 2001 were $277.3 million, an 8% increase from $257.0 million in 2000. Operating expenses for Arvida Realty Services in 2001 were $252.9 million, a 6% increase from $239.0 million in 2000. Net income for Arvida Realty Services in 2001 was $11.0 million compared to $7.8 million in 2000. Net earnings before interest, taxes, depreciation and amortization for Arvida Realty Services were $27.0 million in 2001 compared to $20.3 million in 2000.

     Net income for 2001 was $70.2 million, or $0.83 per diluted share, compared to $100.3 million, or $1.15 per diluted share, in 2000.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Revenues increased $83.0 million, or 15%, to $623.9 million in 2000, from $540.9 million in 1999. Community residential development revenues increased $50.8 million to $166.2 million in 2000, compared to $115.4 million in 1999, due to increased sales activity primarily in northwest Florida. Land sales from the St. Joe Land Company increased $101.7 million to $105.6 million in 2000, compared to $3.9 million in 1999. Commercial real estate development and services revenues decreased $48.1 million to $146.4 million in 2000, from $194.5 million in 1999, due to the inclusion of Flagler Development Company operations through October 9, 2000. Forestry revenues increased $7.9 million to $36.0 million in 2000, compared to $28.1 million in 1999, primarily due to increased lump sum bid timber sales. Transportation revenues decreased $33.5 million to $167.7 million in 2000, from $201.2 million in 1999, due to Florida East Coast Industries, Inc. operations being included only through October 9, 2000, the effective date of the Florida East Coast Industries, Inc. spin-off. Revenues not attributable to a particular segment were $2.0 million in 2000, compared to a loss of $2.2 million recorded on an investment in an unconsolidated affiliate which is not attributable to a particular segment in 1999.

     Operating expenses for all segments increased $6.9 million, or 2.0%, to $399.6 million in 2000, from $392.7 million in 1999. Operating expenses in the community residential development segment increased $44.7 million to $120.8 million for 2000, compared to $76.1 million in 1999, due to increased sales activity. Land sales had operating expenses of $12.6 million, mostly from cost of property sold. Commercial real estate development and services operating expenses decreased $25.1 million to $115.7 million in 2000, from $140.8 million in 1999, primarily due to Flagler Development Company operating expenses being included for a partial year. Forestry's operating expenses increased $3.2 million to $21.6 million in 2000 from $18.4 million in 1999. Transportation operating expenses decreased $29.8 million to $127.1 million in 2000, from $156.9 million in 1999, as a result of Florida East Coast Industries, Inc. being included for a partial year. Transportation operating expenses for 1999 included special charges of $8.2 million and increased costs due to a new management team being put in place at Florida East Coast Industries, Inc. There were $1.8 million and $(0.3) million in operating expenses in 2000 and 1999, respectively, not attributable to any particular segment.

     Corporate expense, which represents corporate general and administrative expenses, increased $8.7 million, or 53.0%, to $25.1 million in 2000 from $16.4 million in 1999. In 2000, we incurred costs totaling $5.5 million relating to the spin-off of Florida East Coast Industries, Inc., compared to $1.0 million of spin-off related costs incurred in 1999. Prepaid pension income of $11.1 million is included in 2000 corporate expense, compared to $10.1 million in 1999. The remainder of the increase is primarily due to increased employee salaries and benefits.

     Depreciation and amortization increased $0.7 million, or 2.0%, to $44.6 million in 2000 from $43.9 million in 1999. The majority of the increase was due to increased amortization of goodwill.

     We recorded impairment losses totaling $6.5 million in 2000, compared to $7.2 million in 1999. In 2000, an impairment loss in the amount of $3.4 million was recorded related to our transportation operation, Apalachicola Northern Railroad Company. Also in 2000, Florida East Coast Industries, Inc. wrote-off goodwill totaling $3.1 million related to its trucking subsidiary. The 1999 impairments related to an investment in a company involved in the entertainment industry of $5.2 million and a $2.0 million note receivable of Florida East Coast Industries, Inc.'s subsidiaries.

     Other income was $6.2 million in 2000, compared to $32.4 million in 1999. Other income is made up of investment income, interest expense, gains on sales and dispositions of assets and other income. Investment income was $11.4 million in 2000 compared to $11.7 million in 1999, the increase resulting from higher investment yields. Interest expense was $12.0 million in 2000 compared to $2.2 million in 1999, due to the borrowings on our revolving credit facility. Gain on sales and dispositions of assets was $1.7 million in 2000 compared to $15.5 million in 1999, resulting primarily from a 1999 timberland sale which had a net gain of $8.7 million. Other income was $5.0 million in 2000 compared to $7.4 million in 1999.

     Income tax expense on continuing operations totaled $51.8 million in 2000, compared to $21.0 million for 1999. As a result of the Florida East Coast Industries, Inc. spin-off, we reversed our deferred tax liability previously recorded on the undistributed earnings of Florida East Coast Industries, Inc. and, consequently, a deferred income tax benefit of $8.9 million was recorded in our 2000 operations. Excluding the $8.9 million, our effective tax rate would have been 39% in 2000. During 1999, we recorded a $26.8 million deferred income tax benefit related to the excise tax on our pension surplus. In 1996, we sold the majority of our paper operations, which resulted in a substantial reduction in employees. Management, at the time, determined that the over-funded status of the pension plans would probably not be realized other than by a plan termination and reversion of assets. Since 1996, we had recorded deferred income tax expense on our pension surplus at the statutory rate plus a 50% excise tax that would be imposed if we were to liquidate our pension plans and revert the assets back to us. In light of events, including several acquisitions, which significantly increased the number of participants in the pension plan, along with plan modifications and our growth strategy, management reevaluated how the pension plan surplus could be utilized. Management believes it is probable that we will utilize the pension surplus over time without incurring the 50% excise tax. Therefore, we reversed the deferred tax liability related to the 50% excise tax amounting to $26.8 million as a deferred income tax benefit in our 1999 operations. Income taxes on the change in pension surplus will be recorded at the statutory rate in future periods. Excluding the $26.8 million deferred income tax benefit relating to the pension plan reversal, income tax expense for 1999 would have been $47.8 million for an effective rate of 42%.

     Discontinued operations include the results of Arvida Realty Services, our residential real estate services operations. Revenues generated by Arvida Realty Services in 2000 were $257.0 million, a 23% increase from $209.5 million in 1999. Operating expenses for Arvida Realty Services in 2000 were $239.0 million, a 21% increase from $196.9 million in 1999. Net income for Arvida Realty Services in 2000 was $7.8 million compared to $4.7 million in 1999. Net earnings before interest, taxes, depreciation and amortization for Arvida Realty Services were $20.3 million in 2000 compared to $14.0 million in 1999.

     As a result of the sale of Talisman, our sugar assets, in 1999, our sugar operations are reported as a discontinued operation for 1999. Revenues for sugar in 1999 were $44.0 million. Related operating expenses were $35.0 million and net income was $5.4 million in 1999. Results for 1999 included income from discontinued operations of the discontinued sugar operation of $5.4 million. Also included in 1999 was a $71.8 million gain, or $41.4 million, net of taxes, on the disposition of the sugar operations assets.

     Net income for 2000 was $100.3 million, or $1.15 per diluted share, compared to $124.4 million, or $1.40 per diluted share, in 1999.

  ANNUAL RESULTS OF OPERATIONS BY BUSINESS SEGMENT

  Community Residential Development

     The table below sets forth the results of operations of our community residential development segment for the three years ended December 31, 2001.

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               2001      2000      1999
                                                              ------    ------    ------
                                                                    (IN MILLIONS)
Revenues....................................................  $263.6    $166.2    $115.4
Operating expenses..........................................   213.5     120.8      76.1
Depreciation and amortization...............................     2.0       0.3      (0.5)
Other income (expense)......................................     0.4       0.5      (0.2)
Pretax income from continuing operations....................    48.5      45.6      39.6
EBITDA, gross...............................................    54.7      47.3      39.7
EBITDA, net.................................................    54.0      47.2      40.3

     Year Ended December 31, 2001 Compared to Year Ended December 31,
2000. Total revenues increased $97.4 million, or 58.6%, to $263.6 million in 2001, from $166.2 million in 2000. Operating expenses, including cost of sales and administrative expenses, increased $92.7 million, or 76.7%, to $213.5 million in 2001, from $120.8 million in 2000.

     Sales of homes and home sites totaled $235.6 million with related cost of sales of $173.4 million during 2001 compared to sales of $138.4 million in 2000 with related cost of sales of $97.2 million. Following is a detail of activity by development:

                          YEAR ENDED DECEMBER 31, 2001             YEAR ENDED DECEMBER 31, 2000
                          -----------------------------            -----------------------------
                           CLOSED               COST OF   GROSS     CLOSED               COST OF   GROSS
                          UNITS(A)   REVENUES    SALES    PROFIT   UNITS(A)   REVENUES    SALES    PROFIT
                          --------   --------   -------   ------   --------   --------   -------   ------
                                                          ($ IN MILLIONS)
Northwest Florida:
  WaterColor............      91      $ 52.7    $ 28.3    $24.4       75       $ 36.9     $16.6    $20.3
  WaterSound............      44        14.1       5.9      8.2       --           --        --       --
  Summerwood............      58         8.9       7.8      1.1       46          6.4       5.6      0.8
  Woodrun...............      20         1.2       1.1      0.1       21          2.8       2.7      0.1
  SouthWood.............      96        10.3       7.8      2.5       --           --        --       --
  Retreat...............      --          --        --       --        8          3.2       0.2      3.0
  Driftwood.............       3         0.4       0.1      0.3       24          3.0       0.6      2.4
  Camp Creek Point......      --          --        --       --        1          0.6       0.1      0.5
  The Hammocks..........      42         5.4       4.7      0.7       --           --        --       --
  WindMark Beach........      20         4.0       1.2      2.8       --           --        --       --
  Other Bay County......      14         0.4       0.1      0.3       11          0.6       0.2      0.4
Northeast Florida:
  James Island..........      76        24.7      21.3      3.4       94         27.7      24.8      2.9
  RiverTown.............       8         3.0       0.2      2.8       15          4.9       0.8      4.1
  St. Johns Golf &
    Country Club........     135        22.5      18.1      4.4       --           --        --       --
  Hampton Park..........       1         0.3       0.2      0.1       --           --        --       --
Central Florida:
  Victoria Park.........      27         3.4       2.5      0.9       --           --        --       --
North Carolina and South
  Carolina:
  Saussy Burbank........     397        84.3      74.1     10.2      254         52.3      45.6      6.7
                           -----      ------    ------    -----      ---       ------     -----    -----
Total...................   1,032      $235.6    $173.4    $62.2      549       $138.4     $97.2    $41.2
                           =====      ======    ======    =====      ===       ======     =====    =====

------------
(a) Units are comprised of lot sales as well as single-family and multi-family residences.

     During 2001, there were 50 lots, 34 multi-family units and 7 single-family units closed at WaterColor, generating gross profit of $24.4 million, compared to 66 lots and 9 multi-family units closed during 2000, generating a gross profit of $20.3 million. The average price of a lot sold in 2001 was $376,000, including 11 Gulf-front lots which sold for an average of $853,000 each. The average price of a lot sold in 2000 was $335,000, including three Gulf-front lots which sold for an average of $1,228,000 each. The average price for a multi-family unit sale in 2001 was $825,000, compared to $402,000 in 2000. Included in 2001 were 16 beachside condominiums with an average price of $1,254,000. Revenue and cost of sales associated with multi-family housing units in WaterColor are recognized using the percentage of completion method of accounting. During 2001, $27.9 million of revenue was recognized using the percentage of completion method, compared to $14.8 million in 2000.

     Other revenues for the community residential development segment included management fees and rental income of $4.1 million with related costs of $7.4 million in 2001, compared to $0.6 million in revenues and $4.4 million in related costs in 2000. The increase was primarily due to club operations in northwest Florida.

     In 2000, we recorded revenue from land sales in northwest Florida of $10.1 million with related costs of $3.8 million. There were no land sales for this segment in 2001.

     The community residential development operations also had other operating expenses, including salaries and benefits of personnel and other administrative expenses, of $32.7 million in 2001, compared to $15.4 million in 2000. The increase in other operating expenses was due to increases in marketing and other administrative expenses associated with new residential development.

     Income from our investment in Arvida/JMB Partners, L.P., which is included in operating revenues, was $24.0 million for 2001, compared to $16.1 million in 2000. We also recognized a loss from other joint ventures of $(0.1) million during 2001, compared to income of $1.0 million during 2000.

     Management believes demand will continue at or better than historical levels over the near term for its community residential developments.

     Year Ended December 31, 2000 Compared to Year Ended December 31,
1999. Total revenues increased $50.8 million, or 44.0%, to $166.2 million in 2000, from $115.4 million in 1999. Operating expenses, including cost of sales and administrative expenses, increased $44.7 million, or 58.7%, to $120.8 million in 2000 from $76.1 million in 1999.

     Sales of homes and home sites totaled $138.4 million with related cost of sales of $97.2 million in 2000 compared to sales of $96.0 million with related cost of sales of $61.7 million in 1999. Following is a detail of activity by development:

                          YEAR ENDED DECEMBER 31, 2000             YEAR ENDED DECEMBER 31, 1999
                          -----------------------------            -----------------------------
                           CLOSED               COST OF   GROSS     CLOSED               COST OF   GROSS
                          UNITS(A)   REVENUES    SALES    PROFIT   UNITS(A)   REVENUES    SALES    PROFIT
                          --------   --------   -------   ------   --------   --------   -------   ------
                                                          ($ IN MILLIONS)
Northwest Florida:
WaterColor..............     75       $ 36.9     $16.6    $20.3       --       $  --      $  --    $  --
Retreat.................      8          3.2       0.2      3.0       82        34.5        8.8     25.7
Driftwood...............     24          3.0       0.6      2.4       --          --         --       --
Other northwest
  Florida...............     79         10.4       8.6      1.8       55        10.8        6.4      4.4
Northeast Florida:
James Island............     94         27.7      24.8      2.9       51        14.2       13.1      1.1
RiverTown...............     15          4.9       0.8      4.1       --          --         --       --
North Carolina and South
  Carolina:
Saussy Burbank..........    254         52.3      45.6      6.7      180        36.5       33.4      3.1
                            ---       ------     -----    -----      ---       -----      -----    -----
Total...................    549       $138.4     $97.2    $41.2      368       $96.0      $61.7    $34.3
                            ===       ======     =====    =====      ===       =====      =====    =====

------------
(a) Units are comprised of lot sales as well as single-family and multi-family residences.

     In 2000, we recorded revenue from land sales in northwest Florida of $10.1 million with related cost of sales of $3.8 million. The community residential development segment recorded no land sales in 1999. Other revenues from management fees and rental income totaled $0.6 million with related costs of $4.4 million in 2000, compared to $1.6 million in revenues and $1.3 million in related costs in 1999. Other operating expenses, which include noncapitalizable administrative costs, marketing costs, deal pursuit costs and predevelopment costs relating to community development, totaled $15.4 million in 2000 compared to $13.1 million in 1999.

     Income from our investment in Arvida/JMB Partners, L.P., which was included in operating revenues, was $16.1 million in 2000 compared to $17.8 million in 1999. Our income from other joint ventures was $1.0 million in 2000, compared to $0.3 million in 1999.

  Land Sales

     The table below sets forth the results of operations of our land sales segment for the three years ended December 31, 2001.

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                              2001        2000        1999
                                                              -----   -------------   ----
                                                                     (IN MILLIONS)
Revenues....................................................  $76.2      $105.6       $3.9
Operating expenses..........................................   12.6        12.6        0.8
Depreciation and amortization...............................    0.1         0.1         --
Other income................................................    0.3         0.7         --
Pretax income from continuing operations....................   63.8        93.6        3.1
EBITDA, net.................................................   63.9        93.6        3.1

     Year Ended December 31, 2001 Compared to Year Ended December 31,
2000. During 2001, the land sales division, excluding conservation lands, had revenues of $51.7 million, which represented sales of 169 parcels totaling 26,549 acres at an average price of $1,947 per acre. During 2000, the land sales division, excluding conservation lands, had revenues of $58.8 million, which represented sales of 132 parcels totaling 27,289 acres at an average price of $2,048 per acre.

     Gross profit resulting from land sales, excluding conservation lands, totaled $45.7 million, or 88% of total revenue, for 2001 compared to $51.3 million, or 87% of total revenue, for 2000.

     During 2001, we sold a total of 18,070 acres of conservation land for $24.4 million at an average price of $1,351 per acre. Included in the sale of 18,070 acres of conservation land were:

      -- a sale of a 10,681-acre area called Snipe Island in Taylor County to the state of Florida for approximately $10.0 million

      -- a sale of a 372-acre parcel near Toreya State Park in Florida for approximately $653,000

      -- a sale of a 1,011-acre parcel in Bay County called Hobbs Pasture to the Northwest Florida Water Management District for $3.6 million

      -- a sale of a 3,406-acre parcel in East Bay Apalachicola in Franklin County to the state of Florida for $6.4 million with the assistance of The Nature Conservancy

      -- a sale of a 2,600-acre area in Devil's Swamp in Walton County, Florida to the Northwest Florida Water Management District for $3.7 million

     During 2000, we sold 24,310 acres of conservation land for $46.8 million at an average price of $1,927 per acre. Included in the sale of 24,310 acres of conservation land was the sale of 8,867 acres of conservation land to the state of Florida for $16.3 million and the sale of 15,443 acres in southwest Georgia to The Nature Conservancy for $30.5 million. Gross profit resulting from conservation land sales totaled $22.7 million, or 93% of total revenue, for 2001, compared to $44.1 million, or 94% of total revenue, for 2000.

     Land sales may not continue at historical levels due to the several large-acre sales in 2001 and 2000, which may not be duplicated. Additionally, no assurance can be given that conservation land sales will continue at historical levels because of a potential decline in government spending on acquisition of conservation lands.

     Year Ended December 31, 2000 Compared to Year Ended December 31,
1999. During 2000, the land sales division, excluding conservation lands, had revenues of $58.8 million, which represented sales of 132 parcels totaling 27,289 acres at an average price of $2,048 per acre. During 1999, the land sales division had revenues of $3.9 million, representing sales of 19 parcels totaling 1,018 acres at an average price of $3,831 per acre.

     Gross profit resulting from land sales, excluding conservation lands, totaled $51.3 million, or 87% of total revenue, for 2000, as compared to $3.6 million, or 95% of total revenue, for 1999.

     During 2000, we sold 24,310 acres of conservation land for $46.8 million at an average price of $1,927 per acre. Gross profit resulting from conservation land sales totaled $44.1 million, or 94% of total revenue, for 2000. There were no conservation land sales in 1999.

  Commercial Real Estate Development and Services

     The table below sets forth the results of operations of our commercial real estate development and services segment for the three years ended December 31, 2001.

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                               2001        2000         1999
                                                              ------   -------------   ------
                                                                       (IN MILLIONS)
Revenues....................................................  $210.8      $146.4       $194.5
Operating expenses..........................................   191.9       115.7        140.8
Depreciation and amortization...............................    10.0        20.9         18.9
Impairment loss.............................................     0.5          --           --
Other income (expense)......................................    (3.3)       (0.3)          --
Pretax income (loss) from continuing operations.............     5.1         9.5         34.8
EBITDA, gross...............................................    18.8        31.5         54.1
EBITDA, net.................................................    18.7        17.9         30.3

     The operations of the commercial real estate development and services segment include:

      --   the development and acquisitions of properties

      -- development and management of the Flagler Development Company real estate portfolio

      --   the Advantis service businesses

      --   investments in affiliates, including the Codina Group, Inc.

     Until October 9, 2000, we owned 54% of Florida East Coast Industries, Inc. and Flagler Development Company, which is a wholly owned real estate subsidiary of Florida East Coast Industries, Inc.

     Year Ended December 31, 2001 Compared to Year Ended December 31,
2000. Revenues contributed by Florida East Coast Industries, Inc. operations for 2000 totaled $49.5 million. In 2000, pretax income from continuing operations from Florida East Coast Industries, Inc. was $14.5 million.

     During 2001, we realized $132.2 million in revenue from real estate sales. On April 12, 2001, we sold the NCCI center, a 310,000-square-foot building we had developed through the Codina Group, Inc. in Boca Raton, Florida, for $52.5 million. We recorded a pretax gain of approximately $4.4 million on the sale. Also in April 2001, we sold two Texas properties. The combined sales proceeds from the sale of the 3001 Knox Street parcel in Dallas and the 1200 Post Oak property in Houston were approximately $12.5 million. We recorded a pretax gain of $0.6 million on the sale. On October 11, 2001, we sold the 160,000-square-foot facility we had developed through the Codina Group, Inc. for IBM Corporation at Beacon Square in Boca Raton, Florida for $33.8 million. We recorded a pretax gain of approximately $5.7 million on the sale. Other land sales during 2001, primarily representing sales of Texas real estate, totaled $33.4 million, with a pretax gain of $2.9 million. In 2001, the total cost of revenue from real estate sales was $118.6 million.

     In the first quarter of 2000, we sold the Homeside Lending building in Jacksonville, Florida for gross proceeds of $16.0 million and had cost of sales of approximately $14.4 million resulting in a $1.6 million pretax gain. Other real estate sales in 2000 totaled $4.2 million with cost of sales of $5.6 million. Through October 9, 2000, Flagler Development Company sold real estate properties for gross proceeds of $6.7 million with cost of sales of $2.5 million.

     Revenues from rental operations in 2001 were from properties we owned. Revenues from rental operations in 2000 are made up of rental revenues from operating properties we owned for the entire year and rental revenues from Flagler Development Company operating properties and Florida East Coast Railway Company owned rental properties through October 9, 2000.

     Rental revenues generated by operating properties we owned were $20.2 million in 2001, compared to $10.4 million in 2000. Operating expenses relating to these revenues were $7.8 million in 2001, compared to

$4.3 million in 2000. As of December 31, 2001, we had interests in 18 operating properties with 2.4 million total rentable square feet in service. Approximately
0.4 million square feet of office space was in predevelopment or under construction as of December 31, 2001.

     Net operating income (rental revenues less operating expenses) for 2001 and 2000 from commercial income producing properties owned or managed by us during these years is presented in the table below.

                                                  NET OPERATING                    PERCENTAGE
                                                     INCOME            NET         LEASED AT
                                                  -------------     RENTABLE      DECEMBER 31,
                                  LOCATION        2001     2000    SQUARE FEET        2001
                              ----------------    -----    ----    -----------    ------------
                                                  (IN MILLIONS)
Harbourside.................  Clearwater, FL      $ 1.3    $1.6      147,000           81%
Prestige Place I and II.....  Clearwater, FL        1.4    1.4       143,000           89
Lakeview....................  Tampa, FL             1.3    0.9       125,000           90
Palm Court..................  Tampa, FL             0.6    0.3        62,000           93
Westside Corporate Center...  Plantation, FL        1.0    0.3       100,000           85
280 Interstate North........  Atlanta, GA           1.4     --       126,000           92
Southhall Center............  Orlando, FL           1.6     --       155,000           95
1133 20th Street............  Washington, D.C.      0.9     --       119,000           99
1750 K Street...............  Washington, D.C.      0.1     --       152,470           96
Westchase Corporate
  Center....................  Houston, TX           1.4    0.3       184,259           83
1200 Post Oak...............  Houston, TX            --    0.1       107,000          (a)
Park Center.................  Panama City, FL       0.2    0.2        22,210           81
NCCI........................  Boca Raton, FL        1.4    1.0       310,000          (a)
Other.......................                       (0.2)    --
                                                  -----    ----
Total.......................                      $12.4    $6.1
                                                  =====    ====

------------
(a) These properties were sold in 2001.

     In 2000, rental revenues generated by Flagler Development Company owned operating properties and Florida East Coast Industries, Inc. rental properties were $42.8 million. Operating expenses on rental revenues, excluding depreciation, were $14.9 million in 2000.

     Advantis generated operating revenues of $56.0 million in 2001, compared to $63.0 million in 2000, a decrease of 11% due to decreases in the revenues associated with construction contracts and brokerage services, which were partially offset by an increase in property management revenues. Advantis operating expenses, excluding depreciation, were $58.8 million in 2001, compared to $62.4 million in 2000, a decrease of 6%, primarily due to decreases in construction costs and brokerage related expenses, which were partially offset by an increase in property management expenses. Advantis' expenses included commissions paid to brokers, property management expenses, office administration expenses and construction costs. Advantis recorded a pretax loss of $5.2 million for 2001, compared to a pretax loss of $1.4 million for 2000. In 2001, Advantis put in place a new management team and has instituted changes in its property management, recruiting and staffing. Management believes that, as a result of the management changes, operational changes, and an expected improvement in market conditions, Advantis' performance should improve in 2002.

     We have investments in various real estate developments and affiliates that are accounted for by the equity method of accounting. Earnings from these investments contributed $0.2 million to this segment's revenues in 2001, compared to $1.3 million in 2000. In 2001, we had management and development fees of $2.2 million.

     General and administrative expenses, which are included in operating expenses, were $6.7 million in 2001 compared to $11.6 million in 2000. The decrease was primarily due to a decrease in payroll costs.

     Depreciation and amortization was $10.0 million in 2001 compared to $20.9 million in 2000. Included in depreciation and amortization for 2000 was $14.2 million related to Flagler Development Company. Excluding Flagler Development Company operations, depreciation and amortization increased $3.3 million, primarily as a result of an increase in operating properties.

     Year Ended December 31, 2000 Compared to Year Ended December 31,
1999. Revenues contributed by Florida East Coast Industries, Inc. for 2000 were $49.5 million, compared to $126.7 million in 1999. Pretax income from continuing operations from Florida East Coast Industries, Inc. was $14.5 million in 2000, compared to $36.0 million in 1999.

     In the first quarter of 2000, we sold the Homeside Lending building in Jacksonville, Florida for gross proceeds of $16.0 million and had cost of sales of approximately $14.4 million resulting in a $1.6 million pretax gain. Other land sales in 2000 totaled $4.2 million with cost of sales of $5.6 million. In 1999, we had land sales of $1.9 million.

     Revenues from rental operations in 2000 are made up of rental revenues from operating properties we owned for the entire year and rental revenues from Flagler Development Company operating properties and Florida East Coast Railway Company owned rental properties through October 9, 2000.

     Rental revenues from operating properties owned by us were $10.4 million in 2000, with operating expenses relating to these revenues of $4.3 million. We had $1.6 million of rental revenues in 1999 with $0.5 million in operating expenses relating to those revenues. As of December 31, 2000, we had interests in 12 operating properties with 1.7 million total rentable square feet in service. As of December 31, 2000, approximately 0.6 million square feet of office space was in predevelopment or under construction.

     Rental revenues from Flagler Development Company and Florida East Coast Industries, Inc. operating properties through October 9, 2000 were $44.8 million, compared to $51.9 million for the full year of 1999. Operating expenses associated with these rental revenues, excluding depreciation, were $14.9 million for 2000, compared to $17.8 million in 1999.

     Advantis generated operating revenues of $63.0 million in 2000, an increase of 6.6%, compared to $59.1 million in 1999. The increase was primarily due to an increase in office leasing transactions. Advantis operating expenses were $62.4 million in 2000, an increase of 10.2%, compared to $56.6 million in 1999. The increase in operating expense was primarily due to increased brokerage commissions as well as increased office administration costs. Advantis' expenses include commissions paid to brokers, property management expenses, office administration, and construction costs.

     We have investments in various real estate developments and affiliates that are accounted for by the equity method of accounting. Earnings from these investments contributed $1.3 million to this segment's revenues in 2000 compared to $2.4 million in 1999. In 1999, we had management and development fees of $1.9 million.

     General and administrative expenses, which are included in operating expenses, were $11.6 million in 2000, compared to $10.0 million in 1999. Depreciation and amortization was $20.9 million in 2000, compared to $18.9 million in 1999. The increase is attributable to additional goodwill amortization of $1.2 million and additional depreciation on operating properties of $0.8 million.

  Forestry

     The table below sets forth the results of operations of our forestry segment for the three years ended December 31, 2001.

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                          2001       2000       1999
                                                          -----      -----      -----
                                                                 (IN MILLIONS)
Revenues................................................  $37.3      $36.0      $28.1
Operating expenses......................................   26.5       21.6       18.4

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                          2001       2000       1999
                                                          -----      -----      -----
                                                                 (IN MILLIONS)
Depreciation and amortization...........................    3.9        3.2        2.3
Other income (expense)..................................    2.1        2.5       11.3
Pretax income (loss) from continuing operations.........    9.0       13.5       18.7
EBITDA, net.............................................   13.0       16.7       12.2

     During 2000, St. Joe's major pulpwood customer, Florida Coast Paper Company, L.L.C., filed for protection from its creditors in the Federal Bankruptcy Court for the District of Delaware. Pursuant to an order entered by the Bankruptcy Court, the amended fiber supply agreement between us and Florida Coast Paper Company, L.L.C. was terminated, effective June 30, 2000. On July 1, 2000, a new fiber agreement with the surviving entity, Smurfit-Stone Container Corporation, went into effect. The agreement is for twelve years and requires an annual pulpwood volume of 700,000 tons per year that must come from lands we own in fee simple. Approximately 290,000 acres are encumbered, subject to certain restrictions, by this agreement, although the obligation may be transferred to a third party if a parcel is sold.

     During 2001, we purchased Sunshine State Cypress, a small cypress sawmill and mulch processing plant, for $5.5 million in cash.

     Year Ended December 31, 2001 Compared to Year Ended December 31,
2000. Revenues for the forestry segment were $37.3 million in 2001, an increase of 3.6%, compared to $36.0 million in 2000. Total sales under our fiber agreement with Smurfit-Stone Container Corporation were $14.3 million in 2001 compared to $16.5 million in 2000. The decrease in sales is due to decreasing prices under the terms of the fiber agreement, partially offset by an increase in volume. Sales to other customers totaled $21.1 million (873,000 tons) in 2001 compared to $18.5 million (678,000 tons) in 2000. The increase in sales to other customers is due to an increase in volume, partially offset by a decrease in prices. We also realized $1.5 million in revenues in 2001 from Sunshine State Cypress. The forestry segment recorded revenues from land sales of $0.4 million in 2001, compared to $1.0 million in 2000.

     Operating expenses increased $4.9 million, or 22.7%, to $26.5 million in 2001, from $21.6 million in 2000. Cost of sales, included in operating expenses, increased $4.5 million to $24.3 million in 2001, compared to $19.8 million in 2000. The increase in the cost of sales was due to higher harvest volumes and the addition of cost of sales of $1.5 million from Sunshine State Cypress. Cost of sales as a percentage of sales was higher in 2001 because the lump sum timber sales in 2000 did not incur cut and haul charges. Other operating expenses were $2.2 million in 2001, compared to $1.8 million in 2000.

     Year Ended December 31, 2000 Compared to Year Ended December 31,
1999. Revenues increased $7.9 million, or 28.1%, to $36.0 million in 2000, compared to $28.1 million in 1999. Sales under the fiber agreement were $16.5 million (682,000 tons) in 2000, compared to $18.2 million (643,000 tons) in 1999. The lower sales generated in 2000 compared to 1999 relate to lower delivered price of wood under the terms of the fiber agreement. Sales to other customers increased to $18.5 million (678,000 tons) in 2000 from $9.4 million (376,000 tons) in 1999. In the first quarter of 2000, we conducted several lump sum bid timber sales to take advantage of favorable market conditions. We did not conduct such sales in 1999, as the market conditions were not favorable for such sales. Revenues in 2000 included bulk land sales of $1.0 million compared to $0.5 million in 1999.

     Operating expenses increased $3.2 million, or 11.4%, to $21.6 million in 2000, compared to $18.4 million in 1999. Cost of sales, included in operating expenses, increased $3.1 million, or 18.6%, to $19.8 million in 2000, compared to $16.7 million in 1999, due to higher harvest volumes. Cost of sales as a percentage of sales were lower in 2000 than in 1999, due to the lump sum timber sales in 2000, which do not incur cut and haul charges. Other operating expenses were $1.8 million in 2000, compared to $1.7 million in 1999.

  Transportation

     The table below sets forth the results of operations of our transportation segment for the three years ended December 31, 2001.

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                         2001       2000        1999
                                                         ----      ------      ------
                                                                (IN MILLIONS)
Revenues...............................................  $1.8      $167.7      $201.2
Operating expenses.....................................  3.6        127.1       156.9
Depreciation and amortization..........................  1.5         16.8        19.8
Impairment loss........................................   --          6.4          --
Other income (expense).................................   --          3.0         1.1
Pretax income (loss) from continuing operations........  (3.3)       20.4        25.6
EBITDA, gross..........................................  (1.9)       33.9        51.8
EBITDA, net............................................  (1.9)       18.3        30.8

     Our transportation operations consist of Apalachicola Northern Railroad Company and, through October 9, 2000, the effective date of the spin-off of Florida East Coast Industries, Inc. the operations of Florida East Coast Railway Company, International Transit, Inc. and EPIK Communications Incorporated, Florida East Coast Industries, Inc.'s telecommunications division.

     Year Ended December 31, 2001 Compared to Year Ended December 31,
2000. Apalachicola Northern Railroad Company's operations reflect lost traffic from Seminole Electric Cooperative, Inc. Seminole halted shipments of coal in January 1999 and filed a lawsuit seeking to terminate its contract with Apalachicola Northern Railroad Company to provide transportation of coal from Port St. Joe, Florida to Chattahoochee, Florida. Apalachicola Northern Railroad Company subsequently filed suit to enforce the contract. Apalachicola Northern Railroad Company's workforce was significantly reduced, commensurate with the loss in traffic. In December 2000, Apalachicola Northern Railroad Company settled the contract dispute with Seminole and received $10.0 million, which has been included in 2000 revenues.

     Apalachicola Northern Railroad Company's operating revenues decreased $11.0 million, or 85.9%, to $1.8 million in 2001, compared to $12.8 million in 2000. Included in 2000 operating revenues is the $10.0 million settlement received by Apalachicola Northern Railroad Company from Seminole and contractual payments from Seminole of $0.6 million. Apalachicola Northern Railroad Company's operating expenses increased $0.6 million to $3.6 million in 2001, compared to $3.0 million in 2000, primarily due to increased legal fees. In addition, we recorded a $3.4 million impairment loss in 2000 to reflect the current net realizable value of Apalachicola Northern Railroad Company's net assets.

     Through October 9, 2000, Florida East Coast Industries, Inc.'s transportation, operating revenues were $154.9 million, and operating expenses were $124.1 million. Included in the transportation operating expenses for 2000 were restructuring and other costs totaling $2.2 million associated with revamping International Transit, Inc. In addition, Florida East Coast Industries, Inc. recorded a $3.1 million impairment loss related to the write-off of International Transit, Inc.'s goodwill.

     Depreciation expense for Apalachicola Northern Railroad Company was $1.5 million in 2001, compared to $2.1 million in 2000. Depreciation expense for Florida East Coast Industries, Inc. was $14.7 million in 2000.

     We are currently working to develop new commerce at Port St. Joe and along the Apalachicola Northern Railroad Company line, which could utilize Apalachicola Northern Railroad Company's freight handling capacity. Unless new traffic materializes or material operating cost savings can be realized, we believe Apalachicola Northern Railroad Company will continue to operate at a loss.

     Year Ended December 31, 2000 Compared to Year Ended December 31,
1999. Apalachicola Northern Railroad Company's operating revenues increased $6.3 million, or 96.9%, to $12.8 million in 2000, compared to $6.5 million in 1999. Included in 2000 operating revenues is the $10.0 million settlement received by

Apalachicola Northern Railroad Company from Seminole and contractual payments from Seminole of $0.6 million. Included in 1999 revenues are contractual payments from Seminole of $4.5 million. Apalachicola Northern Railroad Company's operating expenses decreased $2.1 million to $3.0 million in 2000, compared to $5.1 million in 1999. We recorded a $3.4 million impairment loss in 2000 to reflect the current net realizable value of Apalachicola Northern Railroad Company's net assets.

     Florida East Coast Industries, Inc.'s transportation operating revenues were $154.9 million through October 9, 2000 compared to $194.6 million for the full year of 1999. Florida East Coast Industries, Inc.'s operating expenses were $124.1 million through October 9, 2000, compared to $151.8 million in 1999. Included in 2000 operating expenses were restructuring and other costs totaling $2.2 million associated with revamping International Transit, Inc. Included in 1999 operating expenses was $8.2 million in special charges that Florida East Coast Railway Company took in the second quarter of 1999 relating to reorganization and workforce reduction in its railway operations.

LIQUIDITY AND CAPITAL RESOURCES

     We generate cash from our:

      --   operations

      --   investments and other liquid assets

      --   sales of land holdings

      --   borrowings from financial institutions and other debt

     We use cash for:

      --   real estate development

      --   construction and homebuilding

      --   repurchases of our common stock

      --   payment of dividends

      --   repayment of debt

     Our ability to generate operating cash flows is directly related to the real estate market, primarily in Florida, and the economy in general. As a result of September 11, 2001, considerable economic and political uncertainties still exist and could have adverse effects on consumer buying behavior, construction costs, availability of labor and materials and other factors affecting us and the real estate industry in general. Real estate market conditions in our regions of development, particularly in northwest Florida, have generally remained healthy. After a downturn in the immediate aftermath of September 11, tourism in the northwest Florida region has rebounded primarily from drive-in markets. Long-term prospects of job growth, coupled with strong in-migration population expansion, indicate that demand levels should be favorable over the next two to five years.

     Management believes that our financial condition is strong and that our cash, investments, real estate and other assets, operating cash flows and borrowing capacity, taken together, provide adequate resources to fund ongoing operating requirements and future capital expenditures related to the expansion of existing businesses, including the continued investment in real estate developments. If our liquidity is not adequate to fund operating requirements, capital development and stock repurchases, we have various alternatives to change our cash flow. We are under no obligation to continue with our stock repurchase program or to maintain it at any particular level, and we can alter the timing of our development projects and/or sell our existing assets.

  CASH FLOWS FROM OPERATING ACTIVITIES

     In the first quarter of 2002, net cash used in operating activities was $33.1 million. Included in cash flows from operating activities were expenditures of $64.1 million relating to our community residential develop-ment segment. In 2001, net cash provided by operating activities was $55.9 million. Included in cash flows from operating activities were expenditures of $229.5 million relating to our community residential development segment. In 2000, net cash provided by operating activities was $2.6 million. Included in cash flows from operating activities were expenditures of $196.4 million relating to our community residential development segment.

  CASH FLOWS FROM INVESTING ACTIVITIES

     In the first quarter of 2002, net cash provided by investing activities was $12.9 million. Included in cash flows from investing activities were capital expenditures of $14.8 million, consisting of commercial property acquisitions and development, hospitality development, and other property, plant and equipment. In 2001, net cash used in investing activities was $78.5 million. Included in cash flows from investing activities were capital expenditures of $223.4 million, consisting of commercial property acquisitions and development, hospitality development, and other property, plant and equipment. In 2000, net cash used in investing activities was $96.6 million. Included in cash flows from investing activities were capital expenditures of $254.0 million consisting of building acquisitions, real estate development and Florida East Coast Industries, Inc. transportation and telecom expenditures. Excluding capital expenditures relating to Florida East Coast Industries, Inc., we expended $100.0 million, primarily for commercial acquisitions and development.

  CASH FLOWS FROM FINANCING ACTIVITIES

     In the first quarter of 2002, net cash provided by financing activities was $20.4 million. In 2001, net cash provided by financing activities was $11.9 million. In 2000, net cash provided by financing activities was $73.7 million.

     During the first quarter of 2002, we secured borrowings, collateralized by our commercial property, of $26.0 million. During 2001, we secured borrowings, collateralized by our commercial property, of $72.2 million.

     On February 7, 2002, we issued in a private placement a series of senior notes in the aggregate principal amount of $175.0 million. The notes range in maturity from three years to ten years. The notes bear fixed rates of interest ranging from 5.64% to 7.37%, depending upon the maturity. Interest on the notes is payable semiannually.

     We have a $250.0 million credit facility, which matures on March 30, 2004, and can be used for general corporate purposes. The credit facility includes financial performance covenants relating to our leverage position, interest coverage and a minimum net worth requirement. The credit facility also has negative pledge restrictions. We are currently in compliance with the covenants of the credit facility. We used the proceeds from the sale of our senior notes to pay down our $250.0 million credit facility to $15.0 million, as of March 31, 2002. At December 31, 2001, the balance outstanding on our credit facility was $205 million. During 2000, we borrowed $115.0 million, net of repayments, from our credit facility.

     We have used community development district bonds to finance the construction of on-site infrastructure improvements at two of our projects. The principal and interest payments on the bonds are paid by assessments on, or from sales proceeds of, the properties benefited by the improvements financed by the bonds. Although we are not obligated directly to repay the bonds, we record a liability for future assessments which are fixed and determinable and will be levied against properties owned by us. At March 31, 2002, community development bonds totaling $46.9 million had been issued, of which $20.7 million has been expended. In accordance with Emerging Issues Task Force Issue 91-10, "Accounting for Special Assessments and Tax Increment Financing", we have accrued $3.5 million as of March 31, 2002, of this community development bond obligation. At December 31, 2001, community development bonds totaling $33.5 million had been issued, of which $18.9 million has been expended. In accordance with Emerging Issues Task Force Issue 91-10, "Accounting for Special Assessments and Tax Increment Financing," we have accrued $2.9 million as of December 31, 2001, of this community development bond obligation.

     As of March 31, 2002, we had repurchased 12,082,366 shares of our common stock in the open market and 4,001,400 shares of our common stock from the Trust pursuant to our stock repurchase program. During the first quarter of 2002, we repurchased 78,000 shares of our common stock. We intend to repurchase an additional $150.0 million worth of our common stock during the remainder of 2002, including any amounts purchased from the Trust. As of December 31, 2001, we had repurchased 12,004,366 shares of our common stock in the open market and 4,001,400 shares of our common stock from the Trust. During 2001, we used $177.6 million of cash to repurchase shares of our common stock. We are under no obligation to continue our stock repurchase program or maintain it at any particular level.

               CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

                                                         DECEMBER 31, 2001
                                                       PAYMENTS DUE BY PERIOD
                                     ----------------------------------------------------------
                                                 LESS THAN                              AFTER 5
   CONTRACTUAL CASH OBLIGATIONS       TOTAL       1 YEAR      1-3 YEARS    4-5 YEARS     YEARS
-----------------------------------  --------    ---------    ---------    ---------    -------
                                                           (IN THOUSANDS)
Debt...............................  $498,015    $393,667     $ 23,861      $ 4,706     $75,781
Operating leases...................    47,964      14,772       20,141        8,913       4,138
                                     --------    --------     --------      -------     -------
  Total Contractual Cash
     Obligations...................  $545,979    $408,439     $ 44,002      $13,619     $79,919
                                     ========    ========     ========      =======     =======

                                                                 AMOUNT OF COMMITMENT
                                                                 EXPIRATION PER PERIOD
                                               TOTAL      -----------------------------------
                                              AMOUNTS     LESS THAN
       OTHER COMMERCIAL COMMITMENTS          COMMITTED     1 YEAR      1-3 YEARS    4-5 YEARS
-------------------------------------------  ---------    ---------    ---------    ---------
                                                              (IN THOUSANDS)
Guarantees.................................  $ 83,334     $ 83,334       $ --          $--
Surety bonds...............................    33,003       32,532        453           18
Standby letters of credit..................     4,344        4,344         --           --
                                             --------     --------       ----          ---
  Total Commercial Commitments.............  $120,681     $120,210       $453          $18
                                             ========     ========       ====          ===

               CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

                                                            MARCH 31, 2002
                                                        PAYMENTS DUE BY PERIOD
                                 ---------------------------------------------------------------------
 CONTRACTUAL CASH OBLIGATIONS     TOTAL      2002      2003     2004      2005      2006    THEREAFTER
-------------------------------  --------   -------   ------   -------   -------   ------   ----------
                                                            (IN THOUSANDS)
Debt...........................  $368,945   $53,548   $1,582   $32,713   $21,436   $1,926    $257,740
Operating leases...............    13,267     3,784    3,307     2,998     1,916    1,039         223
                                 --------   -------   ------   -------   -------   ------    --------
Total Contractual Cash
  Obligations..................  $382,212   $57,332   $4,889   $35,711   $23,352   $2,965    $257,963
                                 ========   =======   ======   =======   =======   ======    ========

                                                     AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                    TOTAL AMOUNTS   --------------------------------------------
   OTHER COMMERCIAL COMMITMENTS       COMMITTED      2002      2003     2004   2005   THEREAFTER
----------------------------------  -------------   -------   -------   ----   ----   ----------
                                                           (IN THOUSANDS)
Guarantees........................    $ 84,097      $61,792   $22,305   $--    $--       $--
Surety bonds......................      31,693       23,515     8,155     5     18        --
Standby letters of credit.........       5,010        3,473     1,537
                                      --------      -------   -------   ---    ---       ---
Total Commercial Commitments......    $120,800      $88,780   $31,997   $ 5    $18       $--
                                      ========      =======   =======   ===    ===       ===

     We have entered into three-year forward sale contracts with a major financial institution that will lead to the disposition of our investments in equity securities. Under the terms of the forward sale contracts, we received approximately $111.1 million in cash and must settle the forward sale contracts by October 15, 2002 by delivering either cash or the equity securities to the financial institution. The contracts allow us to retain an amount of equity securities that represent any appreciation of up to 20% of their value on October 15, 1999. The equity securities are recorded at fair value on our balance sheet and the related unrealized gain, net of tax, is recorded in accumulated other comprehensive income. We recorded a liability in long-term debt for approximately $111.1 million, which will increase as interest expense is imputed at an annual rate of 7.9%. The liability will also increase by the amount, if any, by which the value of the equity securities increase beyond the 20% appreciation that we are allowed to retain. On February 26, 2002, we settled a portion of the forward sale contracts and recognized a pre-tax gain of $94.7 million, or $61.6 million net of taxes. We must settle the remaining portion of the forward sale contracts by October 15, 2002. The balance of the liability on that date will be $38.3 million, plus any appreciation in value of the equity securities beyond the 20% we are allowed to retain. If the forward sale contracts are held to maturity our maximum liability will not exceed the fair market value of the applicable marketable securities.

     We have entered into a number of business relationships in the form of partnerships and joint ventures with unrelated third parties. These partnerships and joint ventures are utilized to develop or manage real estate projects and services. As of March 31, 2002, the debt we had guaranteed of these partnerships and joint ventures totaled $100.1 million, of which $84.1 million was outstanding. We believe that future contributions, if required, will not have a significant impact on our liquidity or financial position. As of December 31, 2001, the debt we had guaranteed of these partnerships and joint ventures totaled $100.2 million, of which $83.3 million was outstanding.

INFLATION

     Historically, inflation has not had a material adverse effect on St. Joe. However, we cannot predict the future effects of inflation on St. Joe.

MARKET RISK

     Our primary market risk exposure is interest rate risk related to our long-term debt. In March 2000, we entered into a senior revolving credit facility for up to $200.0 million, which was increased to $250.0 million in September 2000 and matures in March 2004. As of March 31, 2002, $15.0 million was outstanding. This debt accrues interest at different rates based on timing of the loan and St. Joe's preferences, but generally will be either the one, two, three or six-month London Interbank Offered Rate plus a LIBOR margin in effect at the time of the loan. This loan subjects us to interest rate risk relating to the change in the LIBOR rates. We manage our interest rate exposure by monitoring the effects of market changes in interest rates.

  QUANTITATIVE DISCLOSURES

     The table below presents principal amounts and related weighted average interest rates by year of maturity for our investment portfolio and our long-term debt. The weighted average interest rates for the various fixed rate investments and our long-term debt are based on the actual rates as of December 31, 2001. Weighted average variable rates are based on implied forward rates in the yield curve at December 31, 2001.

                        EXPECTED CONTRACTUAL MATURITIES

                                                                                                            FAIR
                                    2002      2003     2004      2005     2006    THEREAFTER    TOTAL      VALUE
                                  --------   ------   -------   ------   ------   ----------   --------   --------
                                                                  ($ IN THOUSANDS)
Short-term Investments
  Certificates of Deposit.......  $ 23,439   $   --   $    --   $   --   $   --    $    --     $ 23,439   $ 23,439
    Wtd. Avg. Interest Rate.....      1.77%      --        --       --       --         --         1.77%
  Equity Securities and
    Derivatives.................     5,490       --        --       --       --         --        5,490    141,086
  Mortgage Loans Held for
    Sale........................    32,720       --        --       --       --         --       32,720     32,720
    Wtd. Avg. Interest Rate.....       6.9%      --        --       --       --         --          6.9%
Long-Term Debt
  Fixed Rate....................   156,599    1,292     1,375    3,119    1,587     71,781      235,753    235,753
    Wtd. Avg. Interest Rate.....       6.8%     7.3%      7.3%     6.8%     7.3%       7.3%         6.9%
  Variable Rate.................   237,068       --    21,194       --       --      4,000      262,262    262,262
    Wtd. Avg. Interest Rate.....       3.7%      --       4.0%      --       --        3.6%         3.8%

     The table incorporates only those exposures that exist as of December 31, 2001, it does not consider exposures or positions that could arise after that date. As a result, our ultimate realized gain or loss will depend on future changes in interest rate and market values.

     The table below presents principal amounts and related weighted average interest rates by year of maturity for our investment portfolio and our long-term debt. The weighted average interest rates for the various fixed rate investments and long-term debt are based on the actual rates as of March 31, 2002. Weighted average variable rates are based on implied forward rates in the yield curve at March 31, 2002.

                        EXPECTED CONTRACTUAL MATURITIES

                                                                                                            FAIR
                                   2002      2003     2004      2005      2006    THEREAFTER    TOTAL      VALUE
                                  -------   ------   -------   -------   ------   ----------   --------   --------
                                                                  ($ IN THOUSANDS)
  Equity Securities and
    Derivatives.................    3,207       --        --        --       --          --       3,207     40,559
Long-Term Debt
  Fixed Rate....................   38,537    1,565     1,665    21,436    1,926     253,740     318,869    318,869
    Wtd. Avg. Interest Rate.....      7.9%     7.3%      7.2%      5.9%     7.2%        7.1%        7.1%
  Variable Rate.................   15,011       17    31,048        --       --       4,000      50,076     50,076
    Wtd. Avg. Interest Rate.....      3.5%     5.9%      6.9%       --       --         3.6%        5.6%

     The table incorporates only those exposures that existed as of March 31, 2002. It does not consider exposures or positions that could arise after that date. As a result, our ultimate realized gain or loss will depend on future changes in interest rates and market values.

     The above table excludes contractual maturities of Arvida Realty Services, which was sold on April 17, 2002.

FIVE-YEAR OUTLOOK

     For the five years ending December 31, 2006, our plans are to continue to build residential and commercial projects on our lands. After we complete the projects we intend to develop over the next five years, we anticipate that most of our lands will remain available for development. The following table shows our land holdings as of December 31, 2001 and our land holdings that we currently anticipate will remain available for development as of December 31, 2006.

                            ESTIMATED LAND HOLDINGS

                                                                              PERCENTAGE OF
                                                              EXPECTED      DECEMBER 31, 2001
                                            DECEMBER 31,    DECEMBER 31,    LAND OWNED AS OF
                                                2001            2006        DECEMBER 31, 2006
                                            ------------    ------------    -----------------
                                              (IN THOUSANDS OF ACRES)}
Residential...............................       76              70                 92%
Commercial and Retail.....................        7               6                 86
St. Joe Land..............................      353             230                 65
RiverCamps................................       40              36                 90
Conservation Land.........................      169              --                  0
Timber Land...............................      295             295                100%

     By the end of 2006, we plan to have developed approximately half of our white-sand beach acreage. By the end of 2006, our plans are to have available to us for development 92% of the residential land we currently own. Our residential land inventory at the end of 2006 is planned to include:

      --   more than 3 miles of white-sand beaches

      --   over 30 miles of coastline on the Gulf of Mexico

      -- hundreds of miles of waterfront acreage on bays, waterways and rivers of the region

     Although we have no specific plans, we hope to sell a part or all of our timberland holdings over the next two or three years. If we are able to do so, we expect to reinvest the proceeds from the sale of our timberlands to:

      --   repurchase our common stock

      --   retire debt

      --   make other investments

     By the end of 2006, in addition to our land holdings, our current plans are also to own the following assets:

      -- over 4 million square feet of office buildings with a cost basis of approximately $650.0 million

      -- fifteen major residential projects in various stages of development, including extremely valuable projects along the Gulf Coast, near Tallahassee and on the St. Johns River near Jacksonville

      -- up to six RiverCamps projects in various stages of development producing income

     Based on our development plans, we currently plan to repurchase between $600.0 million to $750.0 million worth of our common stock over the next five years. This includes the $150.0 million worth of our common stock we intend to repurchase this year and the $150.0 million to $175.0 million worth of our common stock we expect to repurchase next year. We are, however, under no obligation to continue with our stock repurchase program.

     Based on our development plans, we also anticipate that our total debt, at December 31, 2006, will be in line with our current total debt. As of March 31, 2002, our total debt stood at $410.0 million, which includes $41.0 million of debt associated with the discontinued Arvida Realty Services operations.

     In preparing our development plans, we have assumed gradual price increases, normal absorption rates and revenues from products and services we currently offer. We are constantly reviewing our development plans and the financing activities resulting from our development plans. These plans and activities are subject to revision and will depend on our:

      --   results of operations

      --   financial condition

      --   cash requirements

      --   future prospects

     The successful completion of our development plans is also subject to the risks set forth under the caption "Risk Factors".

                                    BUSINESS

OVERVIEW

     We are headquartered in Jacksonville, Florida. We are one of the largest real estate operating companies in Florida and are the largest private landowner in Florida. The majority of our land is located in northwest Florida. We own approximately 940,000 acres, or approximately 2.7% of the land area of the state. Our land holdings include:

      --   five miles of white-sand beaches

      --   39 miles of Gulf of Mexico coastline

      --   hundreds of miles of waterfront on bays, rivers and waterways

     We primarily conduct our business in five operating segments:

  COMMUNITY RESIDENTIAL DEVELOPMENT

     We develop large-scale, mixed-use communities primarily on company-owned lands. Our land holdings include holdings in northwest Florida and large tracts near Tallahassee, the state capital. These tracts include significant Gulf of Mexico beach frontage and other waterfront property. We believe this beach frontage and waterfront property is suited for primary housing, resort and second-home communities. We believe this large established land inventory--with a very low cost basis--provides us with an advantage over our competitors who have to purchase real estate at current market prices before initiating projects.

  LAND SALES

     The purpose of this segment is to prepare, market and sell our land holdings at higher prices than we would receive from bulk timberland sales. We market parcels of land as large secluded home sites. Some of these parcels could be used as ranches, farms, plantations, hunting and fishing preserves and for other recreational uses.

  COMMERCIAL REAL ESTATE DEVELOPMENT AND SERVICES

     We own and manage office, industrial and retail properties throughout the southeastern United States. In Florida, we develop and manage office, industrial and retail properties. Our development operations, combined with our tax strategy of reinvesting asset sales proceeds into like-kind properties, have enabled us to create a portfolio of rental properties totaling 2.4 million square feet.

  FORESTRY

     This segment focuses on the management and harvesting of our timberland holdings. We are the largest private holder of timberlands in Florida. Our current strategy is to increase the average age of our timber by extending growing periods before final harvesting to capitalize on the higher margins of older-growth timber.

  TRANSPORTATION

     We own the Apalachicola Northern Railroad Company, a short-line railroad operating between Port St. Joe and Chattahoochee, Florida, where it connects with an unaffiliated carrier. The primary commodities moved by this railroad are chemicals, stone and clay products and recyclable items.

     We believe that we have a number of key business strengths and competitive advantages, including:

      -- one of the largest inventories of private land suitable for development in the State of Florida

      --   a very low cost basis in our land assets

      --   a strong financial condition

     Our strong financial condition allows us the financial flexibility to aggressively pursue development opportunities.

BUSINESS SEGMENTS

  COMMUNITY RESIDENTIAL DEVELOPMENT

     In this segment, we develop large-scale, mixed-use communities primarily on land that we own. We own large tracts of land in northwest Florida and near Tallahassee, the state capital. These tracts include significant Gulf of Mexico beach frontage and other waterfront property. We believe this beach frontage and waterfront property is suited for primary housing, resort and second-home communities.

     We continue to support local efforts to improve the regional infrastructure in northwest Florida. Through regional economic development organizations such as the Florida Great Northwest, Inc., we are participating in efforts to improve the present infrastructure of the region, including roads, schools, hospitals and the relocation of the Panama City-Bay County International Airport.

     We are a 74% partner in the St. Joe/Arvida Company, L.P. We direct our residential development efforts through the partnership and conduct the majority of our residential development activity under the Arvida trademark. We manage the conceptual design, planning and permitting process for each of our new communities. We then construct or contract for the construction of the infrastructure for the community. Developed homesites and finished housing units are then marketed and sold.

     In December 1998, we acquired approximately 26% of the outstanding limited partnership interests in Arvida/JMB Partners, L.P. The primary asset of the partnership is land that is being developed into a master-planned community known as Weston, which is located in Broward County, South Florida. We expect this project to be completed by May 2003. In April 1999, we acquired all the outstanding stock of Saussy Burbank, a homebuilder located in Charlotte, North Carolina. In 2001, Saussy Burbank sold 397 homes it had constructed in North Carolina and South Carolina.

     In 2001, we generated revenues from:

      --   the sale of developed homesites

      --   the sale of housing units built by us

      --   management fees and rental income

      --   investments in limited partnerships

     The following table and text describe some of the approximately 20 residential or resort communities we are currently planning and developing. The majority of the communities are on lands we own. We expect some of the communities to be developed through ventures with unrelated third parties.

              RESIDENTIAL OR RESORT COMMUNITIES UNDER DEVELOPMENT
                               DECEMBER 31, 2001

                                                                                               ESTIMATED
                                                                                                 UNITS
                                                    ESTIMATED   UNIT* SALES                  REMAINING TO
                                 YEAR    PLANNED      TOTAL        AS OF       CONTRACTS     BE SOLD AS OF   APPROXIMATE
                                 SALES    SALES       UNITS      MARCH 31,      ON HAND        MARCH 31,      ACRES IN
       NAME OF COMMUNITY         BEGIN   END DATE    PLANNED       2002       (NOT CLOSED)       2002         COMMUNITY
-------------------------------  -----   --------   ---------   -----------   ------------   -------------   -----------
WaterColor.....................  2000      2009       1,140         187            30              953            499
WaterSound.....................  2001      2006         470          67             6              403            256
Camp Creek Golf................  2003      2003          30           0             0               30          1,028
WaterSound North...............  2004      2018        1900           0             0             1900           1500
Summerwood.....................  1998      2002         219         216             2                3             79
Hammocks.......................  2000      2007         463          52            15              411            143
Palmetto Trace.................  2001      2005         284           0             9              284            138
WaterSound East................  2004      2018       1,900           0             0            1,900          1,550
WindMark Beach.................  2001      2004         110          32            11               78             80
Mexico Beach...................  2003      2006         217           0             0              217            160
WindMark.......................  2005      2021       1,488           0             0            1,488            910
SouthWood......................  2000      2020       4,250         126           113            4,124          3,770
SummerCamp.....................  2003      2011         499           0             0              499            750
James Island...................  1999      2003         365         239            49              126            194
St. Johns Golf and Country
  Club.........................  2001      2006         799         159            84              640            820
RiverTown......................  2000      2014         TBD**        23             0              TBD**        4,100
Hampton Park...................  2001      2004         158           1            28              157            150
Victoria Park..................  2001      2011       3,781          37            24            3,744          1,859
Rivercrest.....................   TBD**     TBD**     1,357           0             0            1,357            413
Paseos.........................   TBD**     TBD**       326           0             0              326            207

------------
*  Units are comprised of lots and single-family and multi-family residences.

** To be determined.

     Several of the planned developments are in the midst of the entitlement process or are in the planning stage. We cannot assure you that:

      --   the necessary entitlements for development will be secured

      --   any of our projects can be successfully developed, if at all

      --   our projects can be developed in a timely manner

     It is not feasible for us to estimate project development costs until the entitlements have been obtained. Such large-scale development projects can require significant infrastructure development costs and raise environmental issues that require mitigation.

     The WaterColor community is located on the beaches of the Gulf of Mexico in south Walton County, Florida. WaterColor is situated on approximately 499 acres. All three phases of WaterColor have been approved under the Florida Development of Regional Impact permitting process. WaterColor will include 1,140 units when the community is completed. As of March 31, 2002, we had sold 187 units and have contracts for 30 units pending.

     The WaterSound community is located in Walton County, Florida. It is located approximately three miles east of WaterColor. WaterSound is situated on approximately 256 acres and is planned as an exclusive and secluded beachfront community. WaterSound will include 470 units when the community is completed. As of March 31, 2002, we had sold 67 units and have contracts for 6 units pending. Sales of 81 beachfront units, designed by Graham Gund, are expected to begin this spring at an average price of $1.1 million per unit.

     Camp Creek Golf is located in Walton County, Florida. It is located approximately four miles east of WaterColor and within half a mile of WaterSound. Camp Creek Golf is situated on 1,028 acres and is projected to have a 36-hole golf course. The first 18-holes of the golf course, designed by Tom Fazio, opened for play in May 2001. When fully built, the community is expected to include 30 units, in addition to the 36-hole golf course. We expect to begin selling the units next year.

     The Summerwood community is located in Panama City Beach in Bay County, Florida. It is situated on approximately 79 acres. Summerwood includes 219 units. As of March 31, 2002, we had sold 216 units and have contracts pending for two of the remaining three units.

     The Hammocks community is located in Lynn Haven in Bay County, Florida. The Hammocks is situated on approximately 143 acres and includes 463 units. As of March 31, 2002, we had sold 52 units and have contracts for 15 units pending.

     The Palmetto Trace community is located in Bay County, Florida. Palmetto Trace is situated on approximately 138 acres and will include 284 units when completed. As of March 31, 2002, we have contracts for 9 units pending.

     The WaterSound East community is located in Walton and Bay Counties, Florida. The community is located east of WaterSound and has a frontage on Lake Powell. It is situated on approximately 1,550 acres and is expected to include 1900 units when completed. The conceptual design and land planning process is underway. However, until the planning process is complete, it is difficult to determine the amount of time it will take to develop the community.

     The WindMark Beach community is located in Gulf County, Florida. It is situated on approximately 80 acres. When the community is completed, it will include 110 units, many of which will be located on the beachfront. As of March 31, 2002, we had sold 32 units and have contracts for 11 units pending.

     The Mexico Beach community is located in Bay County, Florida. Phase I of the community is situated on approximately 160 acres. The community is expected to have approximately 217 units when complete. The conceptual design and planning process is underway. However, until the planning process is complete, it is difficult to determine the amount of time it will take to develop the community.

     The WindMark community is a beachfront community located adjacent to our WindMark Beach community in Gulf County, Florida. It is situated on approximately 910 acres. When fully built, the community is expected to include 1,488 units with a beach club and golf course. The conceptual design and land planning process is underway. However, until the planning process is complete, it is difficult to determine the amount of time it will take to develop the community.

     The SouthWood community is located in southeast Tallahassee, Florida. SouthWood is situated on approximately 3,770 acres of rolling hills, open pastures, natural lakes and towering live oaks. We are marketing the community to families and pre-retirees who are seeking alternatives to the density, traffic and high cost of south Florida. When fully built, the community is expected to include approximately 4,250 units and a traditional town center with restaurants, entertainment facilities, retail shops and offices. As of March 31, 2002, we had sold 126 units and have contracts for 113 units pending. The Florida State Development Research School, a university laboratory school for grades K-12 located in SouthWood, opened in the fall of 2001. The Pope John Paul II Catholic Academy, a private parochial school for grades 9-12 located in SouthWood, also opened in the fall of 2001.

     The SummerCamp community is located in Franklin County, Florida. SummerCamp is planned as a beachfront vacation community. When fully built, the community is expected to include 499 units. The conceptual design and land planning process is underway. However, until the planning process is complete, it is difficult to determine the amount of time it will take to develop the community.

     The James Island community is located in Jacksonville, Florida near Interstate 95 and newly built elementary and middle schools. James Island is situated on approximately 194 acres. When fully built, the community is expected to include approximately 365 units. As of March 31, 2002, we had sold 239 units and have contracts for 49 units pending.

     The St. Johns Golf and Country Club is located in St. Johns County, Florida. The St. Johns Golf and Country Club is situated on approximately 820 acres of land. Some of this land has been acquired and we plan to acquire the remainder of this land in due course. When the community is completed, it is expected to include a total of 799 units and an 18-hole golf course. Most units will be adjacent to the golf course, conservation land, lakes, or natural wooded areas. In June 2001, the golf course opened for play. As of March 31, 2002, we had sold 159 units and have contracts for 84 units pending.

     The RiverTown community is located in St. Johns County, Florida, just south of Jacksonville, along the St. Johns River. RiverTown is situated on approximately 4,100 acres. In the fourth quarter of 1999, St. Joe applied for a Planned Rural Development permit for riverfront homesites. In January 2000, we obtained approval to develop the first 23 riverfront units. As of March 31, 2002, we had sold all 23 units. The conceptual design and land planning process is underway for the remaining lands. However, until the planning process is complete, it is difficult to determine the amount of time it will take to develop the remaining community.

     The Hampton Park community is located in Jacksonville, Florida. Hampton Park is situated on approximately 150 acres and includes 158 units. As of March 31, 2002, we had sold one home and have contracts for 28 units pending.

     The Victoria Park community is located in Volusia County in central Florida. Victoria Park is expected to be situated on approximately 1,859 acres that we intend to acquire near Interstate 4 in Deland, Florida between Daytona Beach and Orlando, Florida. When the community is fully built, it is expected to include approximately 3,781 single and multi-family units built among parks, lakes and conservation areas. As of March 31, 2002, we had sold 37 units and have contracts for 24 units pending. The sales in this community have opened slower than we had originally forecasted due to an economic slowdown in the Orlando area and competition from other projects in the region.

     The Rivercrest community is located south of Tampa, Florida along US 301. It is situated on approximately 413 acres of land. Plans for this community include 1,357 residential units. We expect to manage the development of Rivercrest for a joint venture owned equally by us and an unrelated third party.

     The Paseos community is located in Jupiter in northern Palm Beach County, Florida. It is situated on approximately 207 acres of land. Plans for this community include 326 residential units. We expect to manage the development of Paseos for a joint venture owned equally by us and an unrelated third party.

  ST. JOE LAND COMPANY

     In 1999, we created the St. Joe Land Company to facilitate land sales at higher prices than we would receive from bulk timberland sales. This segment markets parcels, which are typically between five and 5,000 acres in size. These parcels are being marketed as large secluded home sites. Some of these parcels could be used as ranches, farms, quail plantations, hunting and fishing preserves and for other recreational uses.

     The land marketed by the St. Joe Land Company consists of our timberlands in northwest Florida and southwest Georgia. Some of this land consists of forests and meadowlands with frontage on rivers, lakes and bays.

     We are in the process of introducing a new product called RiverCamps. These will be planned developments in a rustic setting, supplemented with amenities that may include docks, pools, tennis courts and community river houses. Most of the lots in these developments are expected to be located on or near waterfront property. The RiverCamps concept envisions homesites and high-quality finished cabins in low-density settings with access to various outdoor activities such as fishing, hunting, boating, hiking and horseback riding. The conceptual design and planning process is underway. However, until the planning process is finished, we cannot determine the time it will take us to develop the RiverCamps projects.

     During the third quarter of 2000, we began selling land to conservation groups and governmental agencies. In 2001, we sold 174 parcels of land totaling 44,626 acres, which included 5 conservation land sales. In the first quarter of 2002, we sold 7,008 acres of conservation land known as Sweetwater Creek Ravines to the Florida Department of Environmental Protection. In addition, during the first quarter of 2002, we sold

53 parcels of land totaling 9,439 acres. We believe that there is an opportunity to create additional value on between 300,000 and 500,000 acres of our timberland that is not included in our current development plans. The vast majority of our holdings marketed by the St. Joe Land Company will continue to be managed by us as timberland until we sell it.

  COMMERCIAL REAL ESTATE DEVELOPMENT AND SERVICES

     This segment owns and manages office, industrial and retail properties throughout the southeastern United States. In Florida, we develop and manage office, industrial and retail properties. In 2001, we generated revenues from:

      --   rentals on properties owned by us

      --   property and asset management fees

      --   construction management fees

      --   development fees

      --   sales of properties

      --   investments in partnerships

      --   lease and sales commissions

     On October 9, 2000, we distributed to our shareholders all of our equity interest in Florida East Coast Industries, Inc., which eliminated our ownership interest in Flagler Development Company, the commercial and industrial real estate subsidiary of Florida East Coast Industries, Inc. In contemplating the spin-off, we and Florida East Coast Industries, Inc. entered into an Amended and Restated Master Agreement, which provides for several property management and development service agreements between our two companies. In consideration of Florida East Coast Industries, Inc.'s execution of the Amended and Restated Master Agreement, we will pay Florida East Coast Industries, Inc. $6 million in three annual installments. The first installment was paid in October 2000, the second installment was paid in October 2001 and we intend to pay the third and final installment in October 2002. In addition, in consideration of the abandonment by us of our entitlement to become a 50% joint venture partner in certain properties under previous agreements between us and Florida East Coast Industries, Inc., Florida East Coast Industries, Inc. paid us $5.3 million in October 2000. Under the terms of the various agreements, which will generally extend until October 2003, Flagler Development Company has retained us to develop and manage certain of its commercial real estate holdings. Flagler Development Company pays us fees for these services based upon market rates.

     Development. We first direct the conceptual design, planning and permitting process for each new development. We then construct or contract for the construction of the infrastructure and building. We generally receive a development fee which is a percentage of the cost of the project.

     We have entered into strategic partnerships that allow us to provide development services in some competitive markets in Florida. We own one-half of The Codina Group Inc. The Codina Group develops and services commercial properties for us in south Florida.

     Our development operations, combined with our tax strategy of reinvesting asset sales proceeds into like-kind properties, have enabled us to create a portfolio of rental properties totaling 2.4 million square feet. As the table below shows, our portfolio of rental properties was 84% leased, based on net rentable square feet, as of December 31, 2001.

                               ST. JOE COMMERCIAL

                         PORTFOLIO OF RENTAL PROPERTIES
                               DECEMBER 31, 2001

                                                                                     NUMBER        NET
                                    DATED                              OWNERSHIP       OF       RENTABLE      LEASED
INVESTMENT PROPERTY PORTFOLIO     ACQUIRED             MARKET          PERCENTAGE   BUILDINGS    SQ. FT.    PERCENTAGE
-----------------------------  ---------------  ---------------------  ----------   ---------   ---------   ----------
Prestige Place..............   December-99      Clearwater, FL            100           2         143,000       89
Harbourside.................   December-99      Clearwater, FL            100           1         147,000       81
Lakeview....................   May-00           Tampa, FL                 100           1         125,000       90
Palm Court..................   July-00          Tampa, FL                 100           1          62,000       93
Westside Corporate Center...   October-00       Plantation, FL            100           1         100,000       85
280 Interstate North........   January-01       Atlanta, GA               100           1         126,000       92
Southhall Center............   April-01         Orlando, FL               100           1         155,000       95
1133 20th Street, N.W. .....   September-01     Washington, D.C.          100           1         119,000       99
1750 K Street...............   December-01      Washington, D.C.          100           1         152,470       96
                                                                                       --       ---------      ---
                                                                                       10       1,129,470       91
                                                                                       --       ---------      ---
    DEVELOPMENT PROPERTY            DATE
         PORTFOLIO               COMPLETED
-----------------------------  ---------------
Tree of Life(1).............   December-01      St. Augustine, FL                       1          69,000      100
CNL Center..................   November-99      Orlando, FL                50           1         346,000       96
Millenia Park One...........   December-99      Orlando, FL                50           1         158,000       38
Alliance Bank Building(2)...   N/A              Orlando, FL                50           1          71,000       87
355 Alhambra................   June-01          Coral Gables, FL           45           1         224,000       48
Park Center(3)..............   December-91/96   Panama City, FL           100           2          22,000       81
Nextel Call Center(1).......   December-01      Panama City Beach, FL                   1          67,000      100
Deerfield Commons I.........   April-00         Atlanta, GA                40           1         122,000       94
Westchase Corporate Center...  August-99        Houston, TX                93           1         184,000       83
                                                                                       --       ---------      ---
                                                                                       10       1,263,000       78
                                                                                       --       ---------      ---
Total.......................                                                           20       2,392,470       84
                                                                                       ==       =========      ===

------------
(1) We own the land, lease the building and have an option to purchase.

(2) Property expected to be redeveloped.

(3) Sold to an unrelated party in the first quarter of 2002.

     Investment properties comprise completed buildings that we have acquired. Development properties comprise buildings we are involved in developing or redeveloping.

     As the table below shows, we had 4 properties totaling approximately 356,000 square feet under construction or in the planning stages as of December 31, 2001.

                               ST. JOE COMMERCIAL

                          PROPERTIES UNDER DEVELOPMENT
                               DECEMBER 31, 2001

                                                                   NET RENTABLE    PRE-LEASED
                                                 MARKET            SQUARE FEET     PERCENTAGE
                                          ---------------------    ------------    ----------
NORTHWEST FLORIDA
SouthWood One(1)........................  Tallahassee, FL             88,000            0
Beckrich One(1).........................  Panama City Beach, FL       34,000           29
                                                                     -------
                                                                     122,000
                                                                     -------
NORTHEAST FLORIDA
TNT Logistics(1)........................  Jacksonville, FL            99,000           67
245 Riverside(2)........................  Jacksonville, FL           135,000           22
                                                                     -------
                                                                     234,000
                                                                     -------
Total...................................                             356,000
                                                                     =======

------------
(1) We own the land, lease the building and have an option to purchase.

(2) We lease both the land and the building and have an option to purchase both.

     As the table below shows, we owned approximately 130 acres of land with entitlements for future development of approximately 3.4 million square feet of commercial property as of December 31, 2001.

                               ST. JOE COMMERCIAL

                                 LAND POSITIONS
                               DECEMBER 31, 2001

                                                           OWNERSHIP       NET        ENTITLED
                                           MARKET          PERCENTAGE    ACRES(A)    SQ. FT.(B)
                                      -----------------    ----------    --------    ----------
SOUTHEAST
Glenlake............................  Atlanta, GA             100           9.8        700,000
Parkstone Plaza.....................  Chantilly, VA           100          19.1        240,000
Lakeside at Frisco Bridges..........  Dallas, TX              100          12.9        394,000
Westchase...........................  Houston, TX             100           4.5        150,000
Oak Park at Westchase...............  Houston, TX             100          34.2        884,000
                                                                          -----      ---------
                                                                           80.5      2,368,000
                                                                          -----      ---------
NORTHEAST FLORIDA
Golfway Center......................  St. Augustine, FL       100          13.9        167,500
CENTRAL FLORIDA
Millenia Park.......................  Orlando, FL             100          21.7        592,000
SOUTH FLORIDA
Beacon Square at Boca...............  Boca Raton, FL          100          14.0        264,000
                                                                          -----      ---------
Total...............................                                      130.1      3,391,500
                                                                          =====      =========

------------
(a) Net Acres represent net areas. Net area is defined as the total area excluding public roadways, easements and other undevelopable areas.

(b) Excludes entitlements related to land parcels that have been developed.

     Because of our focus on Florida, we intend to sell the lands we own outside of Florida. We will sell these lands if we receive offers at prices and on terms that we think are acceptable.

     Service. We provide commercial real estate services in the southeastern United States through Advantis. In 1999, we formed Advantis by combining several businesses we had acquired. Advantis provides our clients with a complete array of services, including:

      --   brokerage

      --   property management

      --   construction management

     We provide property management services for projects owned by others. We generally receive a property management fee based on the gross rental revenues of a managed project or building. The tables below summarize by region and type of property the approximately 24.5 million rentable square feet of property we manage.

                               PROPERTIES MANAGED
                               DECEMBER 31, 2001

                                                          RENTABLE
                         STATE                           SQUARE FEET
-------------------------------------------------------  -----------
Florida................................................   9,916,000
Virginia...............................................   9,177,000
North Carolina.........................................   2,888,000
Georgia................................................   1,565,000
Washington, D.C. ......................................     922,000
                                                         ----------
                                                         24,468,000
                                                         ==========

                                                          RENTABLE
                    MANAGEMENT TYPE                      SQUARE FEET
-------------------------------------------------------  -----------
Office property........................................  14,133,000
Industrial property....................................   2,464,000
Retail property........................................   4,610,000
Facilities management..................................   1,621,000
Asset management.......................................     769,000
Residential property...................................     871,000
                                                         ----------
                                                         24,468,000
                                                         ==========

  FORESTRY

     This segment focuses on the management and harvesting of our extensive timberland holdings. We grow, harvest and sell timber and wood fiber. We are the largest private holder of timberlands in Florida, owning:

      -- approximately 650,000 acres of planted pine forests, primarily in northwestern Florida

      -- approximately 250,000 acres of mixed timberland, wetlands and lake and canal properties

     In 2001, our revenues came from selling pulpwood, timber and bulk land. Our principal forestry product is softwood pulpwood. We also grow and sell softwood and hardwood sawtimber. On December 31, 2001, our standing pine inventory totaled 21.8 million tons and our hardwood inventory totaled 9.8 million tons. Our timberlands are harvested by local independent contractors under agreements that are generally renewed annually.

     On July 1, 2000, we entered into a twelve year fiber agreement with Smurfit-Stone Container Corporation. The agreement requires us to provide Smurfit-Stone Container Corporation with 700,000 tons of pulpwood every year from our lands.

     Our timberlands are located near key transportation links, including roads, waterways and railroads, allowing us to deliver fiber to our customers on a cost-efficient basis.

     St. Joe maintains a genetics research facility in Capps, Florida, which supervises the growing of seedlings for use in the reforestation of our lands. The facility conducts research to produce faster-growing, more disease-resistant species of pine trees, and produces seedlings for planting on our plantations. In cooperation with the University of Florida, we are doing experimental work in genetics on the development of superior pine seeds.

     Our strategy is to increase the average age of our timber by extending growing periods before final harvesting in order to capitalize on the higher margins of older-growth timber. We have implemented a program to extend the growing periods for our softwood forest from an historical average of approximately 18-22 years to approximately 28-30 years. Our strategy may increase the revenues and returns of our forestry operations when a sustainable harvest of older-growth timber is achieved, although we cannot provide you with any assurances. We also seek to maximize sustainable harvest volumes through:

      --   the continued use and development of genetically improved seedlings

      --   soil mapping

      --   extensive fertilization

      --   vegetation control

      --   thinning

      --   selective harvesting practices

     As part of our strategy to maximize the cash flows from our forestry operations, we engage in several business activities complementary to our land holdings. In particular, we lease approximately 750,000 acres of our timberlands to private clubs and state agencies for hunting.

     In 2001, we purchased Sunshine State Cypress, which owns and operates a small cypress sawmill and mulch processing plant.

  TRANSPORTATION

     We own the Apalachicola Northern Railroad Company, a short-line railroad operating between Port St. Joe and Chattahoochee, Florida, where it connects with an unaffiliated carrier. The railroad's transportation facilities include 96 miles of main track, 13 miles of yard switching track and 3 miles of other track. The primary commodities moved by the railroad are chemicals, stone and clay products and recyclable items.

EMPLOYEES

     As of December 31, 2001, we employed approximately 2,339 employees. Some of Apalachicola Northern Railroad Company's employees are covered by collective bargaining agreements that set wage levels and establish work rules and working conditions. We believe that our relationships with our employees are good.

PROPERTIES

     Our material physical properties as of December 31, 2001 are set forth below. All properties shown are owned in fee simple, except where otherwise indicated.

  CORPORATE FACILITIES

     We lease approximately 40,000 square feet in a building owned by Flagler Development Company in Jacksonville, Florida at market rates.

  COMMUNITY RESIDENTIAL DEVELOPMENT

     We own thousands of acres in northwestern Florida and St. John's County on the northeastern coast of Florida near Jacksonville, including substantial gulf, lake and riverfront acreage. See "Business--Business Segments--Community Residential Development" for a description of many of our developments. St. Joe/ Arvida Company, L.P.'s administrative offices are located in Boca Raton, Florida and are leased from a third party.

  COMMERCIAL REAL ESTATE DEVELOPMENT AND SERVICES

     On December 31, 2001, we owned 130 acres of land with entitlements for future development of approximately 3.4 million square feet of commercial property. On December 31, 2001, we owned 20 rental properties totaling approximately 2.4 million square feet. All Advantis offices are leased from third parties.

  FORESTRY

     We own, primarily in northwestern Florida, over 650,000 acres of planted pine forests and an additional 250,000 acres of mixed timberland, wetlands, lake and canal properties. The forestry segment's administrative offices are based in Port St. Joe, Florida. We own forestry management facilities, pulpwood procurement offices and chip plants in the following locations:

FORESTRY MANAGEMENT FACILITIES  PULPWOOD PROCUREMENT OFFICES   CHIP PLANTS
------------------------------  ----------------------------   --------------
Albany, Georgia                 Port St. Joe, Florida          Lowry, Florida
Hosford, Florida
Newport, Florida
Port St. Joe, Florida
West Bay, Florida
Wewahitchka, Florida

  TRANSPORTATION

     Apalachicola Northern Railroad Company owns a three-story building in Port St. Joe, Florida that is partially used for its administrative offices. Our transportation facilities include 96 miles of main track, 13 miles of yard switching track and 3 miles of other track. Apalachicola Northern Railroad Company owns six diesel locomotives and 148 freight cars, as well as work equipment and automotive vehicles.

LEGAL PROCEEDINGS

     We are named as a Potentially Responsible Party for the remediation of a designated Superfund site near Tampa, Florida. The United States Environmental Protection Agency has alleged that we caused certain materials to be disposed of at the site over a period of years in the late 1970s or 1980s. We have provided the United States Environmental Protection Agency with evidence indicating we did not dispose of any materials at the site. We have declined an invitation to join a Potentially Responsible Party group as a de minimis party. We believe that we do not have any liability and continue to vigorously oppose any attempt to impose any liability upon us for the remediation of the site.

     We received notice of potential involvement in a Superfund Site in Sharonville, Ohio, during the third quarter of 1996. The site was formerly owned and operated by us as a container plant. It was sold in the late 1970s. At this time the extent of the contamination and magnitude of the cleanup is unknown. We do not believe, based on our preliminary investigation of our use of the property, that we are responsible for the contamination. If found partially responsible, we do not believe our liability would be material.

     Pursuant to the terms of various agreements by which we disposed of our sugar assets, we are obligated to complete certain defined environmental remediation. Approximately $5.0 million of the sales proceeds are being held in escrow pending the completion of the remediation. We must use these funds to pay the costs of the remediation. Based upon our current environmental studies, we do not believe the costs of the remediation will materially exceed the amount held in escrow. We will receive any funds that remain after the remediation is complete. In the event other environmental matters are discovered beyond those contemplated by the $5.0 million that is held in escrow, the purchasers of our sugar assets will be responsible for the first $0.5 million of the additional costs; we will be responsible for the next $4.5 million; and thereafter the parties shall share the costs equally.

     During the fourth quarter of 2000, we became aware of an investigation being conducted by the Florida Department of Environmental Protection of our former paper mill site and some adjacent real property in Gulf County, Florida (the "Mill Site"). The real property on which our former paper mill is located is now owned by the Smurfit-Stone Container Corporation and the adjacent real property is owned by us. The Florida Department of Environmental Protection submitted a CERCLA Site Discovery/Prescreening Evaluation to Region IV of the United States Environmental Protection Agency in Atlanta in September 2000. Based on this submission, the United States Environmental Protection Agency included the Mill Site on the CERCLIS List. The CERCLIS List is a list of sites which are to be evaluated to determine whether there is a potential presence of actionable contaminants. The Florida Department of Environmental Protection, under an arrangement with the United States Environmental Protection Agency began to prepare a preliminary assessment of the Mill Site. We, in cooperation with the Smurfit-Stone Container Corporation, requested the Florida Department of Environmental Protection to allow us and the Smurfit-Stone Container Corporation to conduct testing on the Mill Site prior to the submission of a preliminary assessment. The Florida Department of Environmental Protection requested the United States Environmental Protection Agency to allow us and the Smurfit-Stone Container Corporation to conduct a voluntary investigation prior to submitting a preliminary assessment. The United States Environmental Protection Agency agreed. On September 27, 2001, we, the Smurfit-Stone Container Corporation and the Florida Department of Environmental Protection executed an Agreement which set forth the parameters under which we and the Smurfit-Stone Container Corporation were to conduct testing. The testing has been completed. We submitted our sampling and analysis report to the Florida Department of Environmental Protection on January 16, 2002. The Florida Department of Environmental Protection, which conducted independent testing of the same samples as us, will compare its results to those obtained by us. Based on current information including the test results, we do not believe our liability, if any, for the possible cleanup of any potential contaminants detected on the Mill Site will be material.

     Compliance with federal, state and local laws and regulations is an important goal of ours. We cooperate with federal, state and local agencies regarding compliance with applicable environmental laws and regulations. We are not aware of any monetary sanctions to be imposed, which, in the aggregate, are likely to exceed $100,000. We do not currently believe that any environmental remediations will necessitate significant capital outlays or cause material changes in our business.

     From time to time, we are involved in litigation incidental to our business. In our opinion, no litigation to which we are currently a party, if decided adversely to us, is likely to have a material adverse effect on our results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of May 2002, the names, ages and positions of our executive officers and directors. With the exception of Mr. Quindlen, the terms of all our directors will expire at the annual meeting of shareholders to be held in May 2003.

             NAME               AGE                            POSITION(S)
------------------------------  ---   --------------------------------------------------------------
Peter S. Rummell..............  56    Chairman of the Board of Directors and Chief Executive Officer
Kevin M. Twomey...............  55    President, Chief Operating Officer and Chief Financial Officer
Robert M. Rhodes..............  59    Executive Vice President and General Counsel
Michael N. Regan..............  54    Senior Vice President-Finance and Planning
Jerry M. Ray..................  52    Senior Vice President-Corporate Communications
Michael L. Ainslie............  58    Director
Hugh M. Durden................  58    Director
John S. Lord..................  55    Director
Herbert H. Peyton.............  70    Director
John J. Quindlen*.............  69    Director
Walter L. Revell..............  66    Director
Frank S. Shaw, Jr. ...........  70    Director
Winfred L. Thornton...........  73    Director
John D. Uible.................  65    Director

------------
* Mr. Quindlen retired as our director on May 21, 2002.

     Peter S. Rummell joined us in January 1997 as Chairman and Chief Executive Officer. From 1985 until 1996, Mr. Rummell was employed by The Walt Disney Company. His most recent position with Disney was as Chairman of Walt Disney Imagineering, the division responsible for Disney's worldwide creative design, real estate and research and development activities. Mr. Rummell also served as President of Disney Development Company, the community development arm of Walt Disney, from 1992 to 1994 and as President of the Arvida Resort Communities Division during 1985. From 1983 until 1985, Mr. Rummell was Vice Chairman of the Rockefeller Center Management Corporation in New York City.

     Kevin M. Twomey joined us in January 1999 as President and Chief Financial Officer and was appointed Chief Operating Officer in February 2000. Prior to joining us, Mr. Twomey was Vice Chairman and Chief Financial Officer of H.F. Ahmanson & Company and its principal subsidiary, Home Savings of America. Prior to joining Ahmanson in 1993, Mr. Twomey was Chief Financial Officer at First Gibraltar Bank of Dallas, a company held by the MacAndrews and Forbes Holdings of New York. Mr. Twomey also held management positions with MCorp and Bank of America.

     Robert M. Rhodes joined us in February 1997 as Senior Vice President and General Counsel and has been our Executive Vice President and General Counsel since February 1999. Prior to joining us, Mr. Rhodes was a partner in the law firm of Steel Hector and Davis L.L.P., specializing in real estate and land development. From 1985 to 1988, Mr. Rhodes served as Senior Vice President and General Counsel of Arvida/Disney Corporation and Disney Development Company. Mr. Rhodes also served in Florida state government as counsel to the Speaker of the Florida House of Representatives and as Chief of the Bureau of Land and Water Management, which administers the state's growth management programs.

     Michael N. Regan joined us in July 1997 as Vice President and was appointed Senior Vice President, Finance and Planning in February 1999. Prior to joining us, Mr. Regan was Vice President and Controller for Harrah's Entertainment, Inc. Mr. Regan joined Harrah's as a Senior Financial Analyst in Strategic Planning in 1980 and held several management positions in finance.

     Jerry M. Ray joined us as Vice President in November 1997. Mr. Ray was appointed our Senior Vice President, Corporate Communications in February 1999. Prior to joining us, Mr. Ray was Senior Vice President for Powell Tate, a Washington, D.C. communications firm. Prior to his position at Powell Tate, Mr. Ray was Vice President and Director of Media for Burson Marsteller in Washington. From 1981 to 1988, Mr. Ray was Press Secretary for United States Senator Howell Heflin and served in several communications positions for committees of the United States Senate.

     Michael L. Ainslie has been our director since 1998. He is a private investor and the former President, Chief Executive Officer and a Director of Sotheby's Holdings. He was Chief Executive Officer of Sotheby's from 1984 to 1994. From 1980 to 1984, Mr. Ainslie was President of the National Trust for Historic Preservation. He is a trustee of Vanderbilt University, serves as a Chairman of the Posse Foundation and also serves on the board of Lehman Brothers Holdings, Inc. and Artesia Technologies, a broadband software provider.

     Hugh M. Durden has been our director since 2000. He retired on December 31, 2000 as Executive Vice President of Wachovia Corporation and President of Wachovia Corporate Services Inc. Mr. Durden is trustee of the Woodruff Arts Center, Chairman of the Latin American Association Capital Campaign, a board member of the Margaret Mitchell House and Museum, Chairman of the Georgia Chapter of the Newcomen Society, a trustee of the Trust and a director of the Nemours Foundation.

     John S. Lord has been our director since 2000. He is a private investor and business consultant. He retired as President of Bank of America--Central Florida in 2000. Mr. Lord held various positions with Bank of America and its predecessor banks for over 15 years. Mr. Lord served as the corporate trustee of the Trust from April 1994 to July 1997. Mr. Lord was appointed as an individual trustee of the Trust and a director of the Nemours Foundation in 2000, positions he continues to hold.

     Herbert H. Peyton has been our director since 2000. He is the founder of Gate Petroleum Company and has served as its President since 1960. He is a member of the First Union National Bank Advisory Board. Mr. Peyton is a trustee of the Trust, a director of the Nemours Foundation and a director of Florida East Coast Industries, Inc.

     John J. Quindlen was our director from 1995 to our annual meeting held on May 21, 2002. He retired as Senior Vice President and Chief Financial Officer of E.I. duPont de Nemours & Company in 1993. Mr. Quindlen worked for E.I. duPont de Nemours & Company from 1954 until his retirement, except for three years as a supply officer in the United States Navy. He is a trustee of the Wilmington Funds. Mr. Quindlen is a member of the Finance Council of the Archdiocese of Philadelphia and the President of its Board of Education.

     Walter L. Revell has been our director since 1994. He has been Chairman of the Board and Chief Executive Officer of H.J. Ross Associates, Inc., a consulting, engineering, planning and environmental firm in Coral Gables, Florida, since 1991, and has also been Chairman of the Board and Chief Executive Officer of Revell Investments International, Inc. since 1984. Mr. Revell was President, Chief Executive Officer and director of Post, Buckley, Schuh and Jernigan, Inc. until 1983. He served as Secretary of Transportation for the State of Florida from 1972 to 1975. He is also a director of CSR America, Inc. and other closely-held companies, and is Chairman of the Greater Miami Foreign Trade Zone, Inc.

     Frank S. Shaw, Jr. has been our director since 1995. He has been Chairman and Chief Executive Officer of Shaw Securities, Inc., a financial services company, since 2000, and had been the President of Shaw Securities, Inc. for over five years prior to 2000. Mr. Shaw also serves on the Board of Directors of First South Bank, Regional Financial Company, The Southern Scholarship Foundation, Maclay School Foundation, Leon County Library Foundation and the James Madison Institute.

     Winfred L. Thornton has been our director since 1968. He was Chairman of our board of directors and Chief Executive Officer from June 1991 to January 1997. From 1984 to June 1991, he was our President and Chief Operating Officer. Mr. Thornton is a trustee of the Trust, a director of the Nemours Foundation and a director of Florida East Coast Industries, Inc.

     John D. Uible has been our director since 1994. He was Chairman of the Board and Chief Executive Officer of Florida National Bank from 1982 to 1990, when it was acquired by the First Union Corporation. He served as director of the First Union Corporation until 1998. Since 1990, Mr. Uible has been a private investor in financial markets, closely-held companies and partnerships. He was Chairman of the Board and Chief Executive Officer of Jacksonville National Bank of Florida, Inc. from 1976 to 1982 and was employed by the Charter Company from 1958 to 1976.

THE BOARD AND ITS COMMITTEES

  THE BOARD

     St. Joe is governed by a board of directors. The board meets four times a year. Each member of the board of directors attended at least 75% of the meetings of the board and committees on which he served in 2001. In addition, the entire board considers nominees for election to the board, including any written recommendation by a shareholder made in accordance with our By-laws.

  COMMITTEES OF THE BOARD

     The board has three standing committees.

  Audit Committee

     The current members of the Audit Committee are Walter L. Revell, Chairman, John S. Lord, Frank S. Shaw, Jr., Winfred L. Thornton and John D. Uible. The functions of the Audit Committee are to

      --   recommend independent accountants to audit our financial statements

      -- review with the independent accountants any reports or recommendations developed in connection with the auditing engagement

      -- review any reports or recommendations with regard to our internal control and regulatory compliance procedures and practices

      -- review any proposed changes in accounting policies being considered by us

      -- review fees charged by the independent accountants for audit and non-audit services

      -- require the independent accountants to prepare and deliver annually a statement as to independence

      -- consider whether the provision of non-audit services by the independent accountants is compatible with maintaining the independence of the independent accountants

      -- consider any reports and recommendations submitted to the Audit Committee by the independent accountants required by or referred to in SAS 61

      -- recommend to the board whether the audited financial statements are to be included in our Annual Report on Form 10-K

  Compensation Committee

     The current members of the Compensation Committee are Michael L. Ainslie, Chairman, Hugh M. Durden, Herbert H. Peyton and John D. Uible. The functions of the Compensation Committee are to

      -- recommend compensation and benefits for our Chairman and Chief Executive Officer, the President, Chief Operating Officer, and Executive Vice Presidents and Senior Vice Presidents

      --   approve annual bonus and merit plans for our officers and employees

      -- supervise the administration of all current employee benefits plans, stock incentive plans and such other plans as may be created from time to time

  Finance Committee

     The current members of the Finance Committee are Hugh M. Durden, Chairman, John S. Lord, Herbert H. Peyton, Frank S. Shaw and Winfred L. Thornton. The functions of the Finance Committee are to

      --   supervise our investment policies

      --   make recommendation as to corporate dividends

      --   review our business plan

      --   review proposals to acquire and sell significant assets

      -- review and approve acquisitions and investments pursuant to our capital approval policy

      -- make recommendations regarding the issuance or purchase of our securities

DIRECTOR COMPENSATION

     Effective May 20, 2002, each director that is not employed by St. Joe or affiliated with management receives an annual retainer of $25,000, a board or committee meeting fee of $1,500 per day, and a telephone meeting fee of $500 per meeting. In addition, each director who chairs any standing or special committee receives an additional annual retainer of $5,000. Directors who are also employees of St. Joe or an affiliate receive no compensation for serving as directors. All directors are reimbursed for transportation and other reasonable expenses incident to attendance at board and committee meetings.

     We have a deferred compensation plan for non-employee directors. Each year a participating director may elect to defer all or part of his fees in cash or stock unit accounts. The accounts are payable in cash or stock at the director's election upon retirement from the board. Mr. Uible is currently the only director actively participating in the plan. Mr. Quindlen participated in the plan until his retirement and will receive a distribution of his entire account in June.

     Each year, each non-employee director is granted an option under our stock incentive plans to purchase 4,000 shares of our common stock usually on the date of our annual meeting. Each option grant has a 10 year term, vests in equal installments over three years, and permits the holder to purchase shares at the fair market value as of the date of the grant. Messrs. Ainslie, Durden, Lord, Peyton, Quindlen, Revell, Shaw, Thornton and Uible received grants under the stock incentive plans in 2001. The exercise price of options granted in 2001 was $25.00.

EXECUTIVE COMPENSATION

  EXECUTIVE COMPENSATION TABLES

     The following table sets forth the annual compensation of our Chief Executive Officer and our four other most highly compensated executive officers (the "named executive officers") for the past three years.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM COMPENSATION AWARDS
                                          ANNUAL           -----------------------------------------
           (A)                         COMPENSATION            (E)          (F)
         NAME AND                  ---------------------   RESTRICTED    SECURITIES        (G)
       COMPENSATION         (B)       (C)         (D)         SHARE      UNDERLYING        ALL
    PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)    AWARD(1)($)   OPTIONS(#)    OTHER(2)($)
--------------------------  ----   ---------   ---------   -----------   ----------   --------------
Peter S. Rummell..........  2001    715,800    1,140,000            0           0         34,198
  Chairman of the Board
     and                    2000    685,000    1,400,000            0           0         24,450
  Chief Executive Officer   1999    660,000     775,000             0           0         21,435
Kevin M. Twomey...........  2001    496,400     712,000             0     180,000         37,459
  President and Chief       2000    475,000     875,000             0     145,800         47,581
  Financial Officer         1999    450,000     398,590     2,250,000     727,779        384,295
Robert M. Rhodes..........  2001    376,200     420,000             0     115,000         30,286
  Executive Vice President  2000    360,000     616,000             0      72,925        120,131
  and General Counsel       1999    330,000     294,500             0           0         69,560
Michael N. Regan..........  2001    230,400     160,000             0           0         22,177
  Senior Vice President     2000    220,500     225,000             0      21,878         20,332
  Finance and Planning      1999    212,000     140,000             0           0         17,924
Jerry M. Ray..............  2001    228,900     166,000             0      20,000         22,155
  Senior Vice President     2000    219,000     200,000             0           0         19,695
  Corporate Communications  1999    210,000     124,000             0      36,279         26,444

------------
(1) The amount disclosed in this column reflects the dollar value of the named executive officers' restricted shares on the date of grant. As of December 31, 2001, Mr. Rummell held 58,823 restricted shares with a market value of $1,632,338 and Mr. Twomey held 87,416 restricted shares with a market value of $2,425,794.

    The restricted shares vest 40% on the second anniversary of the date of grant, and the remainder in equal installments on the third, fourth, and fifth anniversaries of the date of grant. The entire award vests if we terminate the named executive officer's employment without cause (as defined in the award agreement), we are subject to a change in control (as defined in Exhibit A to the award agreement), or upon his death or disability. In the event the named executive officer's employment terminates for any other reason, he forfeits restricted shares that are not exercisable or vested. Dividends on all restricted shares are paid at the same rate as on all other shares of common stock.

    The recipients are responsible for the payment of all withholding taxes resulting from awards of restricted shares. The recipients may satisfy this liability by surrendering an appropriate number of shares of common stock to us. To date, Mr. Rummell has surrendered 82,603 shares of common stock and Mr. Twomey has surrendered 43,709 shares of common stock to us to satisfy this liability for a portion of their restricted shares.

(2) The amounts disclosed in this column include our contributions under the 401(k) plan and the deferred capital accumulation plan (for a description of these plans, see "-- Retirement Benefits" below), relocation allowances and benefits and automobile allowances paid to or on behalf of the individual named executive officer in the amounts and in the years indicated:

                                       401(K)              DCAP                            AUTOMOBILE
          NAME             YEAR    (MATCH ONLY)($)    (MATCH ONLY)($)    RELOCATION($)    ALLOWANCE($)
-------------------------  ----    ---------------    ---------------    -------------    ------------
Peter S. Rummell.........  2001         5,100             29,098                  0               0
                           2000         5,100             19,350                  0               0
                           1999         3,000             13,492              4,943               0
Kevin M. Twomey..........  2001         5,100             17,959                  0          14,400
                           2000         5,100             10,552             19,929          12,000
                           1999             0              3,405            370,390          10,500
Robert M. Rhodes.........  2001         5,100             10,786                  0          14,400
                           2000         5,100              7,267             95,763          12,000
                           1999         3,000              5,763             48,797          12,000
Michael N. Regan.........  2001         5,100              3,877                  0          13,200
                           2000         5,100              3,232                  0          12,000
                           1999         3,000              2,274                  0          12,650
Jerry M. Ray.............  2001         5,100              3,855                  0          13,200
                           2000         5,100              2,594                  0          12,000
                           1999             0              1,947             12,497          12,000

  STOCK OPTIONS

     The following table contains information about stock options granted in 2001 to the named executive officers.

                             OPTION GRANTS IN 2001

                                                                                    POTENTIAL REALIZABLE
                                       PERCENT                                        VALUE AT ASSUMED
                                       OF TOTAL                                        ANNUAL RATES OF
                       NUMBER OF       OPTIONS                                        APPRECIATION FOR
                       SECURITIES     GRANTED TO     EXERCISE                            OPTION TERM
                       UNDERLYING     EMPLOYEES      OR BASE                           STOCK PRICE(2)
                        OPTIONS       IN FISCAL       PRICE         EXPIRATION     -----------------------
NAME                    GRANTED        YEAR (%)       ($/SH)           DATE         5% ($)        10% ($)
---------------------  ----------     ----------     --------       ----------     ---------     ---------
Peter S. Rummell.....         0          N/A            N/A               N/A            N/A           N/A
Kevin M. Twomey......   180,000         25.4          28.29(1)      8/21/2011      3,108,839     8,115,655
Robert M. Rhodes.....   115,000         16.2          28.29(1)      8/21/2011      1,986,203     5,185,002
Michael N. Regan.....         0          N/A            N/A               N/A            N/A           N/A
Jerry M. Ray.........    20,000          2.8          23.42(1)      2/19/2011        294,574       746,509

------------
(1) The exercise price of each option is equal to the closing price of our common stock on the day preceding the date of the grant. The exercise price of any unexercised option will be adjusted equitably in the event that we make a partial liquidation distribution to our shareholders. See Note 12 to our audited consolidated financial statements included elsewhere in this prospectus for further information on adjustment of the options.

    The options granted in 2001 become exercisable as follows: Messrs. Twomey and Rhodes -- 25% per year beginning on the first anniversary of January 2, 2002; and Mr. Ray -- 20% per year beginning on the first anniversary of February 20, 2001. If, however, the executive officer dies or becomes disabled, we are subject to a change in control, or, in the case of Mr. Twomey or Mr. Rhodes, if either of them has a qualifying termination of employment as defined under their respective severance agreements, the executive officer's outstanding options become immediately exercisable in full.

(2) In arriving at the potential value realizable for each grant we assume the market value of the common stock will appreciate at annualized rates of 5% and 10%, compounded annually over the term of the option. These assumed appreciation rates have been specified by the Securities and Exchange Commission for illustrative purposes only and are not indicative of future stock prices. Our stock prices will depend upon various factors, including market conditions and future performance. See "Risk Factors" for a more detailed discussion of these factors. We cannot guarantee that the value actually realized upon the exercise of these options will be at or near the value shown in the table.

     The following table contains information concerning stock options exercised by the named executive officers in 2001.

                 AGGREGATED STOCK OPTIONS/EXERCISES IN 2001 AND
                       OPTIONS/VALUES AS OF YEAR END 2001

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                          NUMBER OF                        OPTIONS AS OF          IN-THE-MONEY OPTIONS AS OF
                           SHARES        VALUE           DECEMBER 31, 2001         DECEMBER 31, 2001 ($)(2)
                         ACQUIRED ON    REALIZED    ---------------------------   ---------------------------
NAME                      EXERCISE       ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------  -----------   ----------   -----------   -------------   -----------   -------------
Peter S. Rummell.......   1,350,000    17,302,682    2,288,552      1,178,784     33,435,745     17,222,034
Kevin M. Twomey........     200,000     1,880,040      120,281        553,348      1,444,196      6,665,864
Robert N. Rhodes.......     210,000     1,773,202        1,161        107,484         12,891      1,233,002
Michael N. Regan.......      69,275       561,429           75         39,214            628        405,219
Jerry M. Ray...........           0           N/A       66,910         54,868        442,945        364,591

------------
(1) The "value realized" column shows the difference between the total purchase price of the shares of common stock underlying the options exercised and the market value, on the date of exercise, of the shares acquired.

(2) An option is "in-the-money" if the exercise price is below the market price of the shares of our common stock covered by the option on December 31, 2001. The value of "in-the-money" options held as of December 31, 2001 is the difference between the aggregate purchase price of all options held and the market value of the shares covered by the options as of December 31, 2001, which was $27.75 per share.

  EXECUTIVE STOCK INVESTMENT PROGRAM

     We maintain an executive stock investment program to provide simple interest loans, with interest due annually, to the executives for use in purchasing our common stock in the open market. The loans provide for full recourse, and interest rates are set at a published safe harbor rate specified by the Internal Revenue Service. Loans must generally be repaid in full within three years of the date of the loan, with the option of full or partial prepayment at any time, except that we granted a 12-month extension to Mr. Ray on his loan that was due on May 23, 2002. Loans are due in full upon the sale of the shares of common stock purchased with the loan, or upon the termination of the executive's employment with us. The Compensation Committee of our board of directors administers this program. Any shares of common stock purchased under this program may not be sold without the approval of the Compensation Committee until the earlier of:

      --   three years from the date of purchase

      --   the termination of the executive's employment

     The executives have full rights of ownership of any shares of common stock purchased under this program with respect to voting and dividends. Our maximum loan exposure under this program is $400,000. We pay any Florida state intangible taxes which become due as a result of any loans made under this program.

RETIREMENT BENEFITS

     We maintain a cash balance pension plan, a 401(k) salary deferral plan and an employee stock purchase plan covering substantially all of our employees. These plans do not discriminate in favor of directors or executive officers in the nature or level of benefits provided to participants. In addition, we maintain a supplemental executive retirement plan, or "SERP", and a deferred capital accumulation plan, or "DCAP". Effective January 1, 2001, we gave the plan administrator discretion to amend all of these plans, so long as our aggregate incremental cost of each amendment does not exceed $1,000,000.

  PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP)

     We maintain a cash balance pension plan which covers all of our employees who have attained age 21 and completed one year of service during which they have completed at least 1,000 hours of service. The pension plan is fully funded and provides retirement benefits and a source of funds needed for retiree health benefits. Amounts credited to a participant's account are based upon the age and compensation of the participant.

     The supplemental executive retirement plan is designed to provide qualified executives with benefits which may be lost due to limitations placed on our pension plan by the Internal Revenue Service. In addition, the SERP provides a higher benefit than the pension plan for qualified older executives. The annual amounts credited for the SERP depend on the named executive officer's age at the beginning of a calendar year and are determined as follows:

                                                        AMOUNT CREDITED FOR
                                                        SERP AS A PERCENTAGE
                       AGE                            OF ELIGIBLE COMPENSATION
--------------------------------------------------    ------------------------
Under 25..........................................              8.00%
25 - 34...........................................              9.00
35 - 44...........................................             10.00
45 - 54...........................................             14.00
55 and over.......................................             18.25

     The following table shows the combined balances that would be payable under the pension plan and SERP for persons, at age 65, with various earnings and years of service. We make the following assumptions:

      --   total earnings will remain constant

      --   years of service will occur immediately prior to age 65

      --   interest credited on the account balance will be 6% per year

                      PENSION PLAN AND SERP BENEFITS TABLE

                                                        YEARS OF SERVICE
                               ------------------------------------------------------------------
    ELIGIBLE COMPENSATION          5             10            15            20            25
-----------------------------  ----------    ----------    ----------    ----------    ----------
$300,000.....................  $  308,631    $  721,649    $1,145,647    $1,713,051    $2,255,416
 400,000.....................     411,508       962,198     1,527,531     2,284,070     3,007,226
 500,000.....................     514,385     1,202,748     1,909,409     2,855,080     3,759,033
 600,000.....................     617,261     1,443,297     2,291,291     3,426,099     4,510,835
 700,000.....................     720,138     1,683,846     2,673,175     3,997,117     5,262,640
 800,000.....................     823,016     1,924,397     3,055,054     4,568,131     6,014,450
 900,000.....................     925,892     2,164,946     3,436,937     5,139,148     6,766,247
 1,000,000...................   1,028,769     2,405,495     3,818,820     5,710,169     7,518,064
 1,100,000...................   1,131,646     2,646,045     4,200,701     6,281,185     8,269,866
 1,200,000...................   1,234,522     2,886,593     4,582,584     6,852,202     9,021,667
 1,300,000...................   1,337,401     3,127,145     4,964,465     7,423,216     9,773,476
 1,400,000...................   1,440,278     3,367,695     5,346,350     7,884,238    10,525,288
 1,500,000...................   1,543,155     3,608,244     5,728,228     8,565,249    11,277,091
 1,600,000...................   1,646,031     3,848,793     6,110,112     9,136,267    12,028,893
 1,700,000...................   1,748,909     4,089,343     6,491,866     9,707,286    12,780,897
 1,800,000...................   1,851,766     4,329,893     6,873,874    10,278,301    14,532,510
 1,900,000...................   1,954,662     4,570,442     7,255,758    10,849,319    14,284,307
 2,000,000...................   2,057,539     4,610,990     7,637,640    11,420,328    16,038,117

     An executive's cash balance pension plan account and SERP account are also credited with interest at the end of each calendar year. The interest is based upon the 30-year US Treasury Bond rate. The benefits under our pension plan and SERP are not reduced by the social security or other benefits received by the participant.

     Effective in 2000 and 2001, we amended the pension plan to permit a special credit to the pension plan on behalf of some qualified executives. At the same time, these qualified executives waived an equivalent amount of their vested SERP benefits. The special credit is conditioned upon approval of the Internal Revenue Service. The amounts credited to the named executive officers' accounts for 2001 were: Peter S. Rummell, $97,315; Kevin M. Twomey, $24,617; Robert M. Rhodes, $116,032; Michael N. Regan, $18,341; and Jerry M. Ray, $13,521.

     A participant must be employed by St. Joe for five or more years of service before his or her benefits under the pension plan are 100% vested and he or she is entitled to the full cash balance account. In 2000 and 2001 we made a transfer from the pension plan to pay a portion of retiree medical benefits. As a result, as required by law, each participant's cash balance accounts became 100% vested as of the date of the transfer.

     The SERP balance vests in accordance with the following rules:

      -- Effective January 1, 2000, the SERP balance vests at the rate of 10% per year of service

      -- If the participant joined the SERP prior to 2000, the participant's SERP balance becomes vested in accordance with the schedule described above, or in accordance with the prior vesting schedule (0% before age 55 and 100% vesting upon the attainment of age 55), whichever schedule produces earlier vesting

      --   SERP benefits become 100% vested at age 62

     All of the named executive officers joined the SERP prior to 2000, which means they are entitled to the vesting schedule under the second bullet point above. However, because of the qualified executives' waivers of the vested portion of their SERP benefits for 2000 and 2001, the vesting of qualified executives' remaining benefits under the SERP has decreased. The estimated vesting percentages of the named executive officers as of December 31, 2001 were: Peter S. Rummell, 100%, Kevin M. Twomey, 23%, Robert M. Rhodes, 100%, Michael N. Regan, 24%, and Jerry M. Ray, 25%.

  401(K) PLAN AND DEFERRED CAPITAL ACCUMULATION PLAN (DCAP)

     We maintain a salary deferral plan, or 401(k) plan, which covers substantially all of our employees who are age 21 or over, have completed 90 days of employment and elect to have their salary reduced and contributed into the 401(k) plan and invested as directed by the participant. We match the employee contribution on the basis of $0.50 for every $1.00 up to 6% of the employee's eligible compensation, which includes base salary, commissions and bonus but excludes sign-on bonus and DCAP contributions. The 401(k) plan allows a participant to borrow from his or her plan account. Accounts are paid out in a lump sum or quarterly installments in the case of death, termination, disability, retirement or after attainment of age 59 1/2. In 2001, we contributed the amounts set forth in footnote 2 in the Summary Compensation Table on behalf of the named executive officers.

     The deferred capital accumulation plan primarily provides qualified executives with benefits which may be lost due to limitations placed on our 401(k) plan by the Internal Revenue Service. Pursuant to the DCAP, a qualified executive may elect to defer between 1% and 50% of his or her compensation, which generally includes base salary, commissions, and certain deferrals, but which excludes bonuses. In addition, a qualified executive may elect to defer between 1% and 75% of his or her bonus (except a sign-on bonus) payable in the plan year. We contribute $0.25 for every $1.00 up to 6% of the executive's total eligible compensation in excess of the IRS annual compensation limit. A participant's DCAP account may become payable upon termination of employment with us, death, change in control or, at the participant's election, on a date after 2004.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

  EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with our named executive officers. These employment agreements provide that each of the named executive officers is an "at will" employee and will receive

      --   a base salary plus car allowance

      -- a performance-based annual incentive bonus, under our annual incentive compensation plan, in an amount equal to a specified percentage of the named executive officer's base salary

      -- an option to purchase shares of our common stock under our stock incentive plans

     These employment agreements provide that the amount of each named executive officer's base salary and the range of his bonus may be increased but not decreased during his period of employment with us.

     The employment agreements further provide that, in the event we terminate the employment of any executive officer for any reason other than for cause or disability, the executive officer will receive a severance payment in a lump sum amount equal to a specified percentage of his base salary, plus a specified percentage of the amount of any bonus awarded to him in the year prior to the termination.

     Although our employment agreement with Mr. Rummell, our Chief Executive Officer, has expired in January 2002, our arrangements with him with respect to his employment are substantially the same as above.

  LONG TERM INCENTIVE COMPENSATION

     We entered into long term incentive compensation agreements with Messrs. Twomey and Rhodes in 2001. Under their LTIC agreements, Messrs. Twomey and Rhodes will be paid $5.0 million and $2.5 million, respectively, in a lump sum (subject to the adjustments described in the paragraphs below), upon the first occurrence of any of the following:

      --   he remains continuously employed by us until December 31, 2005

      --   he terminates his employment with us for good reason

      --   he dies

      --   he becomes disabled, as defined in our long term disability plan

      --   we terminate his employment for any reason other than cause

      -- the first anniversary of any change in control, as defined in the severance agreements (see "--Severance Agreements" below), if he is employed by us on that first anniversary

     The target LTIC award will be increased by 2% for every 1% that the price of our common stock exceeds a pre-established goal price on the date the LTIC award is payable. Additionally, the LTIC award will be decreased by 2% for every 1% that the price of our common stock is less than the pre-established goal price on the date the LTIC award is payable. The pre-established goal price is $32.50 per share, which is equal to the closing price of our common stock on August 20, 2001 plus increases of $1.00 per share per year. The adjustment to the target LTIC award will be prorated in the event the LTIC award becomes payable prior to December 31, 2005. The actual payment cannot be more than one-third higher than the target LTIC award or less than two-thirds of the target LTIC award. In the event of Mr. Twomey's or Mr. Rhodes' death prior to any payment, they will receive $5.0 million or $2.5 million, respectively.

  SEVERANCE AGREEMENTS

     We have a severance agreement with each of the named executive officers. The severance agreements with Messrs. Regan and Ray provide that each of them is entitled to severance payments in the event that he:

      -- resigns for any reason during the last six months of the first year following the date of a change in control

      -- resigns for good reason within the first 36 months following a change in control

      -- is terminated by us for any reason within 36 months following the date of a change in control

     We entered into amended and restated severance agreements with Messrs. Rummell, Rhodes and Twomey effective August 21, 2001. These amended and restated severance agreements provide that each of them is entitled to severance payments in the event that he:

      -- resigns for any reason during the six months immediately following the first anniversary of a change in control

      --   resigns for good reason

      -- is terminated by us for any reason other than for cause, disability or death

     These severance payments and benefits include:

      -- payment of a lump sum amount equal to the sum of three times the executive officer's annual base salary plus three times the executive officer's bonus which, in the case of Messrs. Rummell, Rhodes, and Twomey, cannot be less than annual base salary

      --   payment of a lump sum supplemental pension benefit amount

      -- payment of a prorated bonus for the year during which the executive officer's employment is terminated

      -- continued participation in our group insurance plans, at our expense, until the expiration of three years following the change in control (or the date of the executive officer's death, if earlier)

      --   senior executive level outplacement services

      --   financial planning benefits

      -- gross-up payments, if applicable, in the amount necessary to satisfy any excise tax incurred by the executive officer, if any, under
           Section 4999 of the Internal Revenue Code, subject to some limitations

     Under the terms of the severance agreements, all stock options previously granted to the executive officer will become fully exercisable upon a change in control, and remain exercisable until the earlier of the first anniversary following the change in control or the expiration date of the options. In addition, if any of Messrs. Rummell, Rhodes and Twomey resigns for good reason, we terminate him other than for cause, or he becomes disabled or dies, all stock options granted to him will vest in full and all restrictions on restricted shares granted to him will lapse.

     The severance agreements with Messrs. Regan and Ray supersede their employment agreements to the extent that severance pay and benefits provided under the severance agreements are greater. Likewise, their severance agreements supersede their agreements entered into by the executive officers under our stock incentive plans, to the extent that the applicable severance agreement provides for earlier exercise or a longer post-termination exercise period.

  EMPLOYEE STOCK PURCHASE PLAN

     We maintain an employee stock purchase plan, covering all of our employees, except employees:

      --   who work less than 20 hours per week

      --   who have not been employed for more than 90 days

      --   who work less than 5 months in any calendar year

     The purpose of the employee stock purchase plan is to give each of our eligible employees the opportunity to acquire an ownership interest in St. Joe. Through the employee stock purchase plan, employees may purchase shares of our common stock for 85% of the fair market value at the time of the purchase. Commencing January 1, 2001, participants may not purchase, under the stock purchase plan, shares of common stock with a fair market value in excess of $25,000 in any calendar year. In addition, for six months after the purchase, a participant may not transfer or pledge shares of our common stock except with the Compensation Committee's written approval or upon death, termination or retirement of the participant.

  ANNUAL INCENTIVE COMPENSATION PLAN

     The Compensation Committee conducts a formal evaluation process to calculate annual incentives that combines quantitative financial measures and qualitative strategic measures. The Compensation Committee considers corporate and individual performance goals, together with trends in appropriate peer group companies in awarding annual incentives. Quantitative goals consist primarily of corporate earnings and qualitative goals consist primarily of an assessment of the employee's role in implementing our strategic plan. The Compensation Committee evaluates the performance of all eligible employees using these criteria to determine the amount of annual incentives payable. Payments to executive officers in 2001 ranged from approximately 73% to 159% of base salary.

  STOCK INCENTIVE PLANS

     We maintain several substantially identical stock incentive plans, which have been approved by the shareholders and are administered by the Compensation Committee. See also Note 12 to our audited consolidated financial statements included elsewhere in this prospectus for further information.

     Our stock incentive plans provide for awards of restricted shares, options (non-statutory or incentive) and stock appreciation rights. The recipient of restricted shares will have the same voting, dividend and other rights of a shareholder with respect to the restricted shares, subject to any restrictions and conditions as the Compensation Committee may include in the award agreement. The exercise price of an option may be paid in any lawful form permitted by the Compensation Committee, including a full-recourse promissory note or the surrender of shares of common stock or restricted shares already owned by the optionee.

     The Compensation Committee selects the employees and directors who receive awards, determines the size of any award and establishes any vesting or other conditions. All of our employees and non-employee directors are eligible to participate in the stock incentive plans, although incentive stock options may be granted only to employees.

     The vesting conditions are set forth in the award agreements and may be based on the length of the recipient's service, his or her individual performance, St. Joe's performance or other appropriate criteria. An award agreement may provide for accelerated vesting in the event of the recipient's death, disability or retirement or in the event of a change in control. The named executive officers' options become fully vested in equal installments over a four- or five-year period, or upon death, disability or change in control, or, in the case of Messrs. Twomey and Rhodes, qualifying termination of employment.

     The Compensation Committee is authorized, within the provisions of our stock incentive plans, to amend the terms of outstanding restricted shares, modify, buy out or extend outstanding options or stock appreciation rights, exchange new options for outstanding options (including outstanding options with a higher exercise price than the new options) or convert outstanding stock appreciation rights to options.

     The total number of restricted shares, and shares underlying stock appreciation rights and options available for grant under the stock incentive plans is approximately 3.1 million (subject to anti-dilution adjustments). If any restricted shares, stock appreciation rights or options are forfeited, or if options terminate for any other reason prior to exercise, then they again become available for awards. No individual may receive stock appreciation rights or options covering more than 500,000 shares (750,000 in the first year of employment) in any calendar year (subject to anti-dilution adjustments).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee for 2001 were John J. Quindlen, Chairman, John S. Lord, Herbert H. Peyton and John D. Uible. No member of the Compensation Committee is or ever was an officer or employee of St. Joe or any of its subsidiaries. No member of the Compensation Committee is or was during 2001 an executive officer of another company on whose board or its comparable committee one of St Joe's executive officers serves. See "Certain Relationships and Related Transactions" in this prospectus for further information on members of the Compensation Committee and their relationships with St. Joe.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of shares of common stock beneficially owned as of April 5, 2002 by

      -- persons known to us to be the beneficial owners of more than 5% of our outstanding common stock

      --   each director and named executive officer

      --   all directors and executive officers as a group

                                                        AMOUNT AND
                                                        NATURE OF
                                                        BENEFICIAL
                  NAME AND ADDRESS                     OWNERSHIP(1)    PERCENT OF CLASS
-----------------------------------------------------  ------------    ----------------
Alfred I. duPont Testamentary Trust..................   46,674,300(2)        58.1
  1650 Prudential Drive, Suite 300
  Jacksonville, Florida 32207
Michael L. Ainslie...................................       18,133(3)           *
Hugh M. Durden.......................................   46,675,633(4)        58.1
John S. Lord.........................................   46,677,582(5)        58.1
Herbert H. Peyton....................................   46,677,582(6)        58.1
Jerry M. Ray.........................................       79,592(7)           *
Michael N. Regan.....................................        6,014(8)           *
Walter L. Revell.....................................        9,133(9)           *
Robert M. Rhodes.....................................       66,661(10)          *
Peter S. Rummell.....................................    3,099,710(11)        3.7
Frank S. Shaw, Jr. ..................................       22,133(12)          *
Winfred L. Thornton..................................   46,685,904(13)       58.1
Kevin M. Twomey......................................      402,610(14)          *
John D. Uible........................................       23,403(15)          *
                                                        ==========
All directors and executive officers as a group......   50,489,713(16)       60.2

------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) Except as discussed in footnotes (2), (4), (5), (6) and (13), all directors and named executive officers have sole voting power and sole dispositive power over all shares of common stock beneficially owned by them.

 (2) As of April 5, 2002, the Trust directly and beneficially owned 44,592,192 shares of the common stock and the Nemours Foundation directly and beneficially owned 2,082,108 shares of our common stock, according to the
     Schedule 13D/A of Alfred I. duPont Testamentary Trust, filed with the Securities and Exchange Commission on January 8, 2002. The trustees of the Trust are Hugh M. Durden, John S. Lord, Herbert H. Peyton, John F. Porter, William T. Thompson and Winfred L. Thornton. The trustees constitute the entire board of directors of the Nemours Foundation. The trustees, by virtue of their status as trustees of the Trust and directors of the Nemours Foundation, have the power to vote or direct the vote and the power to dispose or direct the disposition of the shares of our common stock owned by the Trust and the Nemours Foundation. In addition, Mr. Thompson has the power to vote and to dispose of 1,500 shares of our common stock and shares voting and dispositive power over 135,000 shares of our common stock.

 (3) Includes 8,133 shares of common stock which Mr. Ainslie has a right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this prospectus.

 (4) Includes 44,592,192 shares of our common stock owned by the Trust, 2,082,108 shares of our common stock owned by the Nemours Foundation, and 1,333 shares of common stock which Mr. Durden has a right to purchase through the exercise of his options which are vested or will be vested within 60 days following the date of this prospectus, and as to which he has sole voting and dispositive power.

 (5) Includes 44,592,192 shares of our common stock owned by the Trust, 2,082,108 shares of our common stock owned by the Nemours Foundation and 3,282 shares of common stock which Mr. Lord has a right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this prospectus, and as to which he has sole voting and dispositive power.

 (6) Includes 44,592,192 shares of our common stock owned by the Trust, 2,082,108 shares of our common stock owned by the Nemours Foundation and 3,282 shares of common stock which Mr. Peyton has a right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this prospectus, and as to which he has sole voting and dispositive power.

 (7) Includes 78,166 shares of common stock which Mr. Ray has a right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this prospectus and 688 shares held in our 401(k) plan.

 (8) Includes 4,451 shares of common stock which Mr. Regan has a right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this prospectus and 831 shares held in our 401(k) plan.

 (9) Includes 8,133 shares of common stock which Mr. Revell has a right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this prospectus.

(10) Includes 64,890 shares of common stock which Mr. Rhodes has a right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this prospectus and 564 shares held in our employee stock purchase plan.

(11) Includes 2,958,904 shares of common stock which Mr. Rummell has a right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this prospectus.

(12) Includes 8,133 shares of common stock which Mr. Shaw has a right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this prospectus.

(13) Includes 44,592,192 shares of our common stock owned by the Trust, 2,082,108 shares of our common stock owned by the Nemours Foundation, 3,471 shares of our common stock owned by Mr. Thornton and 8,133 shares of common stock which Mr. Thornton has a right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this prospectus, and as to which he has sole voting and dispositive power.

(14) Includes 14,569 shares of Mr. Twomey's shares of restricted stock which are vested or will vest within 60 days following the date of this prospectus; and 382,422 shares of common stock which Mr. Twomey has a right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this prospectus and 1,021 shares held in our employee stock purchase plan.

(15) Includes 8,133 shares of common stock which Mr. Uible has a right to purchase through the exercise of his options which are vested or will vest within 60 days following the date of this prospectus.

(16) Includes 68,523 shares of common stock held in our 401(k) plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SHARE REPURCHASE FROM THE SELLING SHAREHOLDER

     We have entered into an agreement dated May 24, 2002 with the selling shareholder under which we have agreed to purchase, concurrently with the consummation of this offering, $75.0 million of common stock from the selling shareholder at a price per share equal to the public offering price in this offering. The closing of this common stock repurchase is conditioned upon, and will take place concurrently with, the closing of this offering.

OTHER

     Hugh M. Durden, John S. Lord, Herbert H. Peyton and Winfred L. Thornton are trustees of the Trust and also serve as directors of the Nemours Foundation and St. Joe.

     John S. Lord is a consultant to the law firm of Foley & Lardner. The firm provides legal services to us in the ordinary course of business and in accordance with our established policies for the retention of outside counsel.

                              SELLING SHAREHOLDER

     The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling shareholder as of May 15, 2002, and as adjusted to reflect the sale of the shares (assuming that the underwriters' over-allotment option is not exercised) in this offering.

                             SHARES BENEFICIALLY                         SHARES BENEFICIALLY
                           OWNED PRIOR TO OFFERING        SHARES        OWNED AFTER OFFERING
    NAME OF SELLING      ----------------------------     BEING      ---------------------------
      SHAREHOLDER           NUMBER      PERCENTAGE(1)    OFFERED      NUMBER(2)    PERCENTAGE(2)
-----------------------  ------------   -------------   ----------   -----------   -------------
Alfred I. duPont
  Testamentary Trust...    46,674,300(3)     58.1        7,000,000    39,674,300       49.36

------------
(1) All percentages are rounded to the nearest tenth of one percent.

(2) The number and percentage of shares do not give effect to the $75.0 million of common stock that we have agreed to purchase concurrently with the consummation of this offering from the Trust. All percentages are rounded to the nearest tenth of one percent.

(3) As of March 30, 2001, the Trust directly and beneficially owned 44,592,192 shares of our common stock and the Nemours Foundation directly and beneficially owned 2,082,108 shares of our common stock. The trustees of the Trust are Hugh M. Durden, John S. Lord, Herbert H. Peyton, John F. Porter, William T. Thompson and Winfred L. Thornton. The trustees constitute the entire board of directors of the Nemours Foundation. The trustees, by virtue of their status as trustees of the Trust and directors of the Nemours Foundation, have the power to vote or direct the vote and the power to dispose or direct the disposition of the shares of our common stock owned by the Trust and the Nemours Foundation.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 180,000,000 shares of common stock, no par value, of which 96,490,417 shares are currently issued and 80,372,968 shares are outstanding.

     Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders. A majority of the holders of our common stock represented at any meeting of shareholders constitutes a quorum and a majority of such quorum is entitled to vote on any matter coming before the meeting. Our board of directors is elected at the annual meeting of our shareholders by a plurality of the votes cast at the election. We do not have a staggered board of directors.

     Each holder of common stock on the applicable record date is entitled to receive dividends as may be declared by our board of directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities.

     Holders of our common stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All outstanding shares of our common stock are, and the shares of common stock covered by this prospectus will be when issued, fully paid and nonassessable.

     Florida has enacted legislation that may deter takeovers of Florida corporations. The control share acquisition provisions of the Florida Business Corporation Act generally provide that shares of common stock acquired in excess of 20% of the outstanding common stock of a corporation will not possess any voting rights unless these voting rights are approved by a majority vote of a corporation's disinterested shareholders or by the board of directors. These provisions could affect the voting rights afforded the common stock acquired in the future by any present or future holder of at least 20% of the outstanding common stock, provided that St. Joe does not opt out of these provisions of the Act. The provisions of this Act that relate to affiliated transactions generally require supermajority approval by disinterested shareholders or a majority of disinterested directors for specified affiliated transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

     The transfer agent and registrar for our common stock is First Union National Bank Corporate Trust.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Raymond James & Associates, Inc. are acting as representatives, have severally agreed to purchase, and the selling shareholder has agreed to sell to them, severally, the number of shares of our common stock indicated below:

                                                              NUMBER OF
                            NAME                               SHARES
------------------------------------------------------------  ---------
Morgan Stanley & Co. Incorporated...........................
Raymond James & Associates, Inc. ...........................
.............................................................
                                                              --------
          Total.............................................
                                                              ========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling shareholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a
concession not in excess of $       a share under the public offering price. Any
underwriter may allow, and such dealers may reallow, a concession not in excess
of $       a share to other underwriters or to certain other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     The common stock is listed on the NYSE under the symbol "JOE".

     The selling shareholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,050,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would
be $            , the total underwriters' discounts and commissions would be
$            and the total proceeds to the selling shareholder would be
$            .

     The underwriting discounts and commissions were determined by negotiations between the selling shareholder and the representatives and are a percentage of the offering price to the public. The primary factors considered in determining the discounts and commissions were the size of the offering, the nature of the securities offered and the discounts and commissions charged in comparable transactions. The estimated offering expenses payable by St. Joe are approximately $1,371,969, which includes legal, accounting and printing costs and various other fees associated with registering the common stock. The selling shareholder will pay St. Joe $700,000 in reimbursement of expenses for the registration statement and related matters in connection with this offering.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling shareholder. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

                                                       PER SHARE                 TOTAL
                                                  --------------------    --------------------
                                                     NO         FULL         NO         FULL
                                                  EXERCISE    EXERCISE    EXERCISE    EXERCISE
                                                  --------    --------    --------    --------
Underwriting discounts and commissions paid by
  the selling shareholder.......................  $           $           $           $

     The underwriters have informed St. Joe that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     The selling shareholder has agreed that it will not, during the period ending 180 days after the date of this prospectus, and each of St. Joe and the directors and executive officers of St. Joe has agreed that it will not during the period ending 90 days after the date of this prospectus, in each case, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, directly or indirectly:

      -- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

      -- enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

     The restrictions described in the paragraph above do not apply to:

      --   the sale of shares to the underwriters;

      -- the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus or the grant or exercise of an option under any benefit plans described in this prospectus;

      -- the issuance by us of shares of common stock (and the filing of a registration statement with respect to such an issuance) in connection with the acquisition of interests in other companies; provided that the recipients of the shares agree in writing to be bound by the 90-day lock-up described above;

      -- the sale or transfer by the selling shareholder to one or more third parties, provided that the recipients of the shares agree in writing to be bound by the 180-day lock-up described above; or

      --   the sale by the selling shareholder of shares of common stock to St.
           Joe.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     From time to time, Morgan Stanley & Co. Incorporated and Raymond James & Associates, Inc. have provided, and continue to provide, investment banking services to us.

     We, the selling shareholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Robert M. Rhodes, Executive Vice President and General Counsel of St. Joe. Sullivan & Cromwell, New York, New York, is also representing St. Joe in connection with this offering. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York. Certain legal matters will be passed upon for the selling shareholder by McGuireWoods LLP.

                                    EXPERTS

     The consolidated financial statements and schedule of The St. Joe Company as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The audit report covering the December 31, 2001, financial statements of the St. Joe Company refers to a change in the method of accounting used to record derivative instruments.

     The consolidated financial statements of Arvida/JMB Partners, L.P. at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W.,Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the NYSE, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

     We have filed a registration statement on Form S-1 with the SEC relating to the shares of common stock covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

THE ST. JOE COMPANY
Annual Financial Statements
  Independent Auditors' Report..............................    F-2
  Consolidated Balance Sheets at December 31, 2001 and
     2000...................................................    F-3
  Consolidated Statements of Income for the years ended
     December 31, 2001, 2000 and 1999.......................    F-4
  Consolidated Statements of Changes in Stockholders' Equity
     for the years ended December 31, 2001, 2000 and 1999...    F-5
  Consolidated Statements of Cash Flow for the years ended
     December 31, 2001, 2000 and 1999.......................    F-6
  Notes to Consolidated Financial Statements................    F-7
Interim Financial Information (unaudited)
  Consolidated Balance Sheets at March 31, 2002 and December
     31, 2001...............................................    F-26
  Consolidated Statements of Income for the three months
     ended March 31, 2002 and 2001..........................    F-27
  Consolidated Statements of Cash Flow for the three months
     ended March 31, 2002, and 2001.........................    F-28
  Notes to Consolidated Financial Statements................    F-29
Pro Forma Financial Information (unaudited)
  Pro Forma Consolidated Financial Statements...............    F-37
  Pro Forma Consolidated Balance Sheet at March 31, 2002....    F-38
  Pro Forma Consolidated Balance Sheet at December 31,
     2001...................................................    F-39
  Notes to Pro Forma Consolidated Balance Sheets............    F-40
  Pro Forma Consolidated Statement of Income for the year
     ended December 31, 2001................................    F-41
  Notes to Pro Forma Consolidated Statement of Income.......    F-42

Supplemental Financial Statements of less than 50 percent owned subsidiary of The St. Joe Company

ARVIDA/JMB PARTNERS, L.P.
Annual Financial Statements
  Report of Independent Certified Public Accountants........    F-43
  Consolidated Balance Sheets at December 31, 2001 and
     2000...................................................    F-44
  Consolidated Statements of Operations for the years ended
     December 31, 2001, 2000 and 1999.......................    F-45
  Consolidated Statements of Changes in Partners' Capital
     Accounts for the years ended December 31, 2001, 2000
     and 1999...............................................    F-46
  Consolidated Statements of Cash Flows for the years ended
     December 31, 2001, 2000 and 1999.......................    F-47
  Notes to Consolidated Financial Statements................    F-49

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
The St. Joe Company:

     We have audited the accompanying consolidated balance sheets of The St. Joe Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flow for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The St. Joe Company and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in note 2 to the financial statements, during 2001, The St. Joe Company implemented Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which changes the way derivative instruments are recorded.

                                          KPMG LLP

Jacksonville, Florida
February 5, 2002, except for note 16,
as to which the date is February 26, 2002, and except for note 4, as to which the date is May 15, 2002.

                              THE ST. JOE COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
Investment in real estate...................................  $  736,734   $  562,181
Cash and cash equivalents...................................      40,940       51,605
Short-term investments......................................      23,689       30,101
Marketable securities.......................................     141,086      121,723
Accounts receivable.........................................      27,783       45,328
Mortgage loans held for sale................................      32,720           --
Prepaid pension asset.......................................      86,612       74,967
Property, plant and equipment, net..........................      49,826       59,665
Goodwill....................................................     143,383      138,115
Other assets................................................      57,786       31,336
                                                              ----------   ----------
Total assets................................................  $1,340,559   $1,115,021
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Debt........................................................  $  498,015   $  296,848
Accounts payable............................................      49,290       37,662
Accrued liabilities.........................................      59,213       48,343
Income tax payable..........................................          --        5,057
Deferred income taxes.......................................     211,914      155,161
Minority interest in consolidated subsidiaries..............       4,054        2,866
                                                              ----------   ----------
Total liabilities...........................................     822,486      545,937
STOCKHOLDERS' EQUITY:
Common stock, no par value; 180,000,000 shares authorized;
  95,509,175 and 92,709,185 issued at December 31, 2001 and
  2000......................................................      83,154       31,181
Retained earnings...........................................     724,832      661,500
Accumulated other comprehensive income......................      88,137       78,129
Restricted stock deferred compensation......................        (951)      (2,257)
Treasury stock at cost, 15,999,567 and 8,782,893 shares held
  at December 31, 2001 and 2000.............................    (377,099)    (199,469)
                                                              ----------   ----------
Total stockholders' equity..................................     518,073      569,084
                                                              ----------   ----------
Total liabilities and stockholders' equity..................  $1,340,559   $1,115,021
                                                              ==========   ==========

                See notes to consolidated financial statements.

                              THE ST. JOE COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME
                            YEARS ENDED DECEMBER 31,

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                               (DOLLARS IN THOUSANDS EXCEPT
                                                                    PER SHARE AMOUNTS)
Operating revenues..........................................  $591,134   $623,862   $540,874
                                                              --------   --------   --------
Expenses:
  Operating expenses........................................   449,493    399,608    392,728
  Corporate expense, net....................................    18,793     25,115     16,361
  Depreciation and amortization.............................    21,326     44,620     43,874
  Impairment losses.........................................       500      6,455      7,162
                                                              --------   --------   --------
         Total expenses.....................................   490,112    475,798    460,125
                                                              --------   --------   --------
    Operating profit........................................   101,022    148,064     80,749
                                                              --------   --------   --------
Other (expense) income:
  Investment income, net....................................     5,122     11,425     11,687
  Interest expense..........................................   (17,335)   (11,964)    (2,186)
  (Losses) gains on sales and other dispositions of
    assets..................................................        56      1,736     15,508
  Other, net................................................     6,311      4,987      7,439
                                                              --------   --------   --------
         Total other (expense) income.......................    (5,846)     6,184     32,448
                                                              --------   --------   --------
Income from continuing operations before income taxes and
  minority interest.........................................    95,176    154,248    113,197
                                                              --------   --------   --------
Income tax expense (benefit):
  Current...................................................    (6,118)    28,436     33,423
  Deferred..................................................    41,559     23,319    (12,411)
                                                              --------   --------   --------
         Total income tax expense...........................    35,441     51,755     21,012
                                                              --------   --------   --------
Income from continuing operations before minority
  interest..................................................    59,735    102,493     92,185
Minority interest...........................................       524      9,954     19,243
                                                              --------   --------   --------
Income from continuing operations...........................    59,211     92,539     72,942
                                                              --------   --------   --------
Income from discontinued operations:
Earnings from discontinued operations (net of income taxes
  of $6,904, 4,888 and 6,317 in 2001, 2000 and 1999,
  respectively).............................................    10,994      7,784     10,061
Gain on sale of discontinued operations (net of income taxes
  of $30,477)...............................................        --         --     41,354
                                                              --------   --------   --------
  Net income................................................  $ 70,205   $100,323   $124,357
                                                              ========   ========   ========
EARNINGS PER SHARE
Basic
Income from continuing operations...........................  $   0.73   $   1.09   $   0.83
Earnings from discontinued operations.......................      0.14       0.09       0.12
Gain on sale of discontinued operations.....................        --         --       0.47
                                                              --------   --------   --------
  Net income................................................  $   0.87   $   1.18   $   1.42
                                                              ========   ========   ========
Diluted
Income from continuing operations...........................  $   0.70   $   1.06   $   0.82
Earnings from discontinued operations.......................      0.13       0.09       0.12
Gain on sale of discontinued operations.....................        --         --       0.46
                                                              --------   --------   --------
  Net income................................................  $   0.83   $   1.15   $   1.40
                                                              ========   ========   ========

                See notes to consolidated financial statements.

                              THE ST. JOE COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                      COMMON STOCK                   ACCUMULATED OTHER   RESTRICTED STOCK
                                  --------------------   RETAINED      COMPREHENSIVE         DEFERRED       TREASURY
                                    SHARES     AMOUNT    EARNINGS         INCOME           COMPENSATION      SHARES       TOTAL
                                  ----------   -------   ---------   -----------------   ----------------   ---------   ---------
Balance at December 31, 1998....  89,154,221   $13,054   $ 839,227       $ 88,200            $(2,604)       $ (54,580)  $ 883,297
                                  ----------   -------   ---------       --------            -------        ---------   ---------
Comprehensive income:
  Net income....................          --        --     124,357             --                 --               --     124,357
  Increase in net unrealized
    gain on available-for-sale
    securities, net of tax of
    $1,027......................          --        --          --          2,397                 --               --       2,397
                                                                                                                        ---------
Total comprehensive income......          --        --          --             --                 --               --     126,754
                                                                                                                        ---------
Dividends ($.02 per share)......          --        --      (1,765)            --                 --               --      (1,765)
Increase in restricted stock
  deferred compensation.........     100,000        --          --             --             (2,194)           2,194          --
Issuance of common stock........      32,853       116          --             --                 --              750         866
Amortization of restricted stock
  deferred compensation.........          --        --          --             --              1,234               --       1,234
Purchase of treasury shares.....  (2,855,090)       --          --             --                 --          (69,532)    (69,532)
                                  ----------   -------   ---------       --------            -------        ---------   ---------
Balance at December 31, 1999....  86,431,984    13,170     961,819         90,597             (3,564)        (121,168)    940,854
                                  ----------   -------   ---------       --------            -------        ---------   ---------
Comprehensive income:
  Net income....................          --        --     100,323             --                 --               --     100,323
  Decrease in net unrealized
    gain on available-for-sale
    securities, net of tax of
    $14,344.....................          --        --          --        (12,834)                --               --     (12,834)
                                                                                                                        ---------
Total comprehensive income......          --        --          --             --                 --               --      87,489
                                                                                                                        ---------
Dividends ($.08 per share)......          --        --      (6,816)            --                 --               --      (6,816)
Spin-off of Florida East Coast
  Industries....................          --        --    (393,826)           366                 --               --    (393,460)
Issuance of common stock........   1,011,374    18,011          --             --                 --              326      18,337
Amortization of restricted stock
  deferred compensation.........          --        --          --             --              1,307               --       1,307
Purchase of treasury shares.....  (3,517,066)       --          --             --                 --          (78,627)    (78,627)
                                  ----------   -------   ---------       --------            -------        ---------   ---------
Balance at December 31, 2000....  83,926,292    31,181     661,500         78,129             (2,257)        (199,469)    569,084
                                  ----------   -------   ---------       --------            -------        ---------   ---------
Comprehensive income:
  Net income....................          --        --      70,205             --                 --               --      70,205
  Transition adjustment for
    derivative instruments, net
    of tax of $5,389............          --        --          --         10,008                 --               --      10,008
                                                                                                                        ---------
Total comprehensive income......          --        --          --             --                 --               --      80,213
                                                                                                                        ---------
Dividends ($.08 per share)......          --        --      (6,873)            --                 --               --      (6,873)
Issuance of common stock........   2,713,166    40,161          --             --                 --               --      40,161
Tax benefit on exercise of stock
  options.......................          --    11,812          --             --                 --               --      11,812
Amortization of restricted stock
  deferred compensation.........          --        --          --             --              1,306               --       1,306
Purchase of treasury shares.....  (7,129,850)       --          --             --                 --         (177,630)   (177,630)
                                  ----------   -------   ---------       --------            -------        ---------   ---------
Balance at December 31, 2001....  79,509,608   $83,154   $ 724,832       $ 88,137            $  (951)       $(377,099)  $ 518,073
                                  ==========   =======   =========       ========            =======        =========   =========

                See notes to consolidated financial statements.

                              THE ST. JOE COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2001        2000        1999
                                                              ---------   ---------   ---------
                                                                   (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $  70,205   $ 100,323   $ 124,357
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     29,619      51,783      49,368
    Imputed interest on long-term debt......................      9,524       8,776       1,799
    Minority interest in income.............................        524       9,954      19,243
    Gain on sale of property and investments................    (38,331)   (106,764)    (28,039)
    Equity in unconsolidated community residential joint
      ventures..............................................    (24,127)    (18,217)    (20,470)
    Origination of mortgage loans, net of proceeds from
      sales.................................................    (32,720)         --          --
    Proceeds from mortgage warehouse line of credit, net of
      repayments............................................     32,066          --          --
    Gain on sale of discontinued operations.................         --          --     (41,354)
    Deferred income tax expense (benefit)...................     42,799      23,750     (11,506)
    Impairment losses.......................................        500       6,455       7,162
    Purchases and maturities of trading investments, net....         --      25,040     (14,234)
    Cost of community residential properties................    165,444      99,672      24,339
    Expenditures for community residential properties.......   (229,530)   (196,382)    (60,078)
    Distributions from unconsolidated community residential
      joint ventures........................................     22,473      17,623      19,428
    Gain on valuation of derivatives........................     (3,966)         --          --
    Changes in operating assets and liabilities:
    Accounts receivable.....................................     17,990     (36,705)      1,004
    Other assets............................................    (30,318)    (34,613)    (19,655)
    Accounts payable, accrued liabilities, casualty reserves
      and other.............................................     28,807      49,624     (29,451)
    Income taxes payable....................................     (5,057)      2,062       7,408
    Discontinued operations -- noncash charges and working
      capital changes.......................................         --         215      27,610
                                                              ---------   ---------   ---------
Net cash provided by operating activities...................     55,902       2,596      56,931
                                                              ---------   ---------   ---------
Cash flows from investing activities:
  Purchases of property, plant and equipment................    (15,068)   (135,590)    (45,673)
  Purchases of investments in real estate...................   (208,296)   (118,367)   (236,083)
  Purchases of available for sale investments...............         --      (7,359)   (142,992)
  Investments in joint ventures and purchase business
    acquisitions, net of cash received......................    (19,380)    (21,071)    (49,433)
  Proceeds from dispositions of assets......................    155,242     143,465      95,510
  Proceeds from sale of discontinued operations.............         --          --     150,682
  Maturities and redemptions of available for sale
    investments.............................................      6,530      40,404     167,197
  Distributions from unconsolidated affiliates..............      2,500       1,875       4,516
                                                              ---------   ---------   ---------
Net cash used in investing activities.......................    (78,472)    (96,643)    (56,276)
                                                              ---------   ---------   ---------
Cash flows from financing activities:
  Proceeds from revolving credit agreements, net of
    prepayments.............................................     83,470     122,360       5,741
  Proceeds from other long-term debt........................     77,230      27,000     107,025
  Repayments of other long-term debt........................     (4,453)     (8,681)     (7,573)
  Proceeds from exercise of stock options and stock purchase
    plan....................................................     40,161      18,337          --
  Dividends and special distributions paid to
    stockholders............................................     (6,873)     (6,816)     (1,765)
  Dividends paid to minority interest.......................         --        (980)     (1,672)
  Spin off of subsidiary....................................         --       1,072          --
  Treasury stock purchased..................................   (177,630)    (78,627)    (69,532)
                                                              ---------   ---------   ---------
Net cash provided by financing activities...................     11,905      73,665      32,224
                                                              ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents........    (10,665)    (20,382)     32,879
Cash and cash equivalents at beginning of year..............     51,605      71,987      39,108
                                                              ---------   ---------   ---------
Cash and cash equivalents at end of year....................  $  40,940   $  51,605   $  71,987
                                                              =========   =========   =========

                 See notes to consolidated financial statements

                              THE ST. JOE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 2001, 2000, AND 1999
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

1. NATURE OF OPERATIONS

     The St. Joe Company, (the "Company") is a real estate operating company primarily engaged in community residential, commercial, hospitality and leisure resort development, along with residential and commercial real estate services and land sales. The Company also has significant interests in timber and a transportation operation. Additionally, the Company previously had sugar operations, which it discontinued for accounting purposes in the fourth quarter of 1998 and ceased all operations by the end of 1999. While the Company's real estate operations are in various states throughout the southeast, the majority of the real estate operations, as well as the transportation operation, are principally within the state of Florida. Forestry has operations in both Florida and Georgia. Consequently, the Company's performance, and particularly that of its real estate operations, is significantly affected by the general health of the Florida economy.

     On April 17, 2002, the Company completed the sale of Arvida Realty Services ("ARS"), its residential real estate services segment. Accordingly, the consolidated financial statements and notes thereto reflect ARS as a discontinued operation.

  FLA SPIN-OFF

     On October 9, 2000, the Company distributed to its shareholders all of its equity interest in Florida East Coast Industries, Inc. ("FLA"). To effect the distribution, the Company exchanged its 19,609,216 shares of FLA common stock for an equal number of shares of a new class of FLA common stock. On October 9, 2000, the new class of stock, FLA.B, was distributed pro-rata to the Company's shareholders in a tax-free distribution. For each share of the Company common stock owned of record on September 18, 2000, the Company's shareholders received
0.23103369 of a share of FLA.B common stock. The holders of the new class of FLA common stock will be entitled to elect 80% of the members of the Board of Directors of FLA, but the new FLA common stock will otherwise have substantially identical rights to the existing common stock. The Company does not retain any equity interest in FLA after the spin-off.

     At the closing of the transaction, various service agreements between the Company and FLA's wholly owned subsidiary Flagler Development Company ("FDC"), formerly known as Gran Central Corporation, became effective. Under the terms of these agreements, which extend for up to three years after the closing of the transaction, FDC will retain the Company, through its commercial real estate affiliates, to continue to develop and manage certain commercial real estate holdings of FDC. The terms of these agreements have been approved by both the Company's and FLA's Boards of Directors, and in the judgement of the boards, reflect arms-length terms and conditions typically found in today's marketplace.

  REAL ESTATE

     The Company currently conducts its real estate operations in four principal segments: community residential development, residential real estate services, commercial development and management and land sales. The Company's community residential development division owns large tracts of land in west Florida near Tallahassee, Florida and northwest Florida including significant Gulf of Mexico frontage. The Company is developing and managing residential communities on certain lands owned by the Company, as well as through its 74% owned limited partnership, St. Joe/Arvida Company, L.P. ("Arvida"). The Company also has a 26% interest in the limited partnership interests of Arvida/JMB Partners, L.P., a limited partnership that is developing a residential community in Florida. The Company also conducts residential homebuilding in North Carolina and South Carolina through Saussy Burbank, Inc., ("Saussy Burbank").

     The Company owns a residential real estate brokerage, sales and services business in Florida through its acquisition of Arvida Realty Services ("ARS"). The Company owns and develops commercial properties through several wholly owned subsidiaries and partnership ventures. Prior to the FLA spin-off the Company also owned and developed commercial properties through FDC. Through the Company's wholly owned subsidiary, Advantis Real Estate Services Inc. ("Advantis"), the Company provides commercial real estate services including brokerage, property management and construction management. The Company is also a partner in several joint ventures that develop and manage commercial property in Florida and Georgia. The St. Joe Land Company ("St. Joe Land") was created during 1999 to sell parcels of land from a portion of the total of 800,000 acres of timberland held by the Company in northwest Florida and southwest Georgia. In 1999, the Company also started a hospitality development group that offers fee-based development services for hospitality real estate projects including hotels, resorts, and timeshare facilities.

  FORESTRY

     The Company is the largest private owner of timberlands in Florida. The principal product of the Company's forestry operations is softwood pulpwood. In addition, the Company produces and sells sawtimber and mulch.

     A significant portion of the wood harvested by the Company is sold under a long-term wood fiber supply agreement. Prior to July 1, 2000, the Company was party to an agreement with Florida Coast Paper, L.L.C. ("FCP") to allow it to supply 700,000 tons of pulpwood per year to the mill. In August of 1998, FCP shut down its mill in Port St. Joe. Under the terms of the amended fiber supply agreement with FCP, the Company began redirecting the volumes of pulpwood to another mill in Panama City, Florida. Sales of pulpwood resumed in November of 1998 and continued through June 30, 2000 with no significant loss in volume of sales. FCP filed for protection from its creditors in the Federal Bankruptcy Court for the District of Delaware. Pursuant to an order entered by the Bankruptcy Court, the fiber supply agreement was terminated, effective June 30, 2000. On July 1, 2000, a new fiber agreement with the surviving entity, Jefferson Smurfit, also known as Smurfit-Stone Container Corporation went into effect. The agreement is for twelve years and it requires an annual pulpwood volume of 700,000 tons per year that must come from company-owned fee simple lands. At December 31, 2001, approximately 290,000 acres were encumbered, subject to certain restrictions, by this agreement, although the obligation may be transferred to a third party if a parcel is sold.

     The Company also plans to continue to sell some of its timber resources through the Company's real estate division, St. Joe Land.

  TRANSPORTATION

     The Company owns the Apalachicola Northern Railroad Company ("ANRR"), a short-line railroad that operates between Port St. Joe and Chattahoochee, Florida. Its principal commodities include coal, pulpwood, pulpboard woodchips, and tall oil chemicals. Prior to the FLA spin-off, the Company also owned the majority of FLA's transportation subsidiary, Florida East Coast Railway ("FEC").

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries. The consolidated financial statements include the accounts of FLA and its wholly owned subsidiaries through October 9, 2000, the effective date of the spin-off. Investments in joint ventures and limited partnerships in which the Company does not have majority voting control are accounted for by the equity method. All significant intercompany transactions and balances have been eliminated.

  REVENUE RECOGNITION

     Operating revenues consist of real estate property sales, brokerage commissions, real estate service fees and real estate development fees, rental revenues, transportation revenues, revenues from sales of forestry products and equity in the income of unconsolidated investments.

     Revenues from real estate property sales and brokerage commissions earned therefrom are recognized upon closing of sales contracts or upon settlement of condemnation proceedings. A portion of real estate inventory and estimates for costs to complete are allocated to each housing unit based on the relative sales value of each unit as compared to the sales value of the total project. Revenue for multi-family residences under construction is recognized, in accordance with Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate," using the percentage-of-completion method when 1) construction is beyond a preliminary stage, 2) the buyer is committed to the extent of being unable to require a refund except for nondelivery of the unit, 3) sufficient units have already been sold to assure that the entire property will not revert to rental property, 4) sales price is assured and 5) costs can be reasonably estimated. Revenue is recognized in proportion to the percentage of total costs incurred in relation to estimated total costs.

     Real estate service fees are recognized in the period in which the services are performed. Real estate development fees are recognized as billed, which is essentially when the related services are completed. Rental revenues are recognized upon completion of rental and lease contracts, using the straight-line basis over the life of the contract.

     Transportation revenues are substantially recognized upon completion of transportation services at destination. Revenues from sales of forestry products are recognized generally on delivery of the product to the customer.

     Nonrefundable loan origination fees on mortgage loans held for sale, net of direct loan origination costs are included in the carrying value of mortgage loans held for sale.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand, bank demand accounts, money market accounts, and repurchase agreements having original maturities at acquisition date of 90 days or less. Cash flows related to community residential real estate developments are included in operating activities on the statements of cash flow.

  INVESTMENT IN REAL ESTATE

     Investment in real estate is carried at lower of cost or fair value. Depreciation is computed on straight-line and accelerated methods over the useful lives of the assets ranging from 15 to 40 years. Depletion of timber is determined by the units of production method. An adjustment to depletion is recorded, if necessary, based on the continuous forest inventory ("CFI") analysis prepared every 5 years.

  PROPERTY, PLANT AND EQUIPMENT

     Depreciation is computed using both straight-line and accelerated methods over the useful lives of various assets. Gains and losses on normal retirements of these items are credited or charged to accumulated depreciation.

  GOODWILL AND DEFERRED COMPENSATION

     Goodwill associated with the Company's business combinations was being amortized on a straight-line basis over periods ranging from 10 years to 30 years through December 31, 2001. Deferred compensation is being amortized on a straight-line basis over a five-year vesting period, which is deemed to be the period for which services are performed.

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, Business Combinations ("FAS 141"), and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("FAS 142"). FAS 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. FAS 141 also specifies criteria that must be met by intangible assets acquired in a purchase method business combination in order for them to be recognized and reported apart from goodwill. FAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of FAS 142.

     As a result of FAS 142, the Company will cease to amortize $143.4 million of goodwill as of January 1, 2002. The company has recorded approximately $9.0 million of amortization on these amounts during 2001. In lieu of amortization, the Company is required to perform an initial impairment review of all goodwill in 2002 and an annual impairment review thereafter. The Company expects to complete the initial reviews during the first quarter of 2002.

  EARNINGS PER COMMON SHARE

     Earnings per common share ("EPS") are based on the weighted average number of common shares outstanding during the year. Diluted EPS assumes weighted average options to purchase 3,329,331, 1,908,592, and 862,034 shares of common stock in 2001, 2000, and 1999, respectively, have been exercised using the treasury stock method. In August 1998, in February 2000, and in May 2001, the Company's Board of Directors authorized a total of $500,000 for the repurchase of the Company's outstanding common stock from time to time on the open market ("the St. Joe Stock Repurchase Program"). On December 6, 2000, the Company entered into an agreement with the Alfred I. DuPont Testamentary Trust (the "Trust"), the majority shareholder of the Company, and the Trust's beneficiary, The Nemours Foundation (the "Foundation"), to participate in the St. Joe Stock Repurchase Program for a 90-day period. This agreement was renewed for two additional 90-day periods. The last of these agreements expired on September 6, 2001 and has not been renewed. As of December 31, 2001 the Company had repurchased 12,004,366 shares in the open market and 4,001,400 shares from the Trust. Weighted average basic and diluted shares taking into consideration the treasury shares repurchased and the weighted average options used in calculating EPS for each of the years presented is as follows:

                                                      2001         2000         1999
                                                   ----------   ----------   ----------
Basic............................................  80,959,416   84,958,872   87,690,518
Diluted..........................................  84,288,746   86,867,464   88,552,552

  STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value based method defined in SFAS No. 123 has been applied. Under APB No. 25, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  COMPREHENSIVE INCOME

     The Company's comprehensive income differs from net income due to changes in the net unrealized gains on marketable securities available for sale and in the value of the derivatives that have been designated to hedge the fair value of marketable securities available for sale. The Company has elected to disclose comprehensive income in its Consolidated Statements of Changes in Stockholders' Equity.

  INCOME TAXES

     The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  INVESTMENTS

     Investments consist principally of common stocks, derivative instruments, and certificates of deposit. Investments maturing in three months to one year are classified as short term. Those having maturities in excess of one year are classified as marketable securities.

     The Company classifies its marketable equity securities and related derivative instruments as either trading or available-for-sale. Trading securities are bought and held principally for the purpose of selling them in the near term. All other securities not included in trading are classified as available-for-sale.

     Trading and available-for-sale securities are recorded at fair value. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related income tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

     During periods prior to January 1, 2001, the Company accounted for derivatives against its equity securities at fair value, with unrealized gains or losses reported as a separate component of stockholders' equity along with the underlying equity securities' net unrealized gain or loss. On January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") and Statement of Financial Accounting Standards No. 138, "Accounting for Derivative Instruments and Hedging Activities," an amendment to FAS 133 ("FAS 138"). FAS 138 and FAS 133 establish accounting and reporting standards for derivative instruments and hedging activities and require entities to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. During the year ended December 31, 2001, all derivative instruments held by the Company are designated as hedges of the fair value of the Company's marketable securities and are included at fair value in marketable securities on the balance sheet. Changes in the intrinsic value of the derivatives are recorded through the statement of income and are offset by changes in the fair value of the securities. Changes in the time value component of the change in fair value are also recorded through the statement of income as they are excluded from the Company's assessment of hedge effectiveness.

     A decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

     Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

  LONG-LIVED ASSETS

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the asset. During 2001, the Company recorded a $500 impairment loss on a commercial property. During 2000, the Company recorded a $3,355 impairment loss to reflect the current net realizable value of ANRR's net assets and FLA recorded a write-down of goodwill totaling $3,100 in connection with a restructuring of its trucking subsidiary. During 1999, the Company recorded a $5,183 write-down encompassing its entire investment in Entros, its former entertainment segment, and a $1,979 write-down of a note receivable of one of FLA's subsidiaries, deemed to be uncollectible.

  RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the current year's presentation.

  SUPPLEMENTAL CASH FLOW INFORMATION

     The Company paid $14,414, $7,559, and $3,790 for interest and $2,497, $30,665, and $63,882 for income taxes in 2001, 2000, and 1999, respectively. The Company capitalized interest expense of $7,043, $5,328 and $2,701 in 2001, 2000, 1999, respectively.

     The Company's non-cash activities included the distribution of its equity interest in FLA totaling $393,460 on October 9,2000. Other non-cash activities were the issuance of $1,350 of long-term debt in purchase business combinations in 1999 and the contribution of $7,762 in property to an investment in unconsolidated affiliate in 1999.

  ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  BUSINESS COMBINATIONS

     During 2001, ARS acquired three residential real estate services companies, Arvida purchased the remaining interest in a previously 50%-owned homebuilding subsidiary, and the Company purchased a cypress mill. The three ARS companies were acquired for a total purchase price of $1,300, resulting in goodwill of $1,238. Arvida purchased the remaining 50% interest in McNeill Burbank, bringing its ownership interest to 100%. The purchase price was $1,117. The Company also purchased Sunshine State Cypress ("Sunshine State"), a cypress mill, for $5,506, resulting in goodwill of $5,823. In addition, the company accrued additional contingent consideration in 2001 of $3,500 related to the 1998 acquisition of ARS, $1,011 related to the Saussy Burbank acquisition, and $938 related to the McNeill Burbank acquisition.

     During 2000, ARS acquired 8 residential real estate services companies for a total purchase price of $1,968, resulting in goodwill of $1,855. Also during 2000, the Company accrued additional contingent consideration of $3,000 related to ARS acquisitions and $596 related to the Saussy Burbank acquisition.

     Additional contingent consideration of $3,500 related to the ARS acquisition will be accrued in 2002 and paid in 2003 if certain performance targets of ARS are met. Additional contingent consideration will also be paid through 2003 in relation to the McNeill Burbank acquisition if certain performance targets of McNeill Burbank are met. There will be no additional payments of contingent consideration related to Saussy Burbank.

     All of these acquisitions were accounted for as purchases and as such, the results of their operations are included in the consolidated financial statements from the date of acquisition. None of the 2001 or 2000 acquisitions were significant to the operations of the Company in the year in which they were acquired or the year preceding the acquisition.

     Goodwill related to acquisitions completed during 2001 and 2000 is amortized on a straight-line basis over periods of 20 years, 10 years and 15 years for ARS, Saussy Burbank and Sunshine State Cypress, respectively.

4.  DISCONTINUED OPERATIONS

  RESIDENTIAL REAL ESTATE SERVICES

     As a result of rapid consolidation in the residential real estate services business, the Company had the opportunity to sell Arvida Realty Services ("ARS"), its wholly-owned subsidiary, at a significant increase in value. On April 17, 2002, the Company completed the sale of ARS, its residential real estate services segment, to Cendant Corporation's subsidiary, NRT, Inc., for approximately $170 million, which includes payment for working capital of ARS at April 17, 2002 of approximately $12 million, in an all cash transaction. Accordingly, the Company has reported its residential real estate services operations as discontinued operations for all periods presented. Revenues from ARS were $277.3 million, $257.0 million and $209.6 million for 2001, 2000 and 1999, respectively. Net income for ARS was $11.0 million, $7.8 million and $4.7 million for 2001, 2000 and 1999, respectively.

     On March 25, 1999, the Company sold all of the sugar lands owned or leased by Talisman Sugar Corporation ("Talisman"), the Company's former wholly-owned sugar subsidiary, for $133.5 million in cash to the United States of America and the State of Florida (the "Governments").

     Talisman retained ownership of the sugar mill until August, 1999 when it was sold to a third party. The Company, under the terms of the various agreements by which it disposed of its sugar assets, is obligated to complete certain defined environmental remediation (the "Remediation"). Approximately $5.0 million of the sales proceeds is held in escrow pending the completion of the Remediation. The Company must use these funds to pay the costs of the Remediation. Based upon the current environmental studies, the Company does not believe the costs of the Remediation will materially exceed the amount held in escrow. The Company will receive any remaining funds when the Remediation is complete. In the event other environmental matters are discovered beyond those contemplated by the $5.0 million that is held is escrow, the purchasers of the Company's sugar assets will be responsible for the first $0.5 million of the cleanup. The Company will be responsible for the next $4.5 million, thereafter the parties shall share the costs equally.

     In addition, approximately $1.7 million of the sales price is being held in escrow, representing the value of land subject to the Remediation. As the Company completes the cleanup of a particular parcel, an amount equal to the land value on that parcel will be released from escrow.

     The Company recognized $71.8 million in gain ($41.4 million, net of taxes) in 1999, on the combined sale of the land and farming rights.

5.  INVESTMENT IN REAL ESTATE

     Real estate by segment as of December 31 consists of:

                                                                2001       2000
                                                              --------   --------
Operating property:
  Community residential development.........................    36,944        993
  Land sales................................................     1,387        187
  Commercial real estate....................................   230,409    154,774
  Forestry..................................................    95,976     99,202
  Hospitality and other.....................................    19,331      1,592
                                                              --------   --------
Total operating property....................................   384,047    256,748
                                                              --------   --------
Development property
  Community residential development.........................   215,816    151,272
  Land sales................................................       390         70
                                                              --------   --------
Total development property..................................   216,206    151,342
                                                              --------   --------
Investment property
  Land sales................................................       161          9
  Commercial real estate....................................    58,054     74,016
  Hospitality and other.....................................     3,503     11,430
                                                              --------   --------
Total investment property...................................    61,718     85,455
                                                              --------   --------
Investment in unconsolidated affiliates
  Community residential development.........................    60,949     49,038
  Commercial real estate....................................    23,282     24,959
                                                              --------   --------
Total investment in unconsolidated affiliates...............    84,231     73,997
                                                              --------   --------
                                                               746,202    567,542
Accumulated depreciation....................................     9,468      5,361
                                                              --------   --------
                                                              $736,734   $562,181
                                                              ========   ========

     Included in operating property are the Company's timberlands, and land and buildings used for commercial rental purposes. Development property consists of community residential land currently under development. Investment property is the Company's land held for future use.

     Real estate properties having net book value of approximately $201,959 at December 31, 2001 are leased under non-cancelable operating leases with expected aggregate rentals of approximately $141,773, of which $27,314, $27,371, $22,344, $18,447, and $14,891 is due in the years 2002 through 2006, respectively and $31,406 thereafter.

6.  INVESTMENT IN UNCONSOLIDATED AFFILIATES

     Investments in unconsolidated affiliates are included in real estate investments and as of December 31, consist of:

                                                              OWNERSHIP    2001      2000
                                                              ---------   -------   -------
Arvida/JMB Partners, L.P....................................        26%   $51,434   $47,612
Codina Group, Inc...........................................        50%    11,497    11,021
355 Alhambra Plaza, Ltd.....................................        45%     5,987     6,164
Paseos, L.L.C. .............................................        50%     5,565        --
Rivercrest, L.L.C. .........................................        50%     3,163        --
Deerfield Commons I, L.L.C. ................................        50%     3,173     3,336
Deerfield Park, L.L.C. .....................................        38%     2,306     3,247
Monteith Holdings, L.L.C. ..................................        50%       787        --
St. Joe/CNL Realty Group, Ltd. .............................        50%       280     1,048
Other.......................................................   various         39     1,569
                                                                          -------   -------
                                                                          $84,231   $73,997
                                                                          =======   =======

---------------

     Any differences between the cost of the investments and the underlying equity in an unconsolidated investee's net assets are being amortized over the remaining lives of the investee's assets, ranging from five to fifteen years.

     The Company is jointly and severally liable as guarantor on five credit obligations entered into by partnerships in which the Company has equity interests. The maximum amount of the guaranteed debt totals $100.2 million; the amount outstanding at December 31, 2001 totaled $83.3 million.

     Summarized financial information for the unconsolidated investments on a combined basis, is as follows:

                                                                2001       2000
                                                              --------   --------
BALANCE SHEET:
Investment property, net....................................  $309,801   $280,039
Other assets................................................   221,300    205,435
                                                              --------   --------
  Total assets..............................................   531,101    485,474
Notes payable and other debt................................   163,658    116,358
Other liabilities...........................................   103,033    142,142
Equity......................................................   264,410    226,974
                                                              --------   --------
  Total liabilities and equity..............................  $531,101   $485,474
                                                              ========   ========

                                                         2001       2000       1999
                                                       --------   --------   --------
STATEMENT OF INCOME
Total revenues.......................................  $501,681   $443,881   $440,288
Total expenses.......................................   401,882    370,316    341,629
                                                       --------   --------   --------
  Net income.........................................    99,799   $ 73,565   $ 98,659
                                                       ========   ========   ========

7.  SHORT-TERM INVESTMENTS AND MARKETABLE SECURITIES

     Investments as of December 31, 2001, consist of:

                                                                    UNREALIZED   UNREALIZED
                                             AMORTIZED     FAIR      HOLDING      HOLDING
                                               COST       VALUE        GAIN         LOSS
                                             ---------   --------   ----------   ----------
Short term investments (maturing within one
  year)
  Certificates of deposit..................   $23,439    $ 23,439    $     --      $  --
                                              -------    --------    --------      -----
                                              $23,439    $ 23,439    $     --      $  --
                                              =======    ========    ========      =====
Marketable securities available for sale
  Equity securities........................   $ 1,524    $ 98,255    $ 96,731      $  --
  Derivative instruments...................     3,966      42,831      38,865         --
                                              -------    --------    --------      -----
                                              $ 5,490    $141,086    $135,596      $  --
                                              =======    ========    ========      =====

     Investments as of December 31, 2000, consist of:

                                                                    UNREALIZED   UNREALIZED
                                             AMORTIZED     FAIR      HOLDING      HOLDING
                                               COST       VALUE        GAIN         LOSS
                                             ---------   --------   ----------   ----------
Short term investments (maturing within one
  year)
  Certificates of deposit..................   $30,101    $ 30,101    $     --      $  --
                                              -------    --------    --------      -----
                                              $30,101    $ 30,101    $     --      $  --
                                              =======    ========    ========      =====
Marketable securities available for sale
  Equity securities........................   $ 1,524    $121,723    $120,029      $  --
                                              -------    --------    --------      -----
                                              $ 1,524    $121,723    $120,029      $  --
                                              =======    ========    ========      =====

     The certificates of deposit collateralize the ARS line of credit.

     It is the policy of the Company to enter into hedging activities when they are deemed beneficial and cost effective for the purpose of protecting the fair value or future cash flows associated with a particular asset or liability. At December 31, 2001 and 2000, the Company was party to forward sale contracts ("Forward Sale Contracts") that provide for the sale of a portfolio of equity securities held by the Company to a third party on October 15, 2002. This transaction was initiated on October 15, 1999 in order to minimize the Company's price risk related to the securities. Upon execution of the contracts, the Company received approximately $111.1 million in cash. The Company must settle the Forward Sale Contracts by October 15, 2002 by delivering either cash or a number of shares to the financial institution. The agreement also allows that the Company may retain an amount of the securities that represents appreciation up to 20% of their value of October 15, 1999.

     On January 1, 2001, the company adopted FAS 133 and FAS 138. Pursuant to FAS 133 and FAS 138, the Company has designated the Forward Sale Contracts as a hedge of the fair value of the securities, which fixed the fair value at inception. The Forward Sale Contracts were the only derivatives held by the Company during the period. The changes in fair value of the Forward Sale Contracts are recorded through the statement of income. However, such changes are offset by changes in fair value of the underlying securities. The net impact of the adoption of these standards, recorded as a separate component of other comprehensive income through a transition adjustment at January 1, 2001, was approximately $10.0 million, net of income taxes.

     During 2001, the value of the Forward Sale Contracts increased by $13.8 million to $42.8 million. During 2001, the change in intrinsic value of the Forward Sale Contracts was recorded through the statement of income, offset by the change in fair value of the underlying securities. The net impact to the statement of income for the year was a gain of $4.0 million which was included in other income and represents the time value component of the change in fair value of the Forward Sale Contracts which the Company is excluding from its assessment of hedge effectiveness.

     On October 15, 1999, the Company recorded a liability in long-term debt for approximately $111,100, which increases as interest expense is imputed at an annual rate of 7.9%. The balance of this liability on December 31, 2001 and 2000 is $131,241 and $121,717, respectively, and is included in debt (See note 10).

8.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, as of December 31 consists of:

                                                                              ESTIMATED
                                                      2001          2000     USEFUL LIFE
                                                    --------      --------   -----------
Transportation property and equipment.............  $ 45,424      $ 45,608        12-30
Machinery and equipment...........................    49,048        53,940        12-30
Office equipment..................................    10,042         8,553           10
Leasehold improvements............................     5,133         3,707
                                                                              lease term
Autos, trucks, and airplane.......................     4,635         3,577         3-10
                                                    --------      --------    ---------
                                                     114,282       115,385
Accumulated depreciation..........................    64,456        55,720
                                                    --------      --------
                                                    $ 49,826      $ 59,665
                                                    ========      ========

9.  ACCRUED LIABILITIES

     Accrued liabilities as of December 31 consist of:

                                                               2001         2000
                                                              -------      -------
Payroll, payroll taxes and benefits.........................  $28,371      $21,810
Contingent purchase price...................................    5,449        3,596
Environmental liabilities...................................    4,586        5,308
Other accrued liabilities...................................   20,807       17,629
                                                              -------      -------
Total accrued liabilities...................................  $59,213      $48,343
                                                              =======      =======

10.  DEBT

     Debt and credit agreements at December 31, 2001 and 2000 consisted of the following:

                                                                2001          2000
                                                              --------      --------
Senior revolving credit agreement, interest payable monthly
  to quarterly at LIBOR + 80 - 120 basis points, (2.94% at
  December 31, 2001) matures March 30, 2004.................  $205,000      $115,000
Minimum liability owed on forward sale of equity securities, secured by the equity securities, matures October 2002,
  with interest imputed at 7.9% per annum...................   131,241       121,717
Revolving credit agreement, interest payable at least
  quarterly at 0.5% per annum; secured by restricted
  short-term investments; matures July 31, 2002.............    23,571        30,101
Warehouse line of credit, interest payable monthly at LIBOR
  + 120 basis points (3.1% at December 31, 2001), secured by
  certain first and second mortgages, due August 31, 2002...    32,066            --
Non-recourse debt, interest payable monthly at 7.17% -
  7.67%, secured by mortgages on certain commercial
  property, due January 1 and June 1, 2008..................    58,467        27,000
Development loan, interest payable at least quarterly at
  LIBOR + 122.5 basis points (3.1% at December 31, 2001),
  secured by certain commercial property, due April 26,
  2004......................................................    21,195            --
Recourse debt, interest payable monthly at 6.95%, secured by
  a commercial building, due September 1, 2008..............    18,953            --
Industrial Development Revenue Bonds, variable-rate interest payable quarterly based on the Bond Market Association
  index (1.9% at December 31, 2001), secured by a letter of
  credit, due January 1, 2008...............................     4,000            --
Community Development District debt, secured by certain
  residential real estate, due May 1, 2005 - May 1, 2031,
  bearing interest at 5.95% to 6.95%........................     2,902            --
Non-interest bearing notes payable to former owners of
  acquired companies due through 2002.......................       578         2,761
Various secured and unsecured notes and capital leases,
  bearing interest at various rates.........................        43           269
                                                              --------      --------
Total debt..................................................  $498,015      $296,848
                                                              ========      ========

     The aggregate maturities of long-term debt subsequent to December 31, 2001 are as follows; 2002, $393,667; 2003, $1,292; 2004, $22,569; 2005, $3,119; 2006,
$1,587; thereafter, $75,781.

     Based on the current terms and rates of the Company's debt, carrying value approximates fair value. The revolving credit agreement has a below market interest rate of 0.5% and is believed to be at fair value since the terms and conditions are commensurate with the nature of the underlying security.

     Subsequent to year-end, the Company issued in a private placement of a series of senior notes with an aggregate principal amount of $175.0 million. Maturities range from three to ten years. The notes bear a fixed rate of interest ranging from 5.64% - 7.37% and the interest will be payable semiannually. Upon receipt of proceeds, the Company partially paid down its senior revolving line of credit. The notes contain financial covenants similar to those covenants on its senior revolving line of credit.

11.  INCOME TAXES

     Total income tax expense for the years ended December 31 was allocated as follows:

                                                     2001         2000         1999
                                                    -------      -------      -------
Income from continuing operations.................  $35,441      $51,755      $21,012
Stockholders' equity, for recognition of
  unrealized gain on debt and marketable equity
  securities......................................    5,389       14,344        1,027
Gain on the sale of discontinued operations.......       --           --       30,477
Earnings from discontinued operations.............    6,904        4,888        6,317
                                                    -------      -------      -------
                                                    $47,734      $70,987      $58,833
                                                    =======      =======      =======

     Income tax expense attributable to income from continuing operations differed from the amount computed by applying the statutory federal income tax rate of 35% to pre-tax income as a result of the following:

                                                          2001      2000       1999
                                                         -------   -------   --------
Tax at the statutory federal rate......................  $33,312   $53,989   $ 39,619
State income taxes (net of federal benefit)............    3,176     4,577      3,859
Undistributed earnings of FLA..........................       --    (8,110)     1,405
Dividends received deduction and tax free interest.....       --    (1,122)    (1,227)
Excise tax on reversion of prepaid pension asset.......       --        --    (26,841)
Other, net.............................................   (1,047)    2,421      4,197
                                                         -------   -------   --------
                                                         $35,441   $51,755   $ 21,012
                                                         =======   =======   ========

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities as of December 31 are presented below:

                                                                2001       2000
                                                              --------   --------
Deferred tax assets:
  Imputed interest on long-term debt........................  $  7,035   $  4,079
  Deferred compensation.....................................     5,082      4,340
  Impairment loss...........................................     4,573      4,380
  Accrued casualty and other reserves.......................     3,922      5,700
  Other.....................................................     6,091      1,973
                                                              --------   --------
          Total deferred tax assets.........................  $ 26,702   $ 20,473
                                                              --------   --------
Deferred tax liabilities:
  Deferred gain on land sales and involuntary conversions...  $123,426   $ 89,000
  Debt, marketable equity securities and derivatives........    48,989     42,070
  Prepaid pension asset recognized for financial
     reporting..............................................    33,411     29,267
  Book income in excess of tax income of unconsolidated
     affiliates.............................................     8,649      3,931
  Tax in excess of book depreciation........................     6,269      5,387
  Tax in excess of book amortization........................     2,412      2,219
  Other.....................................................     8,425      3,760
                                                              --------   --------
          Total gross deferred tax liabilities..............   231,581    175,634
                                                              --------   --------
          Net deferred tax liability........................  $204,879   $155,161
                                                              ========   ========

     Based on the timing of reversal of future taxable amounts and the Company's history of reporting taxable income, the Company believes that the deferred tax assets will be realized and a valuation allowance is not considered necessary. There were current deferred tax assets totaling $7,035 at December 31, 2001. There were no current deferred tax assets at December 31, 2000. Included in other assets at December 31, 2001 is an income tax receivable in the amount of approximately $14,000.

12.  EMPLOYEE BENEFITS PLANS

     The Company sponsors defined benefit pension plans that cover substantially all of its salaried employees excluding FLA. The benefits are based on the employees' years of service or years of service and compensation during the last five or ten years of employment. The Company complies with the minimum funding requirements of ERISA.

     A summary of the net periodic pension credit follows:

                                                                2001       2000
                                                              --------   --------
Service cost................................................     4,972   $  4,518
Interest cost...............................................     8,665      8,413
Expected return on assets...................................   (22,497)   (21,312)
Transition asset............................................    (1,302)    (2,519)
Actuarial gain..............................................    (3,117)    (1,771)
Prior service costs.........................................       734      1,475
                                                              --------   --------
          Total pension income..............................  $(12,545)  $(11,196)
                                                              ========   ========

     A reconciliation of projected benefit obligation as of December 31 follows:

                                                                2001       2000
                                                              --------   --------
Projected benefit obligation, beginning of year.............  $119,786   $121,968
Service cost................................................     4,972      4,518
Interest cost...............................................     8,665      8,413
Actuarial loss (gain).......................................       519     (4,869)
Benefits paid...............................................   (11,464)   (11,148)
Plan amendment..............................................     2,020        903
                                                              --------   --------
Projected benefit obligation, end of year...................  $124,498   $119,786
                                                              ========   ========

     A reconciliation of plan assets as of December 31 follows:

                                                                2001       2000
                                                              --------   --------
Fair value of assets, beginning of year.....................  $267,139   $253,032
Actual (loss) return on assets..............................    (6,582)    25,255
Transfer to retiree medical plan............................      (900)        --
Benefits paid...............................................   (11,464)   (11,148)
                                                              --------   --------
Fair value of assets, end of year...........................  $248,193   $267,139
                                                              ========   ========

     A reconciliation of funded status as of December 31 follows:

                                                                2001        2000
                                                              ---------   ---------
Pension benefit obligation
  Accumulated benefit obligation............................  $ 120,306   $ 115,592
  Projected benefit obligation..............................    124,498     119,786
Market value of assets......................................    248,193     267,139
Funded Status...............................................   (123,695)   (147,353)
Unrecognized net transition asset...........................         --       1,302
Unrecognized prior service costs............................     (8,341)     (7,054)
Unrecognized net gain.......................................     45,424      78,139
                                                              ---------   ---------
(Prepaid) pension cost......................................  $ (86,612)  $ (74,967)
                                                              =========   =========

     The weighted-average discount rates for the plans were 7.25% and 7.50% in 2001 and 2000. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation for salaried employees was 4.0% in 2001 and 2000, respectively. The expected long-term rate of return on assets were 9.2% in 2001 and 2000, respectively.

     The Company's pension plans are in an overfunded position with the reduction in employees resulting from the sales of several of the Company's operations, and in prior years the Company thought it unlikely that the overfunding would be realized other than by a plan termination and reversion of assets and a 50% excise tax was included on the tax effects of the prepaid asset. During 1999, due to recent events such as acquisitions which greatly increased the number of participants in the Company's pension plan, along with plan modifications and the Company's growth strategy, management reevaluated how the pension surplus could be utilized. Management believes it is probable that the Company will utilize the pension surplus over time without incurring the 50% excise tax. Therefore, the Company reversed the deferred tax liability related to the 50% excise tax amounting to $26.8 million as a deferred income tax benefit in 1999. Income taxes on the pension surplus will be recorded at the statutory rate in future periods.

     During 1998, the Company's board of directors approved a partial subsidy to fund certain postretirement medical benefits of currently retired participants, and their beneficiaries, in connection with the previous disposition of several subsidiaries. No such benefits are to be provided to active employees. The board reviews the subsidy annually and may further modify or eliminate such subsidy at their discretion. The actuarial present value of this unfunded postretirement benefit obligation approximated $14,735 and $8,600 at December 31, 2001 and 2000. Postretirement benefit expense approximated $1,970, $1,230, and $1,300 for 2001, 2000, and 1999. This actuarially determined obligation was computed based on actual claims experience of this group of retirees and a discount rate of 7.25% and 7.50% for 2001 and 2000 and an ultimate medical trend rate of 10% in 2001 and 5% in 2000. A 1% increase in the medical cost trend would increase this obligation by $1,500 at December 31, 2001.

  (A) DEFERRED COMPENSATION PLANS AND ESOP

     The Company also has other defined contribution plans that cover substantially all its salaried employees. Contributions are at the employees' discretion and are matched by the Company up to certain limits. Expense for these defined contribution plans was $1,777, $1,452, and $893 in 2001, 2000, and 1999, respectively.

     In February 1999, the Company adopted (retroactive to January 1, 1998), the "St. Joe Supplemental Executive Retirement Plan ("SERP"). The SERP is a non-qualified retirement plan to permit certain selected management and highly compensated employees to defer receipt of current compensation and to provide certain supplemental retirement and death benefits. The Company has recorded expense in 2001 and 2000 related to the SERP of $1,275 and $969, respectively.

     Beginning in November 1999, the Company also implemented an employee stock purchase plan ("JoeShare"), whereby all employees may purchase the Company's common stock through payroll deductions at a 15% discount from the fair market value, with an annual limit of $25 in purchases per employee. As of December 31, 2001, 33,170 shares of the Company's stock had been sold to employees under the JoeShare Plan.

     During 2001, certain executives of the Company were granted long-term incentive contracts. In connection with these contracts, the Company will record a minimum liability of $5,000 million ratably over the vesting period of five years and will also record an additional liability up to an additional $5,000 million based on changes in the Company's stock price over the vesting period. The amount recorded as a liability as of December 31, 2001 was $419.

  (B) STOCK BASED COMPENSATION PLANS

     Effective January 6, 1997, the Company granted Mr. Rummell, Chairman and CEO of the Company, 201,861 restricted shares of the Company's common stock and in February 1999, the Company granted Mr. Twomey, President, CFO and COO, 100,000 restricted shares. The restricted shares vest over five-year periods, beginning on the date of each grant. The Company carries deferred compensation of approximately $951 for the unamortized portion of these grants as of December 31, 2001. Compensation expense related to these grants totaled approximately $1,306, $1,307, and $1,234 in 2001, 2000, and 1999, respectively.

     On January 7, 1997, the Company adopted the 1997 Stock Incentive Plan (the "1997 Incentive Plan"), whereby awards may be granted to certain employees and non-employee directors of the Company in the form of restricted shares of Company stock or options to purchase Company stock. Awards are discretionary and are determined by the Compensation Committee of the Board of Directors. The total amount of restricted shares and options available for grant under the Incentive Plan is 6.03 million shares. The options are exercisable in equal installments on the first anniversaries of the date of grant and expire generally 10 years after date of grant.

     On February 24, 1998, the Company adopted the 1998 Stock Incentive Plan (the "1998 Incentive Plan") whereby awards may be granted to employees and non-employee directors of the Company in the form of restricted shares of Company stock, options to purchase Company stock or stock appreciation rights (SAR's). The total amount of restricted shares, options, and stock appreciation rights available for grant under the 1998 Incentive Plan was one million. On May 9, 1999, the Company converted all of its outstanding SAR's to options. The terms of the options are similar to the terms under the 1997 Incentive Plan.

     On February 22, 1999, the Company adopted the 1999 Stock Incentive Plan (the "1999 Incentive Plan") with similar terms to the 1997 Incentive Plan. The total amount of restricted shares or options under the 1999 Plan is 1.5 million shares.

     On August 21, 2001, the Company adopted the 2001 Stock Incentive Plan (the "2001 Incentive Plan"), subject to shareholder approval, with similar terms to the 1999 Incentive Plan. The total amount of restricted shares or options under the 2001 Plan is 3.0 million shares.

     Stock option activity during the period indicated is as follows:

                                                           NUMBER OF    WEIGHTED AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                           ----------   ----------------
Balance at December 31, 1998.............................   5,391,480        $21.57
                                                           ----------        ------
  Granted................................................   1,130,500         24.02
  SARS converted to options..............................     891,000         25.39
  Forfeited..............................................    (105,000)        31.83
                                                           ----------        ------
Balance at December 31, 1999.............................   7,307,980         22.27
                                                           ----------        ------
  Granted................................................     730,000         24.24
  Exercised..............................................  (1,178,946)        15.32
  Forfeited..............................................    (262,525)        25.32
  FLA spin-off adjustment................................   3,351,487         (7.23)
                                                           ----------        ------
Balance at December 31, 2000.............................   9,947,996         15.65
  Granted................................................     709,139         26.35
  Forfeited..............................................    (233,648)        16.78
  Exercised..............................................  (2,596,066)        15.44
                                                           ----------        ------
Balance at December 31, 2001.............................   7,827,421        $16.65
                                                           ==========        ======

     Effective on the date of the FLA spin-off, the number of options was adjusted and all exercise prices were decreased to preserve the economic value of options that existed prior to the spin-off.

     All options have been granted at the Company's current market price on the date of grant and ranged from $13.14 to $28.29 after adjustment for the effects of the FLA spin-off.

     The per share weighted-average fair value of stock options granted/converted during 2001 and 2000 was $12.70 and $8.21 on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions: 2001 - 0.3% expected dividend yield, risk-free interest rate of 5.64%, weighted average expected volatility of 24.64% and an expected life of
7.5 years; 2000 - 0.4% expected dividend yield, risk-free interest rate of 5.11%, weighted average expected volatility of 25.50% and an expected life of
7.5 years.

     The Company applies APB Opinion No. 25 in accounting for its Incentive Plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation costs based on the fair value at the grant date for its stock options under

SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

          Net income -- pro forma - $60,009 in 2001, $91,013 in 2000, and
     $116,630 in 1999. Per share -- pro forma - $0.74 per basic and $0.71 per diluted share in 2001, $1.07 per basic and $1.05 per diluted share in 2000, and $1.32 and $1.31 per basic and diluted share in 1999.

     The following table presents information regarding all options outstanding at December 31, 2001.

                    WEIGHTED
                     AVERAGE                      WEIGHTED
      NUMBER OF     REMAINING       RANGE OF      AVERAGE
       OPTIONS     CONTRACTUAL      EXERCISE      EXERCISE
     OUTSTANDING      LIFE           PRICES        PRICE
     -----------   -----------   ---------------  --------
      5,856,300     5.9 years    $13.14 - $19.80   $14.44
      1,971,121     7.4 years    $19.81 - $28.29   $23.22
      ---------
      7,827,421     6.3 years    $13.14 - $28.29   $16.65
      =========

     The following table presents information regarding options exercisable at December 31, 2001:

      NUMBER OF       RANGE OF      AVERAGE
       OPTIONS        EXERCISE      EXERCISE
     EXERCISABLE       PRICES        PRICE
     -----------   ---------------  --------
      2,958,783    $13.14 - $19.80   $13.91
        759,915    $19.81 - $22.82   $21.65
      ---------
      3,718,698    $13.14 - $25.46   $15.49
      =========

13.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                           QUARTERS ENDED
                                         ---------------------------------------------------
                                         DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,
                                         ------------   -------------   --------   ---------
2001
Operating revenues.....................    $177,480       $147,431      $179,877   $ 86,346
Operating profit.......................      29,248         24,314        29,778     17,682
Net income.............................      18,838         16,019        24,320     11,028
Earnings per share -- Basic............         .24            .20           .30        .13
Earnings per share -- Diluted..........         .23            .19           .29        .13
2000
Operating revenues.....................    $152,677       $162,886      $148,201   $160,098
Operating profit.......................      51,210         33,277        30,211     33,366
Net income.............................    $ 41,109       $ 21,628      $ 18,829   $ 18,757
Earnings per share -- Basic............         .49            .25           .22        .22
Earnings per share -- Diluted..........         .47            .25           .22        .22

14.  SEGMENT INFORMATION

     The Company conducts primarily all of its business in six reportable operating segments, which are community residential development, residential real estate services, land sales, commercial real estate development and services, forestry, and transportation. The community residential development segment develops and manages residential communities. Residential real estate services provides complete real estate brokerage services, including asset management, rental, property management, property inspection, mortgage brokerage, relocation and title services. Land sales sells parcels of land included in the Company's vast holdings of timberlands. The commercial real estate development and services segment owns, leases, and manages commercial, retail, office and industrial properties throughout the Southeast. The forestry segment produces and sells softwood pulpwood and sawtimber. Transportation consists of railroad, telecom and trucking operations.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Total revenues represent sales to unaffiliated customers, as reported in the Company's consolidated income statements. All intercompany transactions have been eliminated. The Company evaluates a segment's performance based on net EBITDA. Net EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization and is net of the effects of minority interests. Net EBITDA is considered a key financial measurement in the industries in which the Company operates. Net EBITDA excludes gains from discontinued operations and gains on sales of non-strategic lands and other assets. The caption entitled "Other" primarily consists of investment income, net of general and administrative expenses and is presented to reconcile to consolidated results.

     The Company's reportable segments are strategic business units that offer different products and services. They are each managed separately and decisions about allocations of resources are determined by management based on these strategic business units.

     Information by business segment follows:

                                                              2001         2000         1999
                                                           ----------   ----------   ----------
OPERATING REVENUES
  Community residential development......................  $  263,592   $  166,187   $  115,401
  Land sales.............................................      76,185      105,568        3,900
  Commercial real estate.................................     210,835      146,413      194,514
  Forestry...............................................      37,268       35,951       28,103
  Transportation.........................................       1,811      167,661      201,187
  Other..................................................       1,443        2,082       (2,231)
                                                           ----------   ----------   ----------
  Consolidated operating revenues........................  $  591,134   $  623,862   $  540,874
                                                           ==========   ==========   ==========
Net EBITDA:
  Community residential development......................  $   54,018   $   47,252   $   40,267
  Land sales.............................................      63,849       93,622        3,060
  Commercial real estate.................................      18,672       17,878       30,340
  Forestry...............................................      12,979       16,725       12,191
  Transportation.........................................      (1,867)      18,281       30,800
  Other..................................................     (12,478)     (17,419)      (4,739)
                                                           ----------   ----------   ----------
Consolidated Net EBITDA..................................     135,173      176,339      111,919
ADJUSTMENTS TO RECONCILE TO INCOME FROM CONTINUING
  OPERATIONS
  Depreciation and amortization..........................     (21,326)     (44,620)     (43,874)
  Other income (expense).................................       2,471       11,674        6,810
  Interest expense.......................................     (21,372)     (13,383)      (2,616)
  Impairment loss........................................        (500)      (6,455)      (7,162)
  Income taxes...........................................     (35,441)     (51,755)     (21,012)
  Minority interest......................................         206       20,739       28,877
                                                           ----------   ----------   ----------
Income from continuing operations........................  $   59,211   $   92,539   $   72,942
                                                           ==========   ==========   ==========
TOTAL ASSETS:
  Community residential development......................  $  315,427   $  213,373   $  116,857
  Residential real estate services.......................     183,541      151,585      137,758
  Land sales.............................................       3,313        9,644           --
  Commercial real estate.................................     353,307      335,319      579,975
  Forestry...............................................     106,818      101,380      157,488
  Transportation.........................................      14,651       26,783      469,213
  Unallocated corporate investments......................     363,502      276,937      360,121
  Discontinued operations................................          --           --          215
                                                           ----------   ----------   ----------
     Total assets........................................  $1,340,559   $1,115,021   $1,821,627
                                                           ==========   ==========   ==========

                                                              2001         2000         1999
                                                           ----------   ----------   ----------
CAPITAL EXPENDITURES:
  Community residential development......................  $  248,672   $  187,615   $   64,036
  Residential real estate services.......................       4,042        5,106        5,728
  Land sales.............................................         247          411           --
  Commercial real estate.................................     167,009      144,131      226,567
  Forestry...............................................       6,250        7,038        2,998
  Transportation.........................................         700      102,258       40,474
  Hospitality and other..................................      18,635        3,780        2,031
                                                           ----------   ----------   ----------
     Total capital expenditures..........................  $  445,555   $  450,339   $  341,834
                                                           ==========   ==========   ==========

15.  COMMITMENTS AND CONTINGENCIES

     The Company has obligations under various noncancelable long-term operating leases for office space and equipment. Some of these leases contain escalation clauses for operating costs, property taxes and insurance. In addition, the Company has various obligations under other office space and equipment leases of less than one year. Total rent expense was $15,559, $15,805 and $13,107 for the years ended December 31, 2001, 2000, and 1999, respectively.

     The future minimum rental commitments under noncancelable long-term operating leases due over the next five years are as follows

2002........................................................   $14,772
2003........................................................    11,042
2004........................................................     9,099
2005........................................................     6,041
2006........................................................     2,872
Thereafter..................................................     4,138
                                                               -------
                                                               $47,964
                                                               =======

     The Company and its affiliates are involved in litigation on a number of matters and are subject to certain claims which arise in the normal course of business, none of which, in the opinion of management, is expected to have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

     The Company has retained certain self-insurance risks with respect to losses for third party liability, property damage and group health insurance provided to employees.

     The Company is subject to costs arising out of environmental laws and regulations, which include obligations to remove or limit the effects on the environment of the disposal or release of certain wastes or substances at various sites including sites which have been previously sold. It is the Company's policy to accrue and charge against earnings environmental cleanup costs when it is probable that a liability has been incurred and an amount is reasonably estimable. As assessments and cleanups proceed, these accruals are reviewed and adjusted, if necessary, as additional information becomes available.

     The Company is currently a party to, or involved in, legal proceedings directed at the cleanup of Superfund sites. The Company has accrued an allocated share of the total estimated cleanup costs for these sites. Based upon management's evaluation of the other potentially responsible parties, the Company does not expect to incur additional amounts even though the Company has joint and several liability. Other proceedings involving environmental matters such as alleged discharge of oil or waste material into water or soil are pending against the Company. It is not possible to quantify future environmental costs because many issues relate to actions by third parties or changes in environmental regulation. However, based on information presently available, management believes that the ultimate disposition of currently known matters will not have a material effect on the consolidated financial position, results of operations or liquidity of the Company. Environmental liabilities are paid over an extended period and the timing of such payments cannot be predicted with any confidence. Aggregate environmental-related accruals were $4.6 million and $5.3 million as of December 31, 2001 and 2000, respectively.

     At December 31, 2001, the Company was party to surety bonds and standby letters of credit in the amounts of $33,003 and $4,344, respectively, which may potentially result in liabilities to the Company if certain obligations of the Company are not met.

16.  SUBSEQUENT EVENT

     On February 26, 2002, the Company settled a portion of its Forward Sale Contracts (Note 6). The Company transferred stock with a fair value of $74,300 to a financial institution and settled hedge instruments with a fair market value of $27,100. The Company received $1,500 in cash at settlement. On October 15, 1999, when the Forward Sale Contracts originated, the Company received $81,100 attributable to the Forward Sale Contracts that were settled on February 26, 2002. A gain of $94,600 was recorded on the settlement at February 26, 2002.

                              THE ST. JOE COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31,     DECEMBER 31,
                                                                 2002           2001
                                                              ----------    ------------
                                                                     (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS,
                                                                  EXCEPT SHARE DATA)
                           ASSETS
  Investment in real estate.................................  $  751,442     $  736,734
  Cash and cash equivalents.................................      41,168         40,940
  Short term investments....................................         125         23,689
  Marketable securities.....................................      40,559        141,086
  Accounts receivable.......................................      27,149         27,783
  Mortgage loans held for sale..............................          --         32,720
  Prepaid pension asset.....................................      89,037         86,612
  Property, plant and equipment, net........................      39,765         49,826
  Goodwill..................................................      52,599        143,383
  Other assets..............................................      61,338         57,786
  Assets held for sale......................................     172,250             --
                                                              ----------     ----------
          Total assets......................................  $1,275,432     $1,340,559
                                                              ==========     ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
  Debt......................................................  $  368,945     $  498,015
  Accounts payable..........................................      36,882         49,290
  Accrued liabilities.......................................      77,902         59,213
  Deferred income taxes.....................................     186,360        211,914
  Minority interest in unconsolidated subsidiaries..........       5,324          4,054
  Liabilities related to assets held for sale...............      62,392             --
                                                              ----------     ----------
                                                                 737,805        822,486
Stockholders' equity:
  Common stock, no par value; 180,000,000 shares authorized;
     96,490,417 and 95,509,175 issued at March 31, 2002 and
     December 31, 2001, respectively........................     101,422         83,154
  Retained earnings.........................................     792,740        724,832
  Accumulated other comprehensive income....................      24,872         88,137
  Restricted stock deferred compensation....................        (841)          (951)
  Treasury stock, at cost, 16,121,549 and 15,999,567 shares
     at March 31, 2002 and December 31, 2001,
     respectively...........................................    (380,566)      (377,099)
                                                              ----------     ----------
     Total stockholders' equity.............................     537,627        518,073
                                                              ==========     ==========
Commitments and contingencies (Notes 6 and 9)
Total liabilities and stockholders' equity..................  $1,275,432     $1,340,559
                                                              ==========     ==========

See notes to consolidated financial statements.

                              THE ST. JOE COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                 THREE MONTHS
                                                                ENDED MARCH 31
                                                              -------------------
                                                                2002       2001
                                                              --------    -------
                                                                  (UNAUDITED)
                                                                  (DOLLARS IN
                                                               THOUSANDS, EXCEPT
                                                                PER SHARE DATA)
Operating revenues..........................................  $121,680    $86,282
Expenses:
  Operating expenses........................................    88,368     59,706
  Corporate expense, net....................................     5,319      4,180
  Depreciation and amortization.............................     4,949      4,732
                                                              --------    -------
     Total expenses.........................................    98,636     68,618
                                                              --------    -------
     Operating profit.......................................    23,044     17,664
                                                              --------    -------
Other income (expense):
  Investment income.........................................     1,029      1,306
  Interest expense..........................................    (3,926)    (3,747)
  Gain on settlement of forward sale contracts..............    94,698         --
  Other, net................................................     1,704      2,388
                                                              --------    -------
     Total other income (expense)...........................    93,505        (53)
                                                              --------    -------
Income from continuing operations before income taxes and
  minority interest.........................................   116,549     17,611
Income tax expense..........................................    44,169      6,691
Minority interest...........................................       177         11
                                                              --------    -------
Income from continuing operations...........................    72,203     10,909
                                                              --------    -------
Income from discontinued operations
  Earnings from discontinued operations (net of income taxes
     of $1,244 and $75 in 2002 and 2001, respectively)......     1,980        119
  Gain on sale of discontinued operations, net of income
     taxes of $117).........................................       187         --
                                                              --------    -------
     Net income.............................................  $ 74,370    $11,028
                                                              ========    =======
EARNINGS PER SHARE
Basic
Income from continuing operations...........................  $   0.90    $  0.13
Income from discontinued operations:
  Earnings from discontinued operations.....................      0.03         --
  Gain on sale of discontinued operations...................        --         --
                                                              --------    -------
     Net income.............................................  $   0.93    $  0.13
                                                              ========    =======
Diluted
Income from continuing operations...........................  $   0.87    $  0.13
Income from discontinued operations:
  Earnings from discontinued operations.....................      0.03         --
  Gain on sale of discontinued operations...................        --         --
                                                              --------    -------
     Net income.............................................  $   0.90    $  0.13
                                                              ========    =======

See notes to consolidated financial statements.

                              THE ST. JOE COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   THREE MONTHS
                                                                  ENDED MARCH 31
                                                              -----------------------
                                                                2002           2001
                                                              ---------      --------
                                                                    (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $  74,370      $ 11,028
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Gain recorded on settlement of forward sale
      contracts.............................................    (94,698)           --
     Depreciation and amortization..........................      5,841         6,794
     Imputed interest on long-term debt.....................      2,589         2,327
     Minority interest in income............................        177            11
     Deferred income tax expense............................     17,205         6,012
     Equity in income of unconsolidated affiliates..........     (4,268)       (3,485)
     Origination of mortgage loans, net of proceeds from
      sales.................................................     (8,969)           --
     Proceeds from mortgage warehouse line of credit, net of
      repayments............................................     (8,681)           --
     Gain on sales of property and investments..............    (21,041)      (15,673)
     Cost of community residential properties...............     39,959        24,908
     Expenditures for community residential properties......    (64,065)      (52,311)
     Distributions from unconsolidated community residential
      joint ventures........................................     21,580        11,152
     Gain on valuation of derivative........................       (861)           --
     Changes in operating assets and liabilities:
       Accounts receivable..................................       (470)       11,004
       Other assets.........................................      5,659       (15,927)
       Accounts payable, accrued liabilities, and other
        liabilities.........................................     19,586        (8,099)
       Income taxes payable.................................      3,716        (1,801)
       Cash of discontinued operations......................    (20,695)           --
                                                              ---------      --------
Net cash used in operating activities.......................    (33,066)      (24,060)
Cash flows from investing activities:
  Purchases of property, plant and equipment................     (3,904)       (2,653)
  Purchases of investments in real estate...................    (10,921)      (26,177)
  Investments in joint ventures and purchase business
     acquisitions, net of cash received.....................     (5,041)       (3,186)
  Maturities and redemptions of available-for-sale
     investments............................................      5,757           663
  Proceeds from disposition of assets.......................     25,515        16,643
  Proceeds from settlement of forward sale contracts........      1,525            --
                                                              ---------      --------
Net cash provided by (used in) investing activities.........     12,931       (14,710)
Cash flows from financing activities:
  Proceeds from revolving credit agreements, net of
     repayments.............................................   (195,764)       76,805
  Proceeds from other long-term debt........................    213,023         2,450
  Repayments of other long-term debt........................       (984)         (693)
  Proceeds from exercise of stock options and stock purchase
     plan...................................................     14,018        12,223
  Dividends paid to stockholders............................     (6,463)       (6,580)
  Treasury stock purchased..................................     (3,467)      (57,357)
                                                              ---------      --------
Net cash provided by financing activities...................     20,363        26,848
Net increase (decrease) in cash and cash equivalents........        228       (11,922)
Cash and cash equivalents at beginning of period............     40,940        51,605
                                                              ---------      --------
Cash and cash equivalents at end of period..................  $  41,168      $ 39,683
                                                              =========      ========

                              THE ST. JOE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1.  BASIS OF PRESENTATION

     The accompanying unaudited interim financial statements have been prepared pursuant to the rules and regulations for reporting on Form 10-Q. Accordingly, certain information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements are not included herein. The interim statements should be read in conjunction with the financial statements and notes thereto included in the Company's latest Annual Report on Form 10-K/A. In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of March 31, 2002 and December 31, 2001 and the results of operations and cash flows for the three-month periods ended March 31, 2002 and 2001. The results of operations and cash flows for the three-month periods ended March 31, 2002 and 2001 are not necessarily indicative of the results that may be expected for the full year.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  LONG-LIVED ASSETS

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the asset. The Company recorded no impairment loss during the quarters ended March 31, 2002 and 2001.

     In October 2001, the Financial Accounting Standards Board issued FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("FAS 144"). FAS 144 addresses issues relating to the implementation of FASB Statement No. 121, Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to Be Disposed of ("FAS 121") and develops a single accounting method under which long-lived assets that are to be disposed of by sale are measured at the lower of book value or fair value, less cost to sell. It also established criteria beyond that previously specified in FAS 121 to determine when a long-lived asset is held for sale, including a group of assets and liabilities that represents the unit of accounting for a long-lived asset classified as held for sale. Among other things, those criteria specify that (a) an asset must be available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets and (b) the sale of the asset must be probable, and its transfer expected to qualify for recognition as a completed sale, within one year, with certain exceptions. Additionally, FAS 144 expands the scope of discontinued operations to include all components of an entity with operations that 1) can be distinguished from the rest of the entity and 2) will be eliminated from the ongoing operations of the entity in a disposal transaction.

     The Company has adopted FAS 144 as of January 1, 2002 and, therefore, the results of components of the Company that meet the criteria 1) and 2) above, have been accounted for as discontinued operations in accordance with FAS 144.

  GOODWILL

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, Business Combinations("FAS 141"), and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("FAS 142"). FAS 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. FAS 141 also specifies criteria that must be met by intangible assets acquired in a purchase method business combination in order for them to be recognized and reported apart from goodwill. FAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of FAS 142.

     As a result of FAS 142, the Company ceased to amortize $143.4 million of goodwill as of January 1, 2002. In lieu of amortization, the Company is required to perform an initial impairment review of all goodwill in 2002 and an annual impairment review thereafter. The Company has begun its initial review and thus far has found no indication of impairment.

  EARNINGS PER SHARE

     Earnings per share ("EPS") are based on the weighted average number of common shares outstanding during the period. Diluted EPS assumes options to purchase shares of common stock have been exercised using the treasury stock method.

     Through May 2001, the Company's Board of Directors authorized a total of $500 million for the repurchase of the Company's outstanding common stock from time to time on the open market ("the St. Joe Stock Repurchase Program"). On December 6, 2000, the Company entered into an agreement with the Alfred I. duPont Testamentary Trust (the "Trust"), the majority stockholder of the Company, and the Trust's beneficiary, The Nemours Foundation (the "Foundation"), to participate in the St. Joe Stock Repurchase Program for a 90-day period. This agreement was renewed for two additional 90-day periods. The last of these agreements expired on September 6, 2001 and has not been renewed. During the first quarter of 2002, a total of 78,000 shares were repurchased on the open market. As of March 31, 2002, a total of 12,082,366 shares have been repurchased on the open market and 4,001,400 shares have been repurchased from the Trust. In addition, during the first quarter of 2002, the Company issued 893,280 shares upon the exercise of stock options.

     Weighted average basic and diluted shares, taking into consideration shares issued, weighted average options used in calculating EPS and treasury shares repurchased for each of the periods presented are as follows:

                                                 THREE MONTHS ENDED
                                                     MARCH 31,
                                              ------------------------
                                                 2002          2001
                                              ----------    ----------
Basic.......................................  79,836,801    82,939,359
Diluted.....................................  82,974,001    86,012,932

  COMPREHENSIVE INCOME

     The Company's comprehensive income differs from net income due to changes in the net unrealized gains on investment securities available-for-sale and derivative instruments. For the three months ended March 31, 2002 and 2001, total comprehensive income was approximately $11.1 million and $21.0 million, respectively.

  SUPPLEMENTAL CASH FLOW INFORMATION

     The Company paid $3.2 million and $2.8 million for interest in the first three months of 2002 and 2001, respectively. The Company received income tax refunds of $(1.2) million, net of payments made, in the first three months of 2002 and, for the first three months of 2001, paid $0.8 million for income taxes. The Company capitalized interest expense of $1.1 million and $1.6 million the first three months of 2002 and 2001, respectively.

     Cash flows related to residential real estate development activities are included in operating activities on the statements of cash flows.

     The Company's non-cash activities included the settlement of a portion of its Forward Sale Contracts (Note 7). The Company transferred stock with a fair value of $74.3 million to a financial institution and settled hedge instruments with a fair market value of $27.1 million, which reduced the debt associated with the sale of the equity securities by $97.0 million.

3.  DISCONTINUED OPERATIONS

  RESIDENTIAL REAL ESTATE SERVICES

     As a result of rapid consolidation in the residential real estate services business, the Company had the opportunity to sell Arvida Realty Services ("ARS"), its wholly-owned subsidiary, at a significant increase in value. On April 17,2002, the Company completed the sale of ARS, its residential real estate services segment, to Cendant Corporation's subsidiary, NRT, Inc., for approximately $170 million, which includes payment for working capital of ARS at April 17, 2002 of approximately $12 million, in an all cash transaction. Accordingly, the Company has reported its residential real estate services operations as discontinued operations for the quarters ended March 31, 2002 and 2001. Revenues from ARS were $63.7 million and $53.8 million for the three months ended March 31, 2002 and 2001, respectively. Net income for ARS was $2.0 million and $0.1 million for the three months ended March 31, 2002 and 2001, respectively.

     The major classes of assets and liabilities of ARS, which are reported as held for sale at March 31, 2002, are as follows (in thousands):

Assets:
  Cash, cash equivalents and short-term investments.........  $ 38,501
  Mortgage loans held for sale..............................    23,751
  Property, plant and equipment and other assets............    17,693
  Goodwill..................................................    92,305
                                                              --------
     Total assets...........................................  $172,250
                                                              ========
Liabilities:
  Debt......................................................  $ 41,193
  Other liabilities.........................................    21,199
                                                              --------
     Total liabilities......................................  $ 62,392
                                                              ========

  COMMERCIAL REAL ESTATE

     The commercial real estate segment sold two office buildings during the first quarter of 2002 for proceeds of $1.6 million, resulting in a pretax gain of $0.3 million, or $0.2 million net of tax. Revenues from the two commercial office buildings were less than $0.1 million for the three months ended March 31, 2002 and 2001. Net operating income from the two commercial office buildings was less than $0.1 million for the three months ended March 31, 2002 and 2001.

4.  REAL ESTATE INVESTMENTS

     Real estate investments include the following (in thousands):

                                                           MARCH 31,    DECEMBER 31,
                                                             2002           2001
                                                           ---------    ------------
Operating property:
  Community residential development......................  $ 38,036       $ 36,944
  Land sales.............................................     1,927          1,387
  Commercial real estate.................................   231,768        230,409
  Forestry...............................................    93,909         95,976
  Hospitality and other..................................    21,648         19,331
                                                           --------       --------
Total operating property.................................   387,288        384,047
                                                           --------       --------

                                                           MARCH 31,    DECEMBER 31,
                                                             2002           2001
                                                           ---------    ------------
Development property
  Community residential development......................   239,902        215,816
  Land sales.............................................       379            390
                                                           --------       --------
Total development property...............................   240,281        216,206
                                                           --------       --------
Investment property
  Land sales.............................................       307            161
  Commercial real estate.................................    59,609         58,054
  Hospitality and other..................................     3,340          3,503
                                                           --------       --------
Total investment property................................    63,256         61,718
                                                           --------       --------
Investment in unconsolidated affiliates
  Community residential development......................    47,975         60,949
  Commercial real estate.................................    22,724         23,282
Total investment in unconsolidated affiliates............    70,699         84,231
                                                           --------       --------
Total real estate investments............................   761,524        746,202
Accumulated depreciation.................................    10,082          9,468
                                                           --------       --------
Net real estate investments..............................  $751,442       $736,734
                                                           ========       ========

     Included in operating property are the Company's timberlands, and land and buildings used for commercial rental purposes. Development property consists of community residential land and property currently under development. Investment property is the Company's land held for future use.

5.  GOODWILL

     On January 1, 2002, the Company adopted FASB Statement No. 141, Business Combinations ("FAS 141"), and FASB Statement No. 142, Goodwill and Other Intangible Assets ("FAS 142"). As a result of FAS 142, the Company ceased to amortize $143.4 million of goodwill as of January 1, 2002. Following is a presentation of net income amounts as if FAS 142 had been applied for all periods presented. (Dollars in thousands, except for per share amounts)

                                                               FOR THE QUARTER
                                                               ENDED MARCH 31,
                                                              ------------------
                                                               2002       2001
                                                              -------    -------
Reported net income.........................................  $74,370    $11,028
Add back: Goodwill amortization.............................       --      1,477
                                                              -------    -------
Adjusted net income.........................................  $74,370    $12,505
                                                              =======    =======
Basic earnings per share:
Reported net income.........................................  $  0.93    $  0.13
Goodwill amortization.......................................       --       0.02
                                                              -------    -------
Adjusted net income.........................................  $  0.93    $  0.15
                                                              =======    =======
Diluted earnings per share:
Reported net income.........................................  $  0.90    $  0.13
Goodwill amortization.......................................       --       0.02
                                                              -------    -------
Adjusted net income.........................................  $  0.90    $  0.15
                                                              =======    =======

6.  DEBT

     Long-term debt consisted of the following (in thousands):

                                                           MARCH 31,    DECEMBER 31,
                                                             2002           2001
                                                           ---------    ------------
Medium-term notes........................................  $175,000       $     --
Minimum liability owed on sale of equity securities......    36,863        131,241
Senior revolving credit agreement, unsecured.............    15,000        205,000
Debt secured by certain commercial and residential
  property...............................................   137,547        101,516
Various secured and unsecured notes payable..............     4,535          4,620
Revolving credit agreement, warehouse line and other debt
  of discontinued operation..............................        --         55,638
                                                           --------       --------
Total debt...............................................  $368,945       $498,015
                                                           ========       ========

     The aggregate maturities of long-term debt subsequent to March 31, 2002 are as follows (in thousands): 2002, $53,548; 2003, $1,582; 2004, $32,713; 2005,
$21,436; 2006, $1,926; thereafter, $257,740.

     On February 7, 2002, the Company issued a series of senior notes in a private placement with an aggregate principal amount of $175.0 million. The maturities of the notes are as follows: 3 Year--$18.0 million, 5 Year--$67.0 million, 7 Year--$15.0 million, 10 Year--$75.0 million. The notes bear fixed rates of interest ranging from 5.64%--7.37% and interest will be payable semiannually. Upon receipt of proceeds, the Company partially paid down its $250.0 million line of credit. The notes contain financial covenants similar to those in its $250.0 million line of credit.

     On February 26, 2002, the Company settled $97.0 million of its minimum liability owed on sale of equity securities by delivering shares of equity securities to a major financial institution.

     On March 25, 2002, the Company entered into a new fixed-rate debt agreement, in the amount of $26 million, secured by a mortgage on a commercial building. The note bears interest at a rate of 7.05% and matures on April 1, 2012.

7.  MARKETABLE SECURITIES AND DERIVATIVE INSTRUMENTS

     The Company entered into three-year forward sale contracts ("Forward Sale Contracts") with a major financial institution leading to the ultimate disposition of its investments in equity securities. Under the Forward Sale Contracts, the Company received approximately $111.1 million in cash and is obligated to settle the forward transaction by October 15, 2002 by delivering either cash or a number of the equity securities to the financial institution. The agreement permits the Company to retain an amount of the securities that represents appreciation of up to 20% of their value on October 15, 1999 should the value of the securities increase. The securities have been recorded at fair value on the balance sheet and the related unrealized gain, net of tax, has been recorded in accumulated other comprehensive income. At the inception of the transaction, the Company recorded a liability in long-term debt for approximately $111.1 million, which has been increased as interest expense is imputed at an annual rate of 7.9%. The liability will also increase by the amount, if any, that the securities increase beyond the 20% that the Company retains. In addition, the Forward Sale Contracts have been designated as a fair value hedge of the marketable securities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended ("FAS 133").

     On February 26, 2002, the Company settled a portion of the Forward Sale Contracts by delivering equity securities to the financial institution. The liability related to the contracts that were settled was $97.0 million at the time of settlement and the resulting gain that was recognized in the first quarter of 2002 was $94.7 million pre-tax, $61.6 million, net of tax. The balance of the liability, if held to maturity on October 15, 2002 will be $38.3 million, plus any appreciation in the securities beyond the first 20%. The net cash received at settlement was $1.5 million.

     With respect to the remaining securities, the fair value of the Forward Sale Contracts decreased by $6.0 million to $2.8 million during the first quarter of 2002. The net impact to the statement of income for the period was a gain of $0.9 million, which was included in other income and represents the time value component of the change in fair value of the Forward Sale Contracts. The Company excludes this amount from its assessment of hedge effectiveness of the Forward Sale Contracts under FAS 133.

8.  SEGMENT INFORMATION

     The Company conducts primarily all of its business in five reportable operating segments, which are community residential development, commercial real estate development and services, land sales, forestry and transportation. The Company's former residential real estate services segment has been reported as a discontinued operation following the Company's decision to sell ARS. Intercompany transactions have been eliminated. The Company evaluates a segment's performance based on EBITDA. EBITDA is defined as earnings before interest cost, income taxes, depreciation and amortization, and is net of the effects of minority interests. EBITDA excludes gains (losses) from discontinued operations except for gains (losses) from sales of assets which are classified as discontinued operations under the provisions of FAS 144 and are sold in the normal course of business. EBITDA also excludes gains (losses) on sales of nonoperating assets. EBITDA is considered a key financial measurement in the industries that the Company operates. The segment labeled other primarily consists of investment income, net of corporate general and administrative expenses. Also included in the segment labeled other are the revenues and costs related to the hospitality development group. The Company's reportable segments are strategic business units that offer different products and services. They are each managed separately and decisions about allocations of resources are determined by management based on these strategic business units.

     Information by business segment follows: (In thousands)

                                                                 THREE MONTHS
                                                                ENDED MARCH 31,
                                                              -------------------
                                                                2002       2001
                                                              --------    -------
Total Revenues:
  Community residential development.........................  $ 63,428    $39,275
  Commercial real estate development and services...........    23,283     19,411
  Land sales................................................    22,626     17,458
  Forestry..................................................    10,287      9,315
  Transportation............................................       433        482
  Other.....................................................     1,623        341
                                                              --------    -------
     Total revenues.........................................  $121,680    $86,282
                                                              ========    =======
EBITDA:
  Community residential development.........................  $ 11,053    $ 7,861
  Commercial real estate development and services...........     2,802      1,895
  Land sales................................................    18,403     14,433
  Forestry..................................................     2,917      4,036
  Transportation............................................      (236)      (393)
  Other.....................................................    (3,407)    (2,986)
                                                              --------    -------
     EBITDA.................................................    31,532     24,846
Adjustments to reconcile EBITDA to income from continuing
  operations:
  Depreciation and amortization.............................    (4,949)    (4,732)
  Gain on valuation of derivatives..........................       861      1,697
  Gain on settlement of forward sale contracts..............    94,698         --
  Other income..............................................      (821)       (25)
  Interest expense..........................................    (4,949)    (4,208)
  Income tax expense........................................   (44,169)    (6,691)
  Minority interest.........................................        --         22
                                                              --------    -------
     Income from continuing operations......................  $ 72,203    $10,909
                                                              ========    =======

                                                            MARCH 31,    DECEMBER 31,
                                                               2002          2001
                                                            ----------   ------------
Total Assets:
  Community residential development.......................  $  350,503    $  315,427
  Commercial real estate development and services.........     362,862       353,307
  Residential real estate services........................          --       183,541
  Land sales..............................................      17,268         3,313
  Forestry................................................     107,214       106,818
  Transportation..........................................      14,558        14,651
  Unallocated corporate investments.......................     250,777       363,502
  Assets of ARS held for sale.............................     172,250            --
                                                            ----------    ----------
     Total assets.........................................  $1,275,432    $1,340,559
                                                            ==========    ==========

9.  CONTINGENCIES

     The Company and its affiliates are involved in litigation on a number of matters and are subject to certain claims which arise in the normal course of business, none of which, in the opinion of management, is expected to have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

     The Company has retained certain self-insurance risks with respect to losses for third party liability, worker's compensation, property damage, group health insurance provided to employees and other types of insurance.

     The Company is jointly and severally liable as guarantor on five credit obligations entered into by partnerships in which the Company has equity interests. The maximum amount of the guaranteed debt totals $100.1 million; the amount outstanding at March 31, 2002 totaled $84.1 million. In addition, the Company has indemnification agreements from some of its partners requiring that they will cover a portion of the debt that the Company is guaranteeing.

     The Company is subject to costs arising out of environmental laws and regulations, which include obligations to remove or limit the effects on the environment of the disposal or release of certain wastes or substances at various sites including sites which have been previously sold. It is the Company's policy to accrue and charge against earnings environmental cleanup costs when it is probable that a liability has been incurred and an amount is reasonably estimable. As assessments and cleanups proceed, these accruals are reviewed and adjusted, if necessary, as additional information becomes available.

     The Company is currently a party to, or involved in, legal proceedings directed at the cleanup of Superfund sites. The Company has accrued an allocated share of the total estimated cleanup costs for these sites. Based upon management's evaluation of the other potentially responsible parties, the Company does not expect to incur additional amounts even though the Company has joint and several liability. Other proceedings involving environmental matters such as alleged discharge of oil or waste material into water or soil are pending against the Company. It is not possible to quantify future environmental costs because many issues relate to actions by third parties or changes in environmental regulation. However, based on information presently available, management believes that the ultimate disposition of currently known matters will not have a material effect on the consolidated financial position, results of operations or liquidity of the Company. Environmental liabilities are paid over an extended period and the timing of such payments cannot be predicted with any confidence. Aggregate environmental-related accruals were $4.5 million and $4.6 million as of March 31, 2002 and December 31, 2001, respectively.

                              THE ST. JOE COMPANY

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma consolidated balance sheets are based upon the historical consolidated balance sheets of the Company as of March 31, 2002 and December 31, 2001 as if the Company had completed the sale of St. Joe Real Estate Services, Inc., a wholly-owned subsidiary operating as Arvida Realty Services ("ARS"), as of those dates. The following unaudited pro forma consolidated statement of income of the Company is based upon the historical consolidated statement of income for the year ended December 31, 2001 and is presented as if the Company had completed the sale of ARS as of January 1, 2001. The sale of ARS has been fully reflected in the statement of income for the quarter ended March 31, 2002 as filed in the Company's report on Form 10-Q for the period then ended. Therefore, a pro forma consolidated statement of income for that period has not been provided. These unaudited pro forma consolidated financial statements should be read in conjunction with the Company's annual report filed on Form 10-K/A for the year ended December 31, 2001 and the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2002.

     The unaudited pro forma consolidated financial statements are not necessarily indicative of what the actual financial position or results of operations of the Company would have been at March 31, 2002 and December 31, 2001 assuming the transaction had been completed as set forth above, nor does it purport to represent the financial position or results of the Company in the future periods.

                              THE ST. JOE COMPANY
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2002

                                                                         SALE
                                                          HISTORICAL   OF ARS(A)   PRO FORMA
                                                          ----------   ---------   ---------
                                                                     (UNAUDITED)
                                                                    (IN THOUSANDS)
                                     ASSETS
Investment in real estate...............................  $  751,442         --      751,442
Cash and cash equivalents...............................      41,168    132,679      173,847
Short-term investments..................................         125         --          125
Marketable securities...................................      40,559         --       40,559
Accounts receivable.....................................      27,149         --       27,149
Mortgage loans held for sale............................          --         --           --
Prepaid pension asset...................................      89,037         --       89,037
Property, plant and equipment, net......................      39,765         --       39,765
Goodwill................................................      52,599         --       52,599
Other assets............................................      61,338                  61,338
Assets held for sale....................................     172,250   (172,250)          --
                                                          ----------   --------    ---------
  Total assets..........................................  $1,275,432    (39,571)   1,235,861
                                                          ==========   ========    =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Debt....................................................  $  368,945         --      368,945
Accounts payable........................................      36,882         --       36,882
Accrued liabilities.....................................      77,902         --       77,902
Deferred income taxes...................................     186,360         --      186,360
Minority interest in consolidated subsidiaries..........       5,324         --        5,324
Liabilities related to assets for sale..................      62,392    (62,392)          --
                                                          ----------   --------    ---------
  Total liabilities.....................................     737,805    (62,392)     675,413
                                                          ----------   --------    ---------
Stockholders' Equity:
  Common stock, no par value; 180,000,000 shares
     authorized; 96,490,417 issued......................     101,422         --      101,422
  Retained earnings.....................................     792,740     22,821      815,561
  Accumulated other comprehensive income................      24,872         --       24,872
  Restricted stock deferred compensation................        (841)        --         (841)
  Treasury stock, 15,999,567 shares, at cost............    (380,566)        --     (380,566)
                                                          ----------   --------    ---------
     Total stockholders' equity.........................     537,627     22,821      560,448
                                                          ----------   --------    ---------
       Total liabilities and stockholders' equity.......  $1,275,432    (39,571)   1,235,861
                                                          ==========   ========    =========

        See accompanying notes to pro forma consolidated balance sheet.

                              THE ST. JOE COMPANY

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 2001

                                                                         SALE
                                                                          OF          PRO
                                                          HISTORICAL    ARS(a)       FORMA
                                                          ----------   ---------   ---------
                                                                     (UNAUDITED)
                                                                    (IN THOUSANDS)
                                           ASSETS
Investment in real estate...............................  $  736,734         --      736,734
Cash and cash equivalents...............................      40,940   110,590(b)    151,530
Short-term investments..................................      23,689   (23,571)          118
Marketable securities...................................     141,086         --      141,086
Accounts receivable.....................................      27,783    (1,439)       26,344
Mortgage loans held for sale............................      32,720   (32,720)           --
Prepaid pension asset...................................      86,612         --       86,612
Property, plant and equipment, net......................      49,826   (12,264)       37,562
Goodwill................................................     143,383   (91,165)       52,218
Other assets............................................      57,786    (3,150)       54,636
                                                          ----------    -------    ---------
     Total assets.......................................  $1,340,559   (53,719)    1,286,840
                                                          ==========    =======    =========

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Debt....................................................  $  498,015   (55,638)      442,377
Accounts payable........................................      49,290    (7,480)       41,810
Accrued liabilities.....................................      59,213    (9,975)       49,238
Deferred income taxes...................................     211,914    (3,708)      208,206
Minority interest in consolidated subsidiaries..........       4,054         --        4,054
                                                          ----------    -------    ---------
     Total liabilities..................................     822,486   (76,801)      745,685
                                                          ----------    -------    ---------
Stockholders' Equity:
  Common stock, no par value; 180,000,000 shares
     authorized; 95,509,175 issued......................      83,154         --       83,154
  Retained earnings.....................................     724,832     23,082      747,914
  Accumulated other comprehensive income................      88,137         --       88,137
  Restricted stock deferred compensation................        (951)        --         (951)
  Treasury stock, 15,999,567 shares, at cost............    (377,099)        --     (377,099)
                                                          ----------    -------    ---------
     Total stockholders' equity.........................     518,073     23,082      541,155
                                                          ----------    -------    ---------
     Total liabilities and stockholders' equity.........  $1,340,559   (53,719)    1,286,840
                                                          ==========    =======    =========

See accompanying notes to pro forma consolidated balance sheet.

                              THE ST. JOE COMPANY

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 2002 AND DECEMBER 31, 2001
                                  (UNAUDITED)
                                 (IN THOUSANDS)

(a) On April 17, 2002, the Company completed the sale of ARS to NRT Incorporated, a subsidiary of Cendant Corporation, in an all cash transaction, for approximately $170,000, which included a base purchase price of $157,500 plus reimbursement for the net working capital held by ARS at the transaction date. The March 31, 2002 and December 31, 2001 historical balance sheets included ARS on a consolidated basis. This pro forma adjustment represents the deconsolidation of the assets and liabilities of ARS as if the sale of ARS had occurred on these dates.

(b) The adjustment to cash and cash equivalents includes the cash purchase price as if the sale had occurred on March 31, 2002 and December 31, 2001, reduced by direct costs of the sale as follows:

                                                              MARCH 31,   DECEMBER 31,
                                                                2002          2001
                                                              ---------   ------------
Base purchase price.........................................  $157,500      $157,500
Reimbursement of net working capital........................    12,709         9,888
Cash and cash equivalents acquired by purchaser.............        --       (19,268)
Estimated direct costs of sale, including contingent
  payments to former owners, severance payments, brokerage
  fees, income taxes and other closing costs................   (37,530)      (37,530)
                                                              --------      --------
                                                              $132,679      $110,590
                                                              ========      ========

                              THE ST. JOE COMPANY

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2001

                                                                        SALE
                                                                         OF           PRO
                                                       HISTORICAL      ARS(a)        FORMA
                                                       -----------    ---------    ----------
                                                                    (UNAUDITED)
                                                                   (IN THOUSANDS)
Operating revenues...................................  $   868,411    (277,277)       591,134
Expenses:
  Operating expenses.................................      702,423    (252,930)       449,493
  Corporate expense, net.............................       18,793          --         18,793
  Depreciation and amortization......................       29,619      (8,293)        21,326
  Impairment losses..................................          500          --            500
                                                       -----------    --------     ----------
     Total expenses..................................      751,335    (261,223)       490,112
                                                       -----------    --------     ----------
     Operating profit................................      117,076     (16,054)       101,022
                                                       -----------    --------     ----------
Other income:
  Investment income..................................        7,784      (2,662)         5,122
  Interest expense...................................      (18,065)        730        (17,335)
  Gains on sales and other dispositions of assets....          (32)         88             56
  Other, net.........................................        6,311          --          6,311
                                                       -----------    --------     ----------
     Total other income..............................       (4,002)     (1,844)        (5,846)
                                                       -----------    --------     ----------
Income from continuing operations before income taxes
  and minority interest..............................      113,074     (17,898)        95,176
                                                       -----------    --------     ----------
Income tax expense...................................       42,345      (6,904)        35,441
Minority interest....................................          524          --            524
                                                       -----------    --------     ----------
Net income...........................................       70,205     (10,994)        59,211
                                                       ===========    ========     ==========
EARNINGS PER SHARE
  Basic..............................................  $      0.87                 $     0.73
  Diluted............................................  $      0.83                 $     0.70
Weighted average shares outstanding
  Basic..............................................   80,959,416                 80,959,416
  Diluted............................................   84,288,746                 84,288,746

See accompanying notes to pro forma consolidated statement of income.

                              THE ST. JOE COMPANY

              NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                  (UNAUDITED)
                                 (IN THOUSANDS)

(a) This pro forma adjustment represents the deconsolidation of the revenues and expenses, including income tax expense, attributable to ARS for the related period. These amounts are removed from the Company's historical balances to reflect the sale as if it occurred on January 1, 2001.

                                   REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Partners
ARVIDA/JMB PARTNERS, L.P.

     We have audited the accompanying consolidated balance sheets of Arvida/JMB Partners, L.P. and Consolidated Ventures (the "Partnership"), as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in partners' capital accounts, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arvida/JMB Partners, L.P. and Consolidated Ventures at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP
Miami, Florida
February 15, 2002, except for note 8
as to which is March 1, 2002

                           ARVIDA/JMB PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)
                           AND CONSOLIDATED VENTURES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                                                                  2001          2000
                                                              ------------   -----------
                                         ASSETS
Cash and cash equivalents (note 3)..........................  $124,356,683    68,979,280
Restricted cash (note 3)....................................    13,347,801    23,045,284
Trade and other accounts receivable (net of allowance for
  doubtful accounts of $283,360 and $445,793 at December 31,
  2001 and 2000, respectively)..............................     3,534,140     3,963,461
Real estate inventories (notes 4 and 7).....................    80,112,591   129,728,708
Property and equipment, net (notes 5 and 7).................    42,674,126    41,620,336
Investments in and advances to joint ventures, net (note
  6)........................................................       440,292       415,838
Amounts due from affiliates, net (note 8)...................       363,630       485,056
Prepaid expenses and other assets...........................     8,110,280     8,717,427
                                                              ------------   -----------
          Total assets......................................  $272,939,543   276,955,390
                                                              ============   ===========

                   LIABILITIES AND PARTNERS' CAPITAL ACCOUNTS

                                                                  2001             2000
                                                              -------------    ------------
Liabilities:
  Accounts payable..........................................  $  13,674,441      19,024,568
  Deposits..................................................     20,638,464      34,096,243
  Accrued expenses and other liabilities....................     14,200,549      13,510,444
  Notes and mortgages payable (note 7)......................     13,775,577      11,356,785
                                                              -------------    ------------
Commitments and contingencies
          Total liabilities.................................     62,289,031      77,988,040
                                                              -------------    ------------
Partners' capital accounts (note 12)
  General Partner and Associate Limited Partners:
     Capital contributions..................................         20,000          20,000
     Cumulative net income..................................     86,226,802      72,754,546
     Cumulative cash distributions..........................    (75,922,104)    (66,938,738)
                                                              -------------    ------------
                                                                 10,324,698       5,835,808
                                                              -------------    ------------
Holders of Interests (404,000 Interests):
  Initial Holder of Interests:
     Capital contributions, net of offering costs...........    364,841,815     364,841,815
     Cumulative net income..................................    343,535,036     255,517,863
     Cumulative cash distributions..........................   (508,051,037)   (427,228,136)
                                                              -------------    ------------
                                                                200,325,814     193,131,542
                                                              -------------    ------------
          Total partners' capital accounts..................    210,650,512     198,967,350
                                                              -------------    ------------
          Total liabilities and partners' capital
            accounts........................................  $ 272,939,543     276,955,390
                                                              =============    ============

The accompanying notes are an integral part of these consolidated financial statements.

                           ARVIDA/JMB PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)
                           AND CONSOLIDATED VENTURES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                         2001           2000           1999
                                                     ------------    -----------    -----------
Revenues:
  Housing..........................................  $416,513,636    348,401,377    307,000,615
  Homesites........................................       422,994      6,398,196     10,520,143
  Land and property................................    16,370,853     18,613,031     22,050,649
  Operating properties.............................    17,027,648     16,324,223     16,641,088
  Brokerage and other operations...................     4,138,721      4,574,967     17,437,762
                                                     ------------    -----------    -----------
          Total revenues...........................   454,473,852    394,311,794    373,650,257
                                                     ------------    -----------    -----------
Cost of revenues:
  Housing..........................................   303,084,304    273,051,251    240,728,879
  Homesites........................................       744,610      5,158,012      6,803,661
  Land and property................................    12,827,938     13,253,841     11,523,280
  Operating properties.............................    14,698,614     15,459,749     16,141,031
  Brokerage and other operations...................     4,027,994      4,023,716     15,638,155
                                                     ------------    -----------    -----------
          Total cost of revenues...................   335,383,460    310,946,569    290,835,006
                                                     ------------    -----------    -----------
Gross operating profit.............................   119,090,392     83,365,225     82,815,251
Selling, general and administrative expenses.......   (18,068,111)   (22,186,626)   (19,151,954)
Legal Settlement...................................            --             --      9,000,000
Asset impairment (note 13).........................    (2,500,000)            --     (1,000,000)
                                                     ------------    -----------    -----------
          Net operating income.....................    98,522,281     61,178,599     71,663,297
Interest income....................................     2,824,312      3,377,144      2,712,017
Equity in earnings of unconsolidated ventures
  (notes 1 and 6)..................................       317,607        275,580      1,083,804
Interest and real estate taxes, net of amounts
  capitalized (note 1).............................      (174,771)    (1,004,656)    (1,460,676)
                                                     ------------    -----------    -----------
Net income before extraordinary item...............   101,489,429     63,826,667     73,998,442
Extraordinary item:
  Gain on extinguishment of debt...................            --      6,205,044             --
                                                     ------------    -----------    -----------
          Net income...............................  $101,489,429     70,031,711     73,998,442
                                                     ============    ===========    ===========
          Allocation of net income:
            General Partner and Associate Limited
               Partners............................  $ 13,472,256     12,610,854     14,315,535
            Limited Partners.......................    88,017,173     57,420,857     59,682,907
                                                     ------------    -----------    -----------
               Total...............................  $101,489,429     70,031,711     73,998,442
                                                     ============    ===========    ===========
          Net income before extraordinary item per
            Limited Partner Interest...............  $     217.86         126.92         147.73
          Extraordinary item per Limited
            Partnership Interest...................            --          15.21             --
                                                     ------------    -----------    -----------
          Net income per Limited Partner
            Interest...............................  $     217.86         142.13         147.73
                                                     ============    ===========    ===========
          Cash distribution per Limited Partner
            Interest...............................  $     200.06         144.76         175.08
                                                     ============    ===========    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                           ARVIDA/JMB PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)
                           AND CONSOLIDATED VENTURES

        CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                            GENERAL PARTNER AND ASSOCIATE LIMITED PARTNERS
                        -------------------------------------------------------
                                           NET
                        CONTRIBUTIONS     INCOME     DISTRIBUTIONS     TOTAL
                        -------------   ----------   -------------   ----------
Balance
  December 31, 1998...     $20,000      45,828,157    (41,315,975)    4,532,182
1999 activity
  (note 12)...........          --      14,315,535     (3,930,998)   10,384,537
                           -------      ----------    -----------    ----------
Balance
  December 31, 1999...      20,000      60,143,692    (45,246,973)   14,916,719
2000 activity
  (note 12)...........          --      12,610,854    (21,691,765)   (9,080,911)
                           -------      ----------    -----------    ----------
Balance
  December 31, 2000...      20,000      72,754,546    (66,938,738)    5,835,808
2001 activity
  (note 12)...........          --      13,472,256     (8,983,366)    4,488,890
                           -------      ----------    -----------    ----------
Balance
  December 31, 2001...     $20,000      86,226,802    (75,922,104)   10,324,698
                           =======      ==========    ===========    ==========

                                HOLDERS OF INTERESTS (404,000 INTERESTS)
                        ---------------------------------------------------------
                                            NET
                        CONTRIBUTIONS     INCOME      DISTRIBUTIONS      TOTAL
                        -------------   -----------   -------------   -----------
Balance
  December 31, 1998...   364,841,815    138,414,099   (298,017,570)   205,238,344
1999 activity
  (note 12)...........            --     59,682,907    (70,730,645)   (11,047,738)
                         -----------    -----------   ------------    -----------
Balance
  December 31, 1999...   364,841,815    198,097,006   (368,748,215)   194,190,606
2000 activity
  (note 12)...........            --     57,420,857    (58,479,921)    (1,059,064)
                         -----------    -----------   ------------    -----------
Balance
  December 31, 2000...   364,841,815    255,517,863   (427,228,136)   193,131,542
2001 activity
  (note 12)...........            --     88,017,173    (80,822,901)     7,194,272
                         -----------    -----------   ------------    -----------
Balance
  December 31, 2001...   364,841,815    343,535,036   (508,051,037)   200,325,814
                         ===========    ===========   ============    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                           ARVIDA/JMB PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)
                           AND CONSOLIDATED VENTURES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                        2001            2000           1999
                                                    -------------   ------------   ------------
Operating activities:
  Net income......................................  $ 101,489,429     70,031,711     73,998,442
  Charges (credits) to net income not requiring
     (providing) cash:
     Depreciation and amortization................      3,678,443      3,189,586      3,390,613
     Equity in earnings of unconsolidated
       ventures...................................       (317,607)      (275,580)    (1,083,804)
     Provision for doubtful accounts..............          4,548         44,512         21,109
     Gain on sale of joint venture interest.......             --             --     (3,161,725)
     Gain on sale of operating properties and of
       property and equipment.....................             --       (182,702)    (5,991,038)
     Asset impairment (note 13)...................      2,500,000             --      1,000,000
     Extraordinary gain on extinguishment of
       debt.......................................             --     (6,205,044)            --
  Changes in:
     Restricted cash..............................      9,697,483     (9,245,214)      (462,899)
     Trade and other accounts receivable..........        424,773     23,397,815    (13,437,804)
     Real estate inventories:
       Additions to real estate inventories.......   (245,672,337)  (236,745,158)  (233,948,741)
       Cost of revenues...........................    299,038,313    272,002,613    239,424,771
       Capitalized interest.......................     (1,196,539)    (2,092,739)    (3,663,552)
       Capitalized real estate taxes..............     (2,553,320)    (2,881,709)    (1,901,589)
     Equity memberships...........................             --      1,667,120        488,390
     Amounts due from affiliates, net.............        121,426        165,107        788,527
     Prepaid expenses and other assets............         97,008     (3,215,119)       341,696
     Accounts payable, accrued expenses and other
       liabilities................................     (4,666,286)    (5,449,475)     8,612,560
     Deposits.....................................    (13,457,779)     4,391,616      2,049,060
                                                    -------------   ------------   ------------
          Net cash provided by operating
            activities............................    149,187,555    108,597,340     66,464,016
                                                    =============   ============   ============

                                                          2001           2000          1999
                                                      -------------   -----------   -----------
Investing activities:
  Acquisitions of property and equipment and
     construction in progress.......................    (10,753,875)  (17,149,614)   (1,525,360)
  Proceeds from sales of property and equipment.....      4,031,781     1,562,045    10,445,656
  Joint venture distributions, net..................        299,417       319,225     1,216,560
  Proceeds from the sale of joint venture
     interests......................................             --            --     3,700,000
                                                      -------------   -----------   -----------
          Net cash (used in) provided by investing
            activities..............................     (6,422,677)  (15,268,344)   13,836,856
                                                      -------------   -----------   -----------
Financing activities:
  Proceeds from notes and long-term borrowings......      2,418,792    11,356,785     2,327,684
  Repayments of notes and long-term borrowings......             --   (27,500,000)  (18,105,287)
  Distributions to General Partner and Associate
     Limited Partners...............................     (8,983,366)  (21,691,765)   (3,930,998)
  Distributions to Holders of Interests.............    (80,822,901)  (58,479,921)  (70,730,645)
                                                      -------------   -----------   -----------
          Net cash used in financing activities.....    (87,387,475)  (96,314,901)  (90,439,246)
                                                      -------------   -----------   -----------
          Increase (decrease) in cash and cash
            equivalents.............................     55,377,403    (2,985,905)  (10,138,374)
          Cash and cash equivalents, beginning of
            year....................................     68,979,280    71,965,185    82,103,559
                                                      -------------   -----------   -----------
          Cash and cash equivalents, end of year....  $ 124,356,683    68,979,280    71,965,185
                                                      =============   ===========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

                           ARVIDA/JMB PARTNERS, L.P.
                            (A LIMITED PARTNERSHIP)
                           AND CONSOLIDATED VENTURES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  OPERATIONS AND BASIS OF ACCOUNTING

  OPERATIONS

     The assets of Arvida/JMB Partners, L.P. (the "Partnership") have consisted principally of interests in land in the process of being developed into master-planned residential communities (the "Communities") and, to a lesser extent, commercial properties; accounts receivable; construction, brokerage and other support businesses; real estate assets held for investment and certain club and recreational facilities. The Partnership's Communities have contained a diversified product mix with both resort and primary homes designed for the middle and upper income segments of the various markets in which the Partnership operates.

     Within the Communities, the Partnership has constructed, or caused to be constructed, a variety of products, including single-family homes, townhouses and condominiums to be developed for sale, as well as related commercial and recreational facilities. The Communities were located primarily throughout the State of Florida, with Communities also located near Atlanta, Georgia; and Highlands, North Carolina. Additional properties owned by the Partnership in or near its Communities have been or are being developed as retail and/or office properties. The Partnership has also owned or managed certain club and recreational facilities within certain of its Communities. In addition, the Partnership has sold individual residential lots and parcels of partially developed and undeveloped land. The third-party builders and developers to whom the Partnership sold homesites and land parcels were generally smaller local builders who required project specific financing for their developments and whose operations were more susceptible to fluctuations in the availability and terms of financing.

     Pursuant to Section 5.5J of the Partnership Agreement, on October 23, 1997, the Board of Directors of the General Partner met and approved a resolution selecting the option set forth in Section 5.5J(i)(c) of the Partnership Agreement for the Partnership to commence an orderly liquidation of its remaining assets that is to be completed by October 2002. However, there is no assurance that all of the remaining assets of the Partnership can or will be sold or disposed of by October 2002.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Partnership and its consolidated ventures. All material intercompany balances and transactions have been eliminated in consolidation. The equity method of accounting has been applied in the accompanying consolidated financial statements with respect to those investments where the Partnership's ownership interest is 50% or less.

  RECOGNITION OF PROFIT FROM SALES OF REAL ESTATE

     For sales of real estate, profit is recognized in full when the collectability of the sales price is reasonably assured and the earnings process is virtually complete. When the sale does not meet the requirements for recognition of income, profit is deferred until such requirements are met. In certain circumstances, contracts for sales of real estate contain provisions which allow the Partnership to repurchase the real estate in the event certain conditions are not met. Profits generated from sales subject to these provisions are generally deferred until the Partnership no longer has any repurchase rights. For sales of residential units, profit is recognized at the time of closing or if certain criteria are met, on the percentage-of-completion method.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported or disclosed in the financial statements and accompanying notes. Actual results could differ from those estimates.

  REAL ESTATE INVENTORIES AND COST OF REAL ESTATE REVENUES

     Real estate inventories are carried at cost, including capitalized interest and property taxes. The total cost of land, land development and common costs are apportioned among the projects on the relative sales value method. Costs pertaining to the Partnership's housing, homesite, and land and property revenues reflect the cost of the acquired assets as well as development costs, construction costs, capitalized interest, capitalized real estate taxes and capitalized overhead. Certain marketing costs relating to housing projects, including exhibits and displays, and certain planning and other pre-development activities, excluding normal period expenses, are capitalized and charged to housing cost of revenues as related units are closed. Provisions for value impairment are recorded whenever the estimated future undiscounted cash flows from operations and projected net sales proceeds are less than the net carrying value plus estimated costs to complete development, as discussed in note 13. If it is determined that an impairment exists, the related inventory is written down to fair value based on discounting the projected cash flows. A warranty reserve is provided as residential units are closed. This reserve is reduced by the cost of subsequent work performed.

  CAPITALIZED INTEREST AND REAL ESTATE TAXES

     Interest and real estate taxes are capitalized to qualifying assets, principally real estate inventories. Such capitalized interest and real estate taxes are charged to cost of revenues as sales of real estate inventories are recognized. Interest, including the amortization of loan fees, of $1,196,539, $2,092,739 and $3,663,552 was incurred for the years ended December 31, 2001, 2000 and 1999, respectively, all of which was capitalized. The decrease in interest incurred for the year ended December 31, 2001 as compared to 2000 is due to the decrease in the average outstanding debt balance and lower interest rates in 2001. Interest payments, including amounts capitalized, of $939,725, $1,970,443 and $3,162,866 were made for the years ended December 31, 2001, 2000 and 1999, respectively.

     Real estate taxes of $2,728,091, $3,886,365 and $3,362,265 were incurred for the years ended December 31, 2001, 2000 and 1999, respectively, of which $2,553,320, $2,881,709 and $1,901,589 were capitalized for the years ended December 31, 2001, 2000 and 1999, respectively. Real estate tax payments of $2,992,032, $3,908,090 and $3,685,853 were made for the years ended December 31, 2001, 2000 and 1999, respectively. In addition, real estate tax reimbursements totaling $269,864, $111,858 and $278,139 were received from the Partnership's escrow agent during 2001, 2000 and 1999, respectively. The preceding analysis of real estate taxes does not include real estate taxes incurred or paid with respect to the Partnership's club facilities and other operating properties, as these taxes are included in cost of revenues for operating properties.

  PROPERTY AND EQUIPMENT AND OTHER ASSETS

     Property and equipment are carried at cost less accumulated depreciation and are depreciated on the straight-line method over the estimated useful lives of the assets, which range from two to twenty-five years. Expenditures for maintenance and repairs are charged to expense as incurred. Costs of major renewals and improvements which extend useful lives are capitalized.

     Other assets are amortized on the straight-line method, which approximates the interest method, over the useful lives of the assets, which range from one to five years. Amortization of other assets, excluding loan origination fees, of approximately $314,000, $450,000 and $444,000 was recorded for the years ended December 31, 2001, 2000 and 1999, respectively. Amortization of loan origination fees, which is included in interest expense, of approximately $196,000, $283,000 and $366,000 was recorded for the years ended December 31, 2001, 2000 and 1999, respectively.

  INVESTMENTS IN AND ADVANCES TO JOINT VENTURES, NET

     In general, the equity method of accounting has been applied in the accompanying consolidated financial statements with respect to those joint venture investments for which the Partnership does not have majority control and where the Partnership's ownership interest is 50% or less.

     Investments in the remaining joint ventures are carried at the Partnership's proportionate share of the ventures' assets, net of their related liabilities and adjusted for any basis differences. Basis differences result from the purchase of interests at values which differ from the recorded cost of the Partnership's proportionate share of the joint ventures' net assets.

     The Partnership periodically advances funds to the joint ventures in which it holds ownership interests when deemed necessary and economically justifiable. Such advances are generally interest bearing and are repayable to the Partnership from amounts earned through joint venture operations.

  INTEREST RATE SWAPS

     The Partnership had entered into interest rate swap agreements to manage its exposure to market risks related to changes in interest rates associated with its variable rate debt under its credit facility. As of July 31, 2001, all interest rate swap agreements had expired. The interest-rate swap agreements were in effect with respect to the term loan which was paid off in December 2000. The swap agreements were amortized annually through the scheduled maturity of the term loan. These agreements involved the exchange of amounts based on fixed interest rates for amounts based on variable interest rates over the life of the loan without an exchange of the notional amount upon which the payments are based. The differential was paid or received as interest rate changes were calculated and paid monthly by the appropriate party. Prior to 2001, such payments or receipts were recorded as adjustments to interest expense in the periods in which they were incurred. Subsequent to December 31, 2000, and upon the adoption of SFAS 133, the Partnership recognized a net loss of $127,101 related to the ineffectiveness of the hedging instrument. This amount was included in interest expense in the statement of operations.

  PARTNERSHIP RECORDS

     The Partnership's records are maintained on the accrual basis of accounting as adjusted for Federal income tax reporting purposes. The accompanying consolidated financial statements have been prepared from such records after making appropriate adjustments where applicable to reflect the Partnership's accounts in accordance with GAAP and to consolidate the accounts of the ventures as described above. Such GAAP and consolidation adjustments are not reflected on the records of the Partnership. The net effect of these items is summarized as follows:

                                          2001                        2000
                               --------------------------   -------------------------
                                               TAX BASIS                   TAX BASIS
                                GAAP BASIS    (UNAUDITED)   GAAP BASIS    (UNAUDITED)
                               ------------   -----------   -----------   -----------
Total assets.................  $272,939,543   329,317,262   276,955,390   334,936,056
  Partners' capital accounts:
     General Partner and
       Associate Limited
       Partners..............    10,324,698   10,630,113     5,835,808      6,141,223
     Holders of Interests....   200,325,814   260,439,369   193,131,542   254,866,833
Net income:
  General Partner and
     Associate Limited
     Partners................    13,472,256   13,256,978    12,610,854      8,968,445
  Holders of Interests.......    88,017,173   86,610,715    57,420,857     40,835,919
Net income per Interest......        217.86       214.38        142.13         101.08

     Reference is made to note 12 further discussion of the allocation of profits and losses to the General Partner, Associate Limited Partners and Holders of Interests.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the 2000 and 1999 financial statements to conform to the 2001 presentation.

  INCOME TAXES

     No provision for state or Federal income taxes has been made as the liability for such taxes is that of the partners rather than the Partnership. However, in certain instances, the Partnership has been required under applicable state law to remit directly to the state tax authorities amounts representing withholding on applicable taxable income allocated to the General Partner, Associate Limited Partners and Holders of Interests. Such payments on behalf of the Holders of Interests are deemed distributions to them. The cash distributions per Interest made during the years ended December 31, 2001, 2000 and 1999 include $.06, $.05 and $.08, respectively, which represent each Holder of Interests' share of a North Carolina non-resident withholding tax paid directly to the state tax authorities on behalf of the Holders of Interests for the 2000, 1999 and 1998 tax years, respectively.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. The requirements of SFAS No. 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives are no longer amortized, but are reviewed annually, or more frequently if impairment indicators arise, for impairment. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the amortization provisions of SFAS No. 142 are effective upon adoption of SFAS No. 142. Companies are required to adopt SFAS No. 142 in their fiscal year beginning after December 15, 2001 (i.e., January 1, 2002 for calendar year companies). The adoption of SFAS No. 141 and No. 142 is not expected to have a material impact on the Partnership's balance sheets, results of operations or cash flows.

     In October 2001, the FASB issued SFAS No. 144, accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The adoption of SFAS No. 144 is not expected to have a material impact on the Partnership's financial position, results of operations or cash flows.

(2)  INVESTMENT PROPERTIES

     The Partnership's Communities, other than Weston, have completed construction. The Partnership's Weston Community, located in Broward County and the Partnership's largest community, is in its final stage, with estimated remaining build-out ranging from six to ten months. Notwithstanding the estimated duration of the remaining build-out, the Partnership is currently seeking to complete an orderly liquidation of its remaining assets by October 2002 with a winding up and final distribution of any residual funds in 2004.

However, there is no assurance that the orderly liquidation and/or the winding up and final distribution of any residual funds will occur within these time frames. The Water's Edge Community in Atlanta, Georgia and the Cullasaja Club near Highlands, North Carolina were sold out and closed during 2000. The Partnership assigned its remaining interest in the equity club memberships for the Broken Sound Club back to the club in 2000, and terminated its interest in this project in connection with the settlement of certain litigation. The Partnership's condominium project on Longboat Key, Florida known as Arvida's Grand Bay was completed in 1999, and all units were sold and closed by January 2000. All of the units in the River Hills Country Club Community in Tampa, Florida were sold and closed as of December 31, 2001. The Jacksonville Golf & Country Club Community is nearing sell-out with only builder units remaining to be sold at December 31, 2001.

     Reference is made to Note 7 for a discussion regarding the sale of the Partnership's assets in the Cullasaja Club Community. Reference is made to Note 13 for a discussion regarding the sale of the Partnership's assets in the Water's Edge Community.

(3)  CASH, CASH EQUIVALENTS AND RESTRICTED CASH

     Cash and cash equivalents may consist of U.S. Government obligations with original maturities of three months or less, money market demand accounts and repurchase agreements, the cost of which approximated market value. Included in Restricted cash are amounts restricted under various escrow agreements as well as cash which collateralizes letters of credit as discussed in note 7. Credit risk associated with cash, cash equivalents and restricted cash is considered low due to the high quality of the financial institutions in which these assets are held.

(4)  REAL ESTATE INVENTORIES

     Real estate inventories at December 31, 2001 and 2000 are summarized as follows:

                                                               2001           2000
                                                            -----------    -----------
Land held for future development or sale..................  $ 1,104,434      3,027,934
Community development inventory:
  Work in progress and land improvements..................   62,008,816    114,543,221
  Completed inventory.....................................   16,999,341     12,157,553
                                                            -----------    -----------
       Real estate inventories............................  $80,112,591    129,728,708
                                                            ===========    ===========

     Reference is made to note 13 for a discussion regarding the impairment of long-lived assets.

(5)  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 2001 and 2000 are summarized as follows:

                                                               2001           2000
                                                           ------------    -----------
Land.....................................................  $    582,639      1,162,331
Land improvements........................................    14,418,516     20,867,037
Buildings................................................     8,696,399     18,411,216
Equipment and furniture..................................    12,135,859     12,919,026
Construction in progress.................................    25,652,475     14,559,952
                                                           ------------    -----------
     Total...............................................    61,485,888     67,919,562
     Accumulated depreciation............................   (18,811,762)   (26,299,226)
                                                           ------------    -----------
     Property and equipment, net.........................  $ 42,674,126     41,620,336
                                                           ============    ===========

     Depreciation expense of approximately $3,168,000, $2,456,000 and $2,581,000 was incurred for the years ended December 31, 2001, 2000 and 1999, respectively.

     The increase in Construction in progress at December 31, 2001 as compared to 2000 is due primarily to the ongoing construction of The Shoppes of Town Center in Weston (see related discussion in Note 7).

(6)  INVESTMENTS IN AND ADVANCES TO JOINT VENTURES, NET

     The Partnership has or had investments in real estate joint ventures with ownership interests ranging from 40% to 50%. The Partnership's joint venture interests accounted for under the equity method in the accompanying consolidated financial statements are as follows:

                                                                % OF      LOCATION OF
                      NAME OF VENTURE                         OWNERSHIP    PROPERTY
                      ---------------                         ---------   -----------
A&D Title, L.P..............................................     50         Florida
Arvida Pompano Associates Joint Venture.....................     50         Florida
Mizner Court Associates Joint Venture.......................     50         Florida
Mizner Tower Associates Joint Venture.......................     50         Florida
Ocala 202 Joint Venture.....................................     50         Florida
Tampa 301 Associates Joint Venture..........................     50         Florida

     The following is combined unaudited summary financial information of joint ventures accounted for under the equity method.

                                     ASSETS

                                                        DECEMBER 31,    DECEMBER 31,
                                                            2001            2000
                                                        ------------    ------------
Real estate inventories...............................    $104,450        104,450
Other assets..........................................     777,800        338,768
                                                          --------        -------
          Total assets................................    $882,250        443,218
                                                          ========        =======

                         LIABILITIES AND PARTNERS' CAPITAL

Accounts payable, deposits and other liabilities......    $288,932        204,738
                                                          --------        -------
          Total liabilities...........................     288,932        204,738
Venture partners' capital.............................     296,659        119,240
Partnership's capital.................................     296,659        119,240
                                                          --------        -------
          Total liabilities and partners' capital.....    $882,250        443,218
                                                          ========        =======

                         COMBINED RESULTS OF OPERATIONS

                                         DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                             2001            2000            1999
                                         ------------    ------------    ------------
Revenues...............................   $2,158,997      1,585,299       8,082,612
                                          ==========      =========       =========
Net income.............................   $  867,378        163,855       1,176,245
                                          ==========      =========       =========
Partnership's proportionate share of
  net income...........................   $  433,689         81,927         588,123
                                          ==========      =========       =========
Partnership's equity in earnings of
  unconsolidated ventures..............   $  317,607        275,580       1,083,804
                                          ==========      =========       =========

     The following is a reconciliation of the Partnership's capital accounts within the joint ventures to its investments in and advances to joint ventures as reflected on the accompanying consolidated balance sheets:

                                                        DECEMBER 31,    DECEMBER 31,
                                                            2001            2000
                                                        ------------    ------------
Partnership's capital, equity method..................    $296,659        119,240
Basis difference......................................     133,242        286,207
                                                          --------        -------
Investments in joint ventures.........................     429,901        405,447
Advances to joint ventures, net.......................      10,391         10,391
                                                          --------        -------
     Investments in and advances to joint ventures,
       net............................................    $440,292        415,838
                                                          ========        =======

     The Partnership's share of net income is based upon its ownership interest in investments in joint ventures which are accounted for in accordance with the equity method of accounting. Equity in earnings of unconsolidated ventures represents the Partnership's share of each venture's net income, and may reflect a component of purchase price adjustments included in the Partnership's basis. Such adjustments are generally amortized to income in relation to the cost of revenue of the underlying real estate assets. These factors contribute to the differential in the Partnership's proportionate share of the net income or loss of the joint ventures and its Equity in earnings of unconsolidated ventures as well as to the basis differential between the Partnership's investments in joint ventures and its equity in underlying net assets, as shown above.

     There are certain risks associated with the Partnership's investments made through joint ventures including the possibility that the Partnership's joint venture partners in an investment might become unable or unwilling to fulfill their financial or other obligations, or that such joint venture partners may have economic or business interests or goals that are inconsistent with those of the Partnership. In addition, under certain circumstances, either pursuant to the joint venture agreements or due to the Partnership's obligations as a general partner, the Partnership may be required to make additional cash advances or contributions to certain of the ventures.

     In December 1999, the Partnership sold its interest in the Arvida Corporate Park joint venture to its venture partner for approximately $3.7 million. This sale is reflected in Land and property revenues and cost of revenues on the accompanying consolidated statements of operations for 1999.

     During the first quarter of 1999, the Partnership received an approximate $0.6 million distribution from the Tampa 301 Associates Joint Venture. The amount distributed was in excess of the Partnership's carrying value of its investment in this joint venture and was therefore recorded directly to Equity in earnings of unconsolidated ventures as of December 31, 1999. The recognition of income related to this excess distribution is the primary cause for the decrease in equity in earnings of unconsolidated ventures in 2001 and 2000 as compared to 1999.

     In March 1999, the Arvida Pompano Associates Joint Venture closed on the sale of its commercial/industrial property on an "as is" basis to an unaffiliated third party for a sales price of $2.9 million. The net closing proceeds totalling approximately $2.7 million were disbursed to the joint venture's lender in full satisfaction of the remaining balance outstanding on the mortgage loan encumbering the property. As a result of the property's sale, the joint venture and the Partnership have no further obligation to the purchaser to fund costs related to the environmental clean-up of this property. With respect to the environmental issues, the clean-up, which began in July 1994, is in a "monitoring only" phase pursuant to an informal arrangement with state environmental officials. There are no assurances that further clean-up will not be required. If further action is required and the previous owner is unable to fulfill all its obligations as they relate to this environmental matter, the joint venture and ultimately the Partnership may be obligated to the State of Florida for such costs. Should this occur, the Partnership does not anticipate the cost of this clean-up to be material to its operations.

(7)  NOTES AND MORTGAGES PAYABLE

     Notes and mortgages payable at December 31, 2001 and 2000 are summarized as follows:

                                                               2001           2000
                                                            -----------    -----------
Construction loan of $20,000,000 bearing interest at
  approximately 3.9% at December 31, 2001.................  $13,775,577    $11,356,785
                                                            ===========    ===========

     On July 31, 1997, the Partnership obtained a new credit facility from certain banks with Barnett Bank, N.A. ("Barnett") being the primary agent on the facility. The credit facility consisted of a $75 million term loan, a $20 million revolving line of credit and a $5 million letter of credit facility which matured on July 31, 2001. The term loan, which was paid off in December 2000, and the letter of credit facility were not renewed. Prior to September 1, 1998, interest on the facility was based, at the Partnership's option, on the relevant LIBOR plus 2.25% per annum or Barnett's prime rate. Loan origination fees totaling 1% of the total facility were paid by the Partnership upon the closing of the loan. Such fees were capitalized and were amortized to interest expense over the life of the loan. In exchange for a $7.25 million prepayment by the Partnership on the term loan in August 1998, the interest rate on the term loan was reduced so that it was based, at the Partnership's option, at the relevant LIBOR plus 1.75% per annum or the lender's prime rate. Amounts outstanding under the term loan, revolving line of credit and letter of credit facility were secured by recorded mortgages on the real property of the Partnership (including certain of its consolidated ventures) and pledges of certain other assets. The credit facility also required that certain financial covenants such as loan-to-value, net worth and debt ratios be maintained throughout the loan term. All of the loans under the facility were cross-collateralized and cross-defaulted.

     The Partnership originally had interest rate swap agreements with respect to $50 million of the term loan. The interest rate swap agreements fixed the interest rates and were amortized in conjunction with the scheduled loan repayments. These agreements expired on July 31, 2001. The Partnership has approximately $3.2 million of letters of credit outstanding at December 31, 2001, of which $2.3 million is cash collateralized. For the three years in the period ended December 31, 2001, the combined effective interest rate for the Partnership's credit facilities, including the amortization of loan origination fees, and the effect of the interest rate swap agreements was approximately 9.5% per annum, 9.8% per annum and 9.5% per annum, respectively.

     In March 2000, the Partnership closed on the sale of the remaining lots at the Cullasaja Club Community, as well as its remaining equity memberships in the Cullasaja Club to the Cullasaja Club, Inc. and Cullasaja Realty Development, Inc. for a total sales price of approximately $3.0 million. In addition, indebtedness owed to unaffiliated third party lenders, as well as related accrued interest, was extinguished in conjunction with this sale, as the payment of such principal and interest was contingent upon net cash flows generated from the Cullasaja Community. Such cash flows were not achieved, and as a result, the Partnership recorded an extraordinary gain related to the extinguishment of debt of approximately $6.2 million, as reflected on the accompanying consolidated statements of operations. This transaction resulted in a gain for financial reporting purposes and a loss for Federal income tax reporting purposes.

     In May 2000, the Partnership closed on a $20 million loan with First Union National Bank for the development and construction of The Shoppes of Town Center in Weston, a mixed use retail/office plaza consisting of approximately 158,000 net leasable square feet. The loan was made to an indirect, majority-owned subsidiary of the Partnership, and the Partnership has guaranteed the obligations of the borrower, subject to a reduction in the guarantee upon the satisfaction of certain conditions. At December 31, 2001, the balance outstanding on the loan was approximately $13,776,000. Interest on the loan (as modified effective May 31, 2001 and further modified effective December 31,
2001) is payable based on the relevant LIBOR rate plus 1.8% during the first twenty-five months of the loan. Thereafter, subject to the satisfaction of certain conditions, including among other things, the lien-free completion of construction of the retail/office plaza by July 1, 2002, the maturity date for the loan would be extended for eleven months and monthly payments of principal and interest would be due based upon a 25 year loan amortization schedule and an assumed interest rate based on the ten-year treasury bond rate plus 2.5% per annum. The loan may be prepaid in whole or in part anytime, provided that the borrower pays any costs or expenses of the lender incurred as a result of the prepayment on a date other than the last day of a LIBOR interest period. Construction of The Shoppes at Town Center commenced in March 2000, and is substantially complete at December 31, 2001. Effective December 31, 2001, the Partnership was granted an extension from January 1, 2002, to July 1, 2002, in order to satisfy certain conditions, including the lien-free completion of construction of the retail/office plaza, and obtain an extension of the outside maturity date of the loan to May 31, 2003. The extension is incorporated in the terms of the loan noted above. In the event that the requisite conditions to obtain the extension of the outside maturity date are not satisfied prior to July 1, 2002, the Partnership may seek to extend the loan or may pay off the outstanding balance from its available cash. Currently the fully constructed portion of the property is 99% leased.

(8)  TRANSACTIONS WITH AFFILIATES

     Fees, commissions and other expenses payable by the Partnership to affiliates of the General Partner for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                                         2001       2000       1999
                                                       --------    -------    -------
Insurance commissions................................  $284,474    306,268    249,654
Reimbursement (at cost) for accounting services......   159,366    132,147    117,822
Reimbursement (at cost) for portfolio management
  services...........................................        --         --      6,864
Reimbursement (at cost) for treasury services........   415,127    329,097    294,972
Reimbursement (at cost) for legal services...........    57,921     14,884     64,262
                                                       --------    -------    -------
                                                       $916,888    782,396    733,574
                                                       ========    =======    =======

     The Partnership receives reimbursements from or reimburses other affiliates of the General Partner engaged in real estate activities for certain general and administrative costs including, and without limitation, salary and salary-related costs relating to work performed by employees of the Partnership and certain out-of-pocket expenditures incurred on behalf of such affiliates. For the year ended December 31, 2001, the amount of such costs incurred by the Partnership on behalf of these affiliates totaled approximately $315,500. Approximately $48,900 was outstanding at December 31, 2001, all of which was received as of March 1, 2002. For the years ended December 31, 2000 and 1999, the Partnership was entitled to receive reimbursements of approximately $523,700 and $807,100, respectively.

     In November 1997, The St. Joe Company completed its acquisition of a majority interest in St. Joe/Arvida Company, L.P. ("St. Joe/Arvida"), which acquired the major assets of Arvida Company ("Arvida"). The transaction did not involve the sale of any assets of the Partnership, nor the sale of the General Partner's interest in the Partnership. In connection with this transaction, Arvida entered into a sub-management agreement with St. Joe/Arvida, effective January 1, 1998, whereby St. Joe/Arvida provides (and is reimbursed for) a substantial portion of the development and management supervisory and advisory services (and personnel with respect thereto) to the Partnership that Arvida would otherwise provide pursuant to its management agreement with the Partnership. Effective January 1, 1998, St. Joe/Arvida employed most of the same personnel previously employed by Arvida, and the services provided to the Partnership pursuant to this sub-management agreement generally have been provided by the same personnel. St. Joe/Arvida is reimbursed for such services and personnel on the same basis as Arvida under the management agreement, and such reimbursements are made directly by the Partnership. Affiliates of JMB Realty Corporation own a minority interest in St. Joe/Arvida.

     For the years ended December 31, 2001, 2000 and 1999, the Partnership reimbursed St. Joe/Arvida or its affiliates approximately $4,446,000, $4,666,000 and $4,545,000, respectively, for the services provided to the Partnership by St. Joe/Arvida personnel pursuant to the sub-management agreement discussed above. In addition, at December 31, 2001, the Partnership owed St. Joe/Arvida approximately $109,800 for general and administrative costs pursuant to the sub-management agreement including, and without limitation, salary and salary-related costs relating to work performed by employees of St. Joe/Arvida on behalf of the Partnership, all of which was paid as of March 1, 2002. The Partnership also receives reimbursement from St. Joe/Arvida for certain general and administrative costs including, and without limitation, salary and salary-related costs relating to work performed by employees of the Partnership on behalf of St. Joe/Arvida. For the years ended December 31, 2001, 2000 and 1999, the Partnership received approximately $4,244,000, $1,086,700 and $1,340,800, respectively, from St. Joe/Arvida or its affiliates. In addition, $392,600 was owed to the Partnership at December 31, 2001, all of which was received as of March 1, 2002.

     The Partnership pays for certain general and administrative costs on behalf of its clubs, homeowners associations and maintenance associations (including salary and salary-related costs and legal fees). The Partnership receives reimbursements from these entities for such costs. For the year ended December 31, 2001, the Partnership was entitled to receive approximately $110,600 from these entities all of which was paid. For the years ended December 31, 2000 and 1999, the Partnership was entitled to reimbursements of approximately $1,001,000 and $1,260,700, respectively, from these entities.

     The Partnership, pursuant to certain agreements, provides management and other personnel and services to certain of its equity clubs and homeowners associations. Pursuant to these agreements, the Partnership is entitled to receive management fees for the services provided to these entities. Due to the timing of the cash flows generated from these entities' operations, such fees are typically paid in arrears. For the years ended December 31, 2001, 2000 and 1999, the Partnership was entitled to receive approximately $375,500, $455,200 and $988,200, respectively. At December 31, 2001, approximately $32,600 was owed to the Partnership, none of which was received as of March 1, 2002.

     In January 2001, the General Partner and Associate Limited Partners, collectively, received cash distributions in the aggregate amount of $4,488,889. In May 2001, the General Partner and Associate Limited Partners, collectively, were entitled to a distribution of $2,545 on their behalf for the 2000 North Carolina non-resident withholding tax. In July 2001, the General Partner and Associate Limited Partners, collectively, received cash distributions in the aggregate amount of $4,488,889.

     In February 2000, the General Partner and Associate Limited Partners, collectively, received cash distributions in the aggregate amount of $13,638,944. Such amount included approximately $1,259,000 previously deferred by the General Partner and Associate Limited Partners, collectively, out of their share of the August 1997 distribution in connection with the settlement of certain litigation, as well as approximately $6,306,000 of the total $12,541,500 that had previously been deferred pursuant to the terms of the Partnership Agreement. In April and May 2000, distributions of approximately $23,100 were paid or deemed paid to the General Partner and Associate Limited Partners, including approximately $18,900 of net cash flow distributions that had previously been deferred pursuant to the terms of the Partnership Agreement. In August 2000, a distribution of approximately $8,030,000 was made to the General Partner and Associate Limited Partners, which included the remaining amount of net cash flow distributions that had previously been deferred of approximately $6,216,600.

(9)  COMMITMENTS AND CONTINGENCIES

     As security for performance of certain development obligations, the Partnership is contingently liable under standby letters of credit and bonds for approximately $893,400 and $17,774,100, respectively, at December 31, 2001. In addition, certain joint ventures in which the Partnership holds an interest are also contingently liable under bonds for approximately $321,300 at December 31, 2001.

     The Partnership leases certain building space for its management offices, sales offices and other facilities, as well as certain equipment. The building and equipment leases expire over the next one to four years. Minimum future rental commitments under non-cancelable operating leases having a remaining term in excess of one year as of December 31, 2001 are as follows:

2002........................................................  $1,428,121
2003........................................................     139,316
2004........................................................      49,709
2005........................................................      21,364
                                                              ----------
                                                              $1,638,510
                                                              ==========

     Rental expense of $1,788,703, $1,493,349 and $1,698,529 was incurred for the years ended December 31, 2001, 2000 and 1999, respectively.

     The Partnership was named a defendant in a number of homeowner lawsuits, certain of which purported to be class actions, that allegedly in part arose out of or related to Hurricane Andrew, which on August 24, 1992 resulted in damage to a former community development known as Country Walk. The homeowner lawsuits alleged, among other things, that the damage suffered by the plaintiffs' homes and/or condominiums within Country Walk was beyond what could have been reasonably expected from the hurricane and/or was a result of the defendants' alleged defective design, construction, inspection and/or other improper conduct in connection with the development, construction and sales of such homes and condominiums, including alleged building code violations. The various plaintiffs sought varying and, in some cases, unspecified amounts of compensatory damages and other relief.

     Several of these lawsuits alleged that the Partnership was liable, among other reasons, as a result of its own alleged acts of misconduct or as a result of the Partnership's alleged assumption of Arvida Corporation's liabilities in connection with the Partnership's purchase of Arvida Corporation's assets from The Walt Disney Company ("Disney") in 1987, which included certain assets related to the Country Walk development. Pursuant to the agreement to purchase such assets, the Partnership obtained indemnification by Disney for certain liabilities relating to facts or circumstances arising or occurring prior to the closing of the Partnership's purchase of the assets. Over 80% of the Arvida-built homes in Country Walk were built prior to the Partnership's ownership of the Community. The Partnership tendered these lawsuits to its various insurance carriers for defense and coverage. Where appropriate, the Partnership also tendered these lawsuits to Disney for defense and indemnification in whole or in part pursuant to the Partnership's indemnification rights. The Partnership is unable to determine at this time to what extent damages in these lawsuits, if any, against the Partnership, as well as the Partnership's cost of investigating and defending the lawsuits, will ultimately be recoverable by the Partnership either pursuant to its rights of indemnification by Disney or under contracts of insurance.

     One of the Partnership's insurance carriers has been funding settlements of various litigation related to Hurricane Andrew. In some, but not all, instances, the insurance carrier has provided the Partnership with written reservation of rights letters. The aggregate amount of the settlements funded to date by this carrier is approximately $10.1 million. The insurance carrier that funded these settlements pursuant to certain reservations of rights has stated its position that it has done so pursuant to various non-waiver agreements. The carrier's position was that these non-waiver agreements permitted the carrier to fund settlements without preventing the carrier from raising insurance coverage issues or waiving such coverage issues. On May 23, 1995, the insurance carrier rescinded the various non-waiver agreements currently in effect regarding the remainder of the Hurricane Andrew litigation, allegedly without waiving any future coverage defenses, conditions, limitations, or rights. For this and other reasons, the extent to which the insurance carrier may recover any of these proceeds from the Partnership is uncertain. Therefore, the accompanying consolidated financial statements do not reflect any accrual related to this matter.

     Currently, the Partnership is a defendant in one remaining insurance subrogation matter. On or about May 10, 1996, a subrogation claim entitled Juarez v. Arvida Corporation et al. was filed in the Circuit Court of the Eleventh Judicial Circuit in and for Dade County. Plaintiffs filed this suit for the use and benefit of American Reliance Insurance Company ("American Reliance"). In this suit, plaintiffs seek to recover damages, pre-and post-judgment interest, costs and any other relief the Court may deem just and proper in connection with $3,200,000 American Reliance allegedly paid on specified claims at Country Walk in the wake of Hurricane Andrew. Disney is also a defendant in this suit. The Partnership is advised that the amount of this claim that allegedly relates to units it sold is approximately $350,000. The Partnership is being defended by one of its insurance carriers. Due to the uncertainty of the outcome of this subrogation action, the accompanying consolidated financial statements do not reflect any accruals related to this matter.

     The Partnership has been named a defendant in a purported class action entitled Lakes of the Meadow Village Homes, Condominium Nos. One, Two, Three, Four, Five, Six, Seven, Eight and Nine Maintenance Associates, Inc., v. Arvida/JMB Partners, L.P. and Walt Disney World Company, Case No. 95-23003-CA-

08, filed in the Circuit Court of the Eleventh Judicial Circuit in and for Dade County, Florida. The original complaint was filed on or about November 27, 1995 and an amended complaint, which purports to be a class action, was filed on or about February 28, 1997. In the case, plaintiffs seek damages, attorneys' fees and costs on behalf of the 460 building units they allegedly represent for, among other things, alleged damages discovered in the course of making Hurricane Andrew repairs. Plaintiffs allege that Walt Disney World Company is responsible for liabilities that may arise in connection with approximately 80% of the buildings at the Lakes of the Meadow Village Homes and that the Partnership is potentially liable for the approximately 20% remaining amount of the buildings. In the three count amended complaint, plaintiffs allege breach of building codes and breach of implied warranties. In addition, plaintiffs seek rescission and cancellation of various general releases obtained by the Partnership in the course of the turnover of the Community to the residents. Previously, the trial court had granted the Partnership summary judgment against the plaintiffs' claims, based on the releases obtained by the Partnership. The ruling was reversed on appeal, the appellate court finding that there were issues of material fact, which precluded the entry of judgment for the Partnership, and the case was remanded to the trial court for further proceedings. On or about April 9, 1999, plaintiffs supplied a budget estimate for repairs of the alleged defects and damages based on a limited survey of nine buildings, only, out of a total of 115 buildings. Based on this limited survey and assuming that the same alleged defects and damages show up with the same frequency in the entire 460 buildings, plaintiffs estimate the total repairs to cost approximately $7.0 million. Plaintiffs have indicated that they may seek to hold the Partnership responsible for the entire amount of alleged damages owing. The Partnership has tendered this matter to Disney pursuant to the Partnership's indemnification rights and has filed a third-party complaint against it pursuant to the Partnership's rights of contractual indemnity. The Partnership has also answered the amended complaint and has filed a cross-claim against Disney's affiliate, Walt Disney World Company, for common law indemnity and contribution. Discovery in this litigation is proceeding.

     In a matter related to the Lakes of the Meadow development, the Miami-Dade County Building Department ("Building Department") retained the services of an engineering firm, All State Engineering, to inspect the condominiums that are the subject of the lawsuit. On February 27, 2002, the Building Department apparently advised condominium owners throughout the development that it found serious life-safety building code violations in the original construction of the structures and issued notices of violation under the South Florida Building Code. The condominium owners were further advised that the notices of violation would require affirmative action on their part to respond to the notices through administrative proceedings and/or by addressing the alleged deficiencies.

     The Partnership has not examined all of the buildings nor fully assessed the alleged merits of the plaintiffs' report based on the limited survey of nine buildings nor the findings of the Building Department. The Partnership is currently being defended by counsel for one of its insurance carriers. The Partnership has settled the claims brought in connection with Lakes of the Meadows Village Homes Condominium No. 8 Maintenance Association, Inc. for a payment of $155,000 funded by one of the Partnership's insurance carriers. A representative of the Partnership may meet with a representative of Condominium No. 8 Maintenance Association, Inc. to discuss issues raised by the Building Department's findings for that Association's condominium units. The Partnership intends to vigorously defend itself against the remaining claims made by the other condominium associations, by, among other things, pursuing its defenses of release.

     In 1994, the Partnership was advised by Merrill Lynch that various investors sought to compel Merrill Lynch to arbitrate claims brought by certain investors of the Partnership representing approximately 5% of the total of approximately 404,000 Interests outstanding. Merrill Lynch asked the Partnership and its General Partner to confirm an obligation of the Partnership and its General Partner to indemnify Merrill Lynch in these claims against all loss, liability, claim, damage and expense, including without limitation attorneys' fees and expenses, under the terms of a certain Agency Agreement dated September 15, 1987 ("Agency Agreement") with the Partnership relating to the sale of Interests through Merrill Lynch on behalf of the Partnership. These claimants sought to arbitrate claims involving unspecified damages against Merrill Lynch based on Merrill Lynch's alleged violation of applicable state and/or federal securities laws and alleged violations of the rules of the National Association of Securities Dealers, Inc., together with pendent state law claims. The Partnership believes that Merrill Lynch has resolved some of these claims through litigation and otherwise, and that Merrill Lynch may be defending other claims. The Agency Agreement generally provides that the Partnership and its General Partner shall indemnify Merrill Lynch against losses occasioned by any actual or alleged misstatements or omissions of material facts in the Partnership's offering materials used in connection with the sale of Interests and suffered by Merrill Lynch in performing its duties under the Agency Agreement, under certain specified conditions. The Agency Agreement also generally provides, under certain conditions, that Merrill Lynch shall indemnify the Partnership and its General Partner for losses suffered by the Partnership and occasioned by certain specified conduct by Merrill Lynch in the course of Merrill Lynch's solicitation of subscriptions for, and sale of, Interests. The Partnership is unable to determine at this time the ultimate investment of investors who have filed arbitration claims as to which Merrill Lynch might seek indemnification in the future. At this time, and based upon the information presently available about the arbitration statements of claims filed by some of these investors, the Partnership and its General Partner believe that they have meritorious defenses to demands for indemnification made by Merrill Lynch. Although there can be no assurance regarding the outcome of the claims for indemnification, at this time, based on information presently available about such arbitration statements of claims, the Partnership and its General Partner do not believe that the demands for indemnification by Merrill Lynch will have a material adverse effect on the financial condition of the Partnership.

     The Partnership is also a defendant in several actions brought against it arising in the normal course of business. It is the belief of the General Partner, based on knowledge of facts and advice of counsel, that the claims made against the Partnership in such actions will not result in any material adverse effect on the Partnership's consolidated financial position or results of operations.

     The Partnership may be responsible for funding certain other ancillary activities for related entities in the ordinary course of business which the Partnership does not currently believe will have any material adverse effect on its consolidated financial position or results of operations.

(10)  TAX INCREMENT FINANCING ENTITIES

     In connection with the development of the Partnership's Weston Community, bond financing is utilized to construct certain on-site and off-site infrastructure improvements, including major roadways, lakes, other waterways and pump stations, which the Partnership would otherwise be obligated to finance and construct as a condition to obtain certain approvals for the project. This bond financing is obtained by the District, a local government district operating in accordance with Chapter 190 of the Florida Statutes. Under this program, the Partnership is not obligated directly to repay the bonds. Rather, the bonds are expected to be fully serviced by special assessment taxes levied on the property, which effectively collateralizes the obligation to pay such assessments until land parcels are sold. At such point, the liability for the assessments related to parcels sold will be borne by the purchasers through a tax assessment on their property. These special assessment taxes are designed to cover debt service on the bonds, including principal and interest payments, as well as the operating and maintenance budgets of the District. The use of this type of bond financing is a common practice for major land developers in South Florida.

     Prior to July 1991, the District had issued variable rate bonds totaling approximately $96 million which were to mature in various years commencing in May 1991 through May 2011. During 1995, in order to reduce the exposure of variable rate debt, the District pursued new bond issuances. As a result, during March and December 1995, the District issued approximately $99 million and $13.3 million of bonds, respectively, at fixed rates ranging from 4.0% to 8.25% per annum with maturities commencing in May 1995 through May 2011. The proceeds from these bond offerings were used to refund the bonds issued prior to July 1991 described above, as well as to fund the issuance costs incurred in connection with the offerings and deposits to certain reserve accounts for future bond debt service requirements. In July 1997, the District issued another approximate $41.6 million of fixed rate bonds. These bonds bear interest ranging from 4.0% to 5.0% (payable in May and November each year until maturity or prior redemption), with maturities commencing in May 1999 through May 2027 (the "Series 1997 Bonds"). The Series 1997 Bonds were issued for the purpose of paying costs of certain improvements to the District's water management system, as well as to fund certain issuance costs incurred in connection with the offerings, deposit funds into certain reserve accounts, and pay capitalized interest on these bonds. At December 31, 2001, the amount of bonds issued and outstanding totaled approximately $114.2 million. For the years ended December 31, 2001, 2000 and 1999, the Partnership paid special assessments related to the bonds of approximately $1.4 million, $2.8 million and $1.9 million, respectively.

(11)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107 requires the disclosure of the fair values of all financial assets and liabilities for which it is practicable to estimate such values. Value is defined in SFAS No. 107 as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The Partnership believes the carrying amounts of its Cash and cash equivalents, Trade and other accounts receivable, Investments in and advances to joint ventures and Notes and mortgages payable approximates their fair values at December 31, 2001 and 2000.

(12)  PARTNERSHIP AGREEMENT

     Pursuant to the terms of the Partnership Agreement (and subject to Section 4.2F which allocates Profits, as defined, to the General Partner and Associate Limited Partners), profits or losses of the Partnership will be allocated as follows: (i) profits will be allocated such that the General Partner and the Associate Limited Partners will be allocated profits equal to the amount of cash flow distributed to them for such fiscal period with the remainder allocated to the Holders of Interests, except that in all events, the General Partner shall be allocated at least 1% of profits and (ii) losses will be allocated 1% to the General Partner, 1% to the Associate Limited Partners and 98% to the Holders of Interests.

     In the event profits to be allocated in any given year do not equal or exceed cash distributed to the General Partner and the Associate Limited Partners for such year, the allocation of profits will be as follows: The General Partner and the Associate Limited Partners will be allocated profits equal to the amount of cash flow distributed to them for such year. The Holders of Interests will be allocated losses such that the sum of amounts allocated to the General Partner, Associate Limited Partners, and Holders of Interests equals the profits for the given year.

     For the years ended December 31, 2001, 2000 and 1999, the Partnership had net income for financial reporting and Federal income tax purposes. The amount of net income allocated, collectively, to the General and Associate Limited Partners for financial reporting and tax purposes for the year ended December 31, 2001 was approximately $13,472,000 and $13,257,000, respectively. The amount of net income allocated, collectively, to the General and Associate Limited Partners for financial reporting and tax purposes for the year ended December 31, 2000 was approximately $12,611,000 and $8,968,000, respectively. The amount of net income allocated, collectively, to the General and Associated Limited Partners for financial reporting and tax purposes for the year ended December 31, 1999 was approximately $14,316,000 and $14,313,000, respectively. These allocations are based on cash distributions to the General Partner and the Associate Limited Partners with an allocation of at least 1% of profits to the General Partner in accordance with Section 4.2A of the Partnership Agreement.

     In general, and subject to certain limitations, the distribution of Cash Flow (as defined) after the initial admission date is allocated 90% to the Holders of Interests and 10% to the General Partner and the Associate Limited Partners (collectively) until the Holders of Interests have received cumulative distributions of Cash Flow equal to a 10% per annum return (non-compounded) on their Adjusted Capital Investments (as defined) plus the return of their Capital Investments; provided, however, that 4.7369% of the 10% amount otherwise distributable to the General Partner and Associate Limited Partners (collectively) is deferred, and such amount is paid to the Holders of Interests, until the Holders of Interests have received Cash Flow distributions equal to their Capital Investments (i.e., $1,000 per Interest). Any deferred amounts owed to the General Partner and Associate Limited Partners (collectively) are distributable to them out of Cash Flow to the extent of one-half of Cash Flow otherwise distributable to the Holders of Interests at such time as the Holders of Interests have received total distributions of Cash Flow equal to their Capital Investments. Thereafter, all distributions of Cash Flow will be made 85% to the Holders of Interests and 15% to the General Partner and the Associate Limited Partners (collectively); provided, however, that the General Partner and the Associate Limited Partners (collectively) shall be entitled to receive an additional share of Cash Flow otherwise distributable to the Holders of Interests equal to the lesser of an amount equal to 2% of the cumulative gross selling prices of any interests in real property of the Partnership (subject to certain limitations) or 13% of the aggregate distributions of Cash Flow to all parties pursuant to this sentence. With the distribution made in February 2000, the Holders of Interests have received total distributions of Cash Flow in excess of their Capital Investments (i.e., $1,000 per Interest). Accordingly, during 2000, the General Partner and Associated Limited Partners (collectively) were entitled to receive, and did receive, the amount of their deferred distributions.

     Pursuant to the Partnership Agreement, the Partnership may continue in existence until December 31, 2087; however, the General Partner was to elect to pursue one of the following courses of action on or before October 31, 1997: (i) to cause the Interests to be listed on a national exchange or to be reported by the National Association of Securities Dealers Automated Quotation System; (ii) to purchase, or cause JMB Realty Corporation or its affiliates to purchase, all of the Interests at their then appraised fair market value (as determined by an independent nationally recognized investment banking firm or real estate advisory company); or (iii) to commence a liquidation phase in which all of the Partnership's remaining assets are sold or disposed of by the end of the fifteenth year from the termination of the offering. On October 23, 1997, the Board of Directors of the General Partner met and approved a resolution selecting the option for the Partnership to commence an orderly liquidation of its remaining assets that is to be completed by October 2002. However, there is no assurance that all of the remaining assets of the Partnership can or will be disposed of by October 2002.

(13)  IMPAIRMENT OF LONG-LIVED ASSETS

     In September 2001, the Partnership recorded an asset impairment of $2.5 million to the carrying value of the Weston Athletic Club (the "Club"). The loss was recorded based upon the difference between the carrying value of the Club and its fair value less costs to sell as determined by an agreement to purchase signed by the Partnership and an unaffiliated third party purchaser during September 2001. During October 2001, the Partnership closed on the sale of the Club to the unaffiliated third party for a total sale price of $4.25 million.

     In March 2000, the Partnership entered into a contract with an unaffiliated third party builder for the bulk sale of the remaining lot inventory and the sales center at its Water's Edge Community for a sales price of approximately $3.2 million. The contract provided for the lots to be purchased in three phases. The closing of the first phase of 29 lots was completed in March 2000 for approximately $0.7 million. The closing of the second phase of 51 lots and the sales center was completed in September 2000 for approximately $1.6 million. The closing of the third phase of 23 lots was completed in December 2000 for approximately $0.9 million. These sales are reflected in Homesite revenues and costs of revenues on the accompanying consolidated statements of operations for the year ended December 31, 2000. These transactions resulted in no gain or loss for financial reporting purposes in 2000 and an approximate $3.2 million loss for Federal income tax reporting purposes in 2000.

     In December 1999, the Partnership recorded an inventory impairment of $1 million to the carrying value of its Water's Edge Community. This loss was recorded based upon an analysis of expected future net cash flows from the sale of the assets in Water's Edge as compared to the future estimated carrying value of the assets at disposition.

(14)  LEGAL SETTLEMENTS

     On May 28, 1999, the Partnership entered into an agreement with Disney which resolved all the claims and counterclaims raised in certain litigation related to the Partnership's acquisition of assets from a subsidiary of Disney. Under the terms of the settlement agreement, Disney, among other things, paid the Partnership $9.0 million, which is reflected as Legal Settlement on the accompanying consolidated statements of operations for the year ended December 31, 1999, and released any claims relating to the claims pool. The lawsuit was dismissed on June 3, 1999, pursuant to the terms of the settlement agreement.

     During 2000, the Partnership entered into two settlement agreements regarding the Council of Villages and Savoy lawsuits, which related to the Broken Sound Community. Under the terms of the settlement agreements, the following actions took place: (1) the Council of Villages case, including the third party complaint against Disney, and the Savoy case were dismissed with prejudice and appropriate releases were executed: (2) the Partnership paid approximately $2.2 million to Broken Sound Club, Inc. (the "Club"), approximately $1.1 million to Country Club Maintenance Association, Inc. ("CCMA"), and $1.65 million to the Council of Villages, Inc.; (3) the Partnership continued to manage the operations of the Club from January 1 through November 8, 2000 for a management fee of $175,000; (4) the Club and CCMA limited to $500,000 the amount which they agreed to pay in legal fees and costs for calendar year 2000 in defense of the Council of Villages and Savoy cases and the Partnership agreed to pay any fees and costs in excess of $500,000, which amount was not substantial; (5) the Partnership forgave certain indebtedness in the approximate amount of $1.6 million owed by the Club; (6) the Partnership assigned to the Club 207 unsold Club memberships which the Partnership had held for sale; (7) Disney paid $900,000 to the Partnership; and (8) the Partnership provided an interest-free line of credit for the Club's working capital needs, which has been repaid to the Partnership. Pursuant to the settlement, management of the Club was turned over to the members at closing of the settlement agreements.

(15)  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                 THREE MONTHS ENDED
                             ----------------------------------------------------------
                              MARCH 31,      JUNE 30,     SEPTEMBER 30,    DECEMBER 31,
                                2000           2000           2000             2000
                             -----------    ----------    -------------    ------------
Total revenues.............  $69,571,755    99,650,409     96,458,767      128,630,863
Gross operating profit.....   12,910,194    21,704,455     19,677,536       29,073,040
Income before extraordinary
  item.....................    8,625,756    15,498,233     15,559,521       24,143,157
Net income(1)..............   14,830,800    15,498,233     15,559,521       24,143,157
Net income per Limited
  Partnership Interest
  before extraordinary
  item.....................        21.14         37.93          18.70            49.15
Net income per Limited
  Partnership Interest.....        36.35         37.93          18.70            49.15

                                                THREE MONTHS ENDED
                            -----------------------------------------------------------
                             MARCH 31,      JUNE 30,      SEPTEMBER 30,    DECEMBER 31,
                               2001           2001            2001             2001
                            -----------    -----------    -------------    ------------
Total revenues............  $85,562,840    112,682,144     112,973,159     143,255,709
Gross operating profit....   20,390,603     29,795,756      32,787,782      36,116,251
Net income................   16,945,686     26,416,117      26,952,487      31,175,139
Net income per Limited
  Partnership Interest....        41.53          64.73           56.04           55.56

------------
 (1) The first quarter of 2000 includes an extraordinary gain related to the extinguishment of debt of approximately $6.2 million.

(16) SUBSEQUENT EVENTS

     During January 2002, the Partnership made a distribution for 2001 of $80,800,000 to its Holders of Interests ($200 per Interest) and $8,977,778 to the General Partner and Associate Limited Partners, collectively.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered. All amounts are estimates except the SEC registration fee and the NASD fee.

SEC registration fee........................................  $   24,662
NASD fee....................................................      27,307
Accounting fees and expenses................................     200,000
Legal fees and expenses.....................................   1,000,000
Blue Sky qualification fees and expenses....................       5,000
Printing and engraving expenses.............................     100,000
Transfer agent and registrar fees...........................       5,000
Miscellaneous...............................................      10,000
                                                              ----------
Total.......................................................  $1,371,969
                                                              ==========

     The Trust will pay for the underwriting commissions and discounts associated with this offering, the fees and expenses of its legal counsel and financial advisors and certain other expenses and will pay St. Joe $700,000 in reimbursement of expenses for the registration statement and related matters in this offering.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     St. Joe has the authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in such statute. The provisions of the FBCA authorize a corporation to indemnify its officers and directors in connection with any proceeding brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe the person's conduct was unlawful. Unless a determination is made by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (1) a majority vote of a quorum consisting of directors who were not parties to the proceeding or a committee consisting solely of two or more directors who were not parties to the proceeding, (2) independent legal counsel selected by a majority vote of a quorum consisting of directors who were not parties to the proceeding or committee of directors (or selected by the full board if a quorum or committee cannot be obtained), or (3) the affirmative vote of the majority of a quorum consisting of the corporation's shareholders who were not parties to the proceeding (or by a majority vote of the corporation's shareholders who were not parties to the proceeding if a quorum cannot be obtained).

     The FBCA further provides that a corporation may make any other or further indemnity by resolution, bylaw, agreement, vote of shareholder or disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (1) a violation of criminal law, unless the person had reasonable cause to believe his conduct was lawful, (2) a transaction from which such person derived an improper personal benefit, (3) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder, or (4) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the FBCA. The FBCA does not affect a director's responsibilities under any other law, such as federal securities laws.

     Article III, Section 8 of St. Joe's Amended and Restated By-Laws provides as follows with respect to the indemnification of our officers and directors:

     The Company shall indemnify and reimburse and advance expenses for any Director and officer, and for any Director and officer of another corporation, partnership, joint venture, trust or other enterprise serving at the request of the Company, whether or not then in office, and his or her executor, administrator and heirs, and may indemnify and reimburse and advance expenses to employees and agents of the Company, against all reasonable expenses actually and necessarily incurred, including but not limited to, judgments, costs and counsel fees in connection with the defense of any litigation, civil or administrative action, suit or proceeding, to which he or she may have been made a party because he or she is or was a Director, officer, employee or agent of the Company or he or she was serving at the request of the Company as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise.

     Each underwriter on whose behalf the agreement filed as Exhibit 1.1 to this registration statement is executed will agree therein to indemnify St. Joe's officers, directors and controlling persons against certain liabilities which might arise under the Securities Act of 1933, as amended (the "Act"), from information furnished to St. Joe by or on behalf of any such underwriter for use in this registration statement. Pursuant to the Registration Rights Agreement and related amendments filed as Exhibits 4.1, 4.2 and 4.3, the Trust has agreed to indemnify our officers, directors and controlling persons against certain liabilities which might arise under the Act from information furnished to us by or on behalf of the Trust for use in this registration statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On February 7, 2002, St. Joe issued in a private placement the following series of senior notes:

      --   $18,000,000 5.64% Senior Secured Notes, Series A, due February 7,
           2005

      --   $67,000,000 6.66% Senior Secured Notes, Series B, due February 7,
           2007

      --   $15,000,000 7.02% Senior Secured Notes, Series C, due February 7,
           2009

      --   $75,000,000 7.37% Senior Secured Notes, Series D, due February 7,
           2012

     Wachovia Securities acted as placement agent for these notes, which were sold to various institutional investors for cash. The aggregate offering price of this private placement was $175.0 million. We paid Wachovia Securities a placement fee of $718,750 and reimbursed Wachovia Securities $27,704 for expenses incurred in connection with the placement.

     The issuances described above relied on Section 4(2) of the Securities Act of 1933 as an exemption from registration. The issuances qualified for this exemption because the notes were sold to no more than 35 accredited investors pursuant to Regulation D of the Securities Act of 1933. No resale of the notes may be made unless the notes are subsequently registered under the Securities Act of 1933 or an exemption from the registration requirements of the Act is available, including without limitation the exemption provided by Rule 144A of the Act relating to resales of the notes to qualified institutional buyers.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
1.1       Form of Underwriting Agreement.*
2.1       Limited Partnership Agreement of St. Joe/Arvida Company,
          L.P., dated as of November 12, 1997 (incorporated by
          reference to Exhibit 2.01 to the registrant's registration statement on Form S-3 (File No. 333-42397)).
2.2       Agreement of Limited Partnership of St. Joe/CNL Realty
          Group, Ltd., dated as of December 3, 1997 (incorporated by reference to Exhibit 2.02 to the registrant's registration statement on Form S-3 (File No. 333-42397)).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
2.3       Agreement for Purchase and Sale of Assets and Stock between
          St. Joe Real Estate Services, Inc., et al., and CMT Holding,
          Ltd., dated as of June 18, 1998 (incorporated by reference to Exhibit 2.01 to the registrant's Quarterly Report on Form
          10-Q for the quarterly period ended June 30, 1998 (File No.
          1-10466)).
2.4       Purchase Agreement by and among Dominion Capital, Inc.,
          Goodman-Segar-Hogan-Hoffler, Inc., et al., and St. Joe
          Commercial Property Services, Inc., dated September 24, 1998
          (incorporated by reference to Exhibit 2.01 to the
          registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 (File No. 1-10466)).
2.5       Exchange and Purchase and Sale Agreement by and among the
          registrant; The South Florida Water Management District;
          United States Sugar Corporation; Okeelanta Corporation,
          South Florida Industries, Inc.; Florida Crystals
          Corporation; The United States Department of the Interior;
          and The Nature Conservancy, dated March 25, 1999
          (incorporated by reference to Exhibit 3.01 to the
          registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 (File No. 1-10466)).
2.6       Stock Purchase Agreement between NRT Incorporated and the
          registrant, dated April 17, 2002 (incorporated by reference to Exhibit 99.1 to the registrant's Current Report on Form
          8-K filed on April 18, 2002 (File No. 1-10466)).
3.1       Restated and Amended Articles of Incorporation of the
          registrant.
3.2       Amended and Restated By-laws of the registrant (incorporated by reference to Exhibit 3.01 to the registrant's Quarterly
          Report on Form 10-Q for the quarterly period ended March 31,
          2002 (File No. 1-10466)).
4.1       Registration Rights Agreement between the registrant and the
          Alfred I. duPont Testamentary Trust, dated December 16, 1997
          (incorporated by reference to Exhibit 4.01 to the
          registrant's Amendment No. 1 to the registration statement on Form S-3 (File No. 333-42397)).
4.2       Amendment No. 1 to the Registration Rights Agreement between the Alfred I. duPont Testamentary Trust and the registrant, dated January 26, 1998.
4.3       Amendment No. 2 to the Registration Rights Agreement between the Alfred I. duPont Testamentary Trust and the registrant, dated May 24, 2002.
4.4       Specimen of certificate of Common Stock of the registrant.
5.1       Validity opinion of Robert M. Rhodes, Executive Vice
          President and General Counsel of the registrant.*
10.1      Employment Agreement of Robert M. Rhodes, dated November 3,
          1997 (incorporated by reference to Exhibit 10.03 to the
          registrant's registration statement on Form S-3 (File No.
          333-42397)).
10.2      Form of Severance Agreement (incorporated by reference to
          Exhibit 10.07 to the registrant's registration statement on
          Form S-3 (File No. 333-42397)).
10.3      Distribution and Recapitalization Agreement between the
          registrant and Florida East Coast Industries, Inc., dated as of October 26, 1999 (incorporated by reference to Exhibit
          10.01 to the registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999 (File No.
          1-10466)).
10.4      Indemnification Agreement, dated as of October 26, 1999,
          among the registrant, the Nemours Foundation and the Alfred
          I. duPont Testamentary Trust (incorporated by reference to
          Exhibit 10.02 to the registrant's Quarterly Report on Form
          10-Q for the quarterly period ended September 30, 1999 (File
          No. 1-10466)).
10.5      Amended and Restated Master Agreement, dated as of July 4,
          2000, by and among the registrant and Gran Central
          Corporation (incorporated by reference to Exhibit 10.07 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 1-10466)).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.6      Amended and Restated Severance Agreement of Peter S.
          Rummell, dated as of August 21, 2001 (incorporated by
          reference to Exhibit 10.08 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001
          (File No. 1-10466)).
10.7      Long-term Incentive Compensation Agreement of Kevin M.
          Twomey, dated as of August 21, 2001 (incorporated by
          reference to Exhibit 10.09 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001
          (File No. 1-10466)).
10.8      Long-term Incentive Compensation Agreement of Robert M.
          Rhodes, dated as of August 21, 2001 (incorporated by
          reference to Exhibit 10.10 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001
          (File No. 1-10466)).
10.9      Employment Agreement of Peter S. Rummell, dated January 7,
          1997 (incorporated by reference to Exhibit 10.01 to the
          registrant's registration statement on Form S-3 (File No.
          333-42397)).
10.10     Directors' Deferred Compensation Plan, dated December 28,
          2001.
10.11     Deferred Capital Accumulation Plan, as amended and restated
          effective January 1, 2002.
10.12     1999 Employee Stock Purchase Plan, dated November 30, 1999.
10.13     Amendment to the 1999 Employee Stock Purchase Plan.
10.14     Executive Stock Investment Program.
10.15     Supplemental Executive Retirement Plan, as amended and
          restated effective January 1, 2002.
10.16     Employment Agreement of Jerry M. Ray, dated October 22,
          1997.
10.17     Employment Agreement of Michael N. Regan, dated November 3,
          1997.
10.18     Amended and Restated Severance Agreement of Kevin M. Twomey,
          dated August 21, 2001.
10.19     Amended and Restated Severance Agreement of Robert M.
          Rhodes, dated August 21, 2001.
10.20     2001 Annual Incentive Plan Participant Summary for Peter S.
          Rummell, Kevin M. Twomey, Jerry M. Ray, Robert M. Rhodes,
          and Michael N. Regan.
10.21     1997 Stock Incentive Plan.
10.22     1998 Stock Incentive Plan.
10.23     1999 Stock Incentive Plan.
10.24     2001 Stock Incentive Plan.
10.25     Employment Agreement of Kevin M. Twomey, dated January 27,
          1999.
10.26     Form of Stock Option Agreement (2001 Stock Incentive Plan).
10.27     Restricted Shares Agreement of Kevin M. Twomey (1997 Stock
          Incentive Plan).
10.28     Letter Agreement between the registrant and the Alfred I.
          duPont Testamentary Trust, dated May 24, 2002.
21.1      Subsidiaries of the registrant (incorporated by reference to
          Exhibit 21.01 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No.
          1-10466)).
23.1      Consent of KPMG LLP, independent auditors for the
          registrant.
23.2      Consent of Robert M. Rhodes, Executive Vice President and
          General Counsel of the registrant (see Exhibit 5.1).
23.3      Consent of Sullivan & Cromwell.
23.4      Consent of Ernst & Young LLP, independent certified public accountants for Arvida/JMB Partners, L.P.
24.1      Powers of Attorney (included in the signature page of this registration statement).
99.1      Supplemental Calculation of Selected Consolidated Financial
          Data.

------------
* To be filed by amendment.

(b)  Financial Statement Schedules

(1)  Independent Auditors' Report................................  S-1
(2)  Schedule III (consolidated)--Real Estate and Accumulated
     Depreciation................................................  S-2

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (A) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jacksonville, state of Florida, on May 24, 2002.

                                          THE ST. JOE COMPANY

                                          By       /s/ KEVIN M. TWOMEY
                                            ------------------------------------
                                            Name: Kevin M. Twomey
                                            Title:  President, Chief Operating
                                                    Officer,
                                                Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS: that each person whose signature appears below constitutes and appoints Peter S. Rummell and Kevin M. Twomey, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-1, and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                TITLE                        DATE
              ---------                                -----                        ----
        /s/ PETER S. RUMMELL                   Chairman of the Board            May 15, 2002
-------------------------------------         Chief Executive Officer
          Peter S. Rummell                 (Principal Executive Officer)

         /s/ KEVIN M. TWOMEY            President, Chief Operating Officer      May 24, 2002
-------------------------------------         Chief Financial Officer
           Kevin M. Twomey                 (Principal Executive Officer)

        /s/ JANNA L. CONNOLLY              Vice President and Controller        May 24, 2002
-------------------------------------     (Principal Accounting Officer)
          Janna L. Connolly

       /s/ MICHAEL L. AINSLIE                        Director                   May 15, 2002
-------------------------------------
         Michael L. Ainslie

         /s/ HUGH M. DURDEN                          Director                   May 16, 2002
-------------------------------------
           Hugh M. Durden

              SIGNATURE                                TITLE                        DATE
              ---------                                -----                        ----
          /s/ JOHN S. LORD                           Director                   May 15, 2002
-------------------------------------
            John S. Lord

        /s/ HERBERT H. PEYTON                        Director                   May 15, 2002
-------------------------------------
          Herbert H. Peyton

        /s/ WALTER L. REVELL                         Director                   May 15, 2002
-------------------------------------
          Walter L. Revell

       /s/ FRANK S. SHAW, JR.                        Director                   May 16, 2002
-------------------------------------
         Frank S. Shaw, Jr.

       /s/ WINFRED L. THORNTON                       Director                   May 16, 2002
-------------------------------------
         Winfred L. Thornton

          /s/ JOHN D. UIBLE                          Director                   May 16, 2002
-------------------------------------
            John D. Uible

                          INDEPENDENT AUDITORS' REPORT

                         FINANCIAL STATEMENT SCHEDULES

The Board of Directors and Stockholders
The St. Joe Company:

     Under date of February 5, 2002, except for note 16 as to which the date is February 26, 2002, and except for note 4, as to which the date is May 15, 2002, we reported on the consolidated balance sheets of The St. Joe Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, as contained in this annual report on Form 10-K for the year 2001. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules as listed in the accompanying index. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

     In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Jacksonville, Florida
February 5, 2002, except for note 16,
as to which the date is February 26, 2002, and except for note 4, as to which the date is May 15, 2002

                              THE ST. JOE COMPANY

    SCHEDULE III (CONSOLIDATED) -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 2001

                                                  INITIAL COST TO COMPANY
                                 ----------------------------------------------------------
                                                                          COSTS CAPITALIZED
                                                           BUILDINGS &      SUBSEQUENT TO
DESCRIPTION                      ENCUMBRANCES     LAND     IMPROVEMENTS      ACQUISITION
-----------                      ------------   --------   ------------   -----------------
                                                       (IN THOUSANDS)
Bay County, Florida
  Land w/Infrastructure........    $     --     $  2,370     $     --         $ 20,513
  Office and Misc. Buildings...          --           --          304            7,456
  Timberlands..................          --        3,896           --           13,821
  Leasehold improvements.......          --           --           --                4
Broward County, Florida
  Building.....................          --        2,474           --           10,191
Calhoun County, Florida
  Timberlands..................          --        1,774           --            6,337
Duval County, Florida
  Land with Infrastructure.....          --          172           --           16,018
  Office Buildings.............          --           --        1,039            8,299
  City & Residential Lots......          --           85           --               --
  Timberlands..................          --           69           --              263
Franklin County, Florida
  Unimproved Land..............          --           68           --               --
  Land with Infrastructure.....          --           --           --              940
  Timberlands..................          --        1,241           --            4,155
Gadsden County, Florida
  Timberlands..................          --        1,302           --            4,406
Gulf County, Florida
  Unimproved Land..............          --           58           --               --
  Misc. Buildings..............          --           51          199              318
  Land with Infrastructure.....          --          137           --            5,203
  Timberlands..................          --        5,238           --           19,324
Hillsborough County, Florida
  Leasehold Improvements.......          --           --           --               83
  Land with Infrastructure.....          --        3,485           --           15,118
Jefferson County, Florida
  Misc. Buildings..............          --           --           --              153
  Timberlands..................          --        1,547           --            4,459
Leon County, Florida
  Land w/Infrastructure........          --          928           --           26,132
  Misc. Buildings..............          --           --           27            7,639
  Timberlands..................          --          923           --            3,377
Liberty County, Florida
  Misc. Buildings..............          --           --           --              661
  Timberlands..................          --        2,930           --           11,010
Orange County, Florida
  Leasehold Improvements.......          --           --           --                6
  Building.....................          --           --       17,934               --
  Construction in Progress.....          --       10,905           99            1,493
Palm Beach County, Florida               --           --           --               --
  Construction in Progress.....          --           --           --            6,666
Pinellas County, Florida
  Office Buildings.............          --           --       29,737               --
St. Johns County, Florida
  Land w/Infrastructure........          --        3,846           --           38,289
  Buildings....................          --           --           --            2,610
  Construction in Progress.....          --           --           --            7,200
Volusia County, Florida
  Land w/infrastructure........          --        4,091           --           40,116
  Buildings....................          --           --           --            1,255

                                       CARRIED AT CLOSE OF PERIOD
                                 --------------------------------------
                                                 BUILDINGS
                                 LAND & LAND        AND                   ACCUMULATED
DESCRIPTION                      IMPROVEMENTS   IMPROVEMENTS    TOTAL     DEPRECIATION
-----------                      ------------   ------------   --------   ------------
                                                    (IN THOUSANDS)
Bay County, Florida
  Land w/Infrastructure........    $ 22,883       $     --       22,883      $    2
  Office and Misc. Buildings...    $  7,456       $    304        7,760       1,275
  Timberlands..................       3,896         13,821       17,717          --
  Leasehold improvements.......          --              4            4          --
Broward County, Florida
  Building.....................          --         12,665       12,665         442
Calhoun County, Florida
  Timberlands..................       8,111             --        8,111         160
Duval County, Florida
  Land with Infrastructure.....      16,190             --       16,190          --
  Office Buildings.............          --          9,338        9,338         604
  City & Residential Lots......          85             --           85           5
  Timberlands..................         332             --          332           7
Franklin County, Florida
  Unimproved Land..............          68             --           68          --
  Land with Infrastructure.....         940             --          940          --
  Timberlands..................       5,396             --        5,396         107
Gadsden County, Florida
  Timberlands..................       5,708             --        5,708         113
Gulf County, Florida
  Unimproved Land..............          58             --           58           7
  Misc. Buildings..............          51            517          568           1
  Land with Infrastructure.....       5,340             --        5,340          --
  Timberlands..................      24,562             --       24,562         485
Hillsborough County, Florida
  Leasehold Improvements.......          --             83           83          14
  Land with Infrastructure.....          --         18,603       18,603         811
Jefferson County, Florida
  Misc. Buildings..............          --            153          153          --
  Timberlands..................          --          6,006        6,006         119
Leon County, Florida
  Land w/Infrastructure........      27,060             --       27,060          37
  Misc. Buildings..............          --          7,666        7,666          61
  Timberlands..................       4,300             --        4,300          85
Liberty County, Florida
  Misc. Buildings..............          --            661          661          16
  Timberlands..................      13,940             --       13,940         265
Orange County, Florida
  Leasehold Improvements.......          --              6            6          --
  Building.....................          --         17,934       17,934         359
  Construction in Progress.....      12,398             99       12,497          --
Palm Beach County, Florida               --             --           --          --
  Construction in Progress.....          --          6,666        6,666         420
Pinellas County, Florida
  Office Buildings.............          --         29,737       29,737       1,573
St. Johns County, Florida
  Land w/Infrastructure........      42,135             --       42,135          32
  Buildings....................          --          2,610        2,610          92
  Construction in Progress.....       7,200             --        7,200          --
Volusia County, Florida
  Land w/infrastructure........      44,207             --       44,207          87
  Buildings....................          --          1,255        1,255          49

                                                  INITIAL COST TO COMPANY
                                 ----------------------------------------------------------
                                                                          COSTS CAPITALIZED
                                                           BUILDINGS &      SUBSEQUENT TO
DESCRIPTION                      ENCUMBRANCES     LAND     IMPROVEMENTS      ACQUISITION
-----------                      ------------   --------   ------------   -----------------
                                                       (IN THOUSANDS)
Wakulla County, Florida
  Misc. Buildings..............          --           --           --               45
  Unimproved Land..............          --            8           --               41
  Timberlands..................          --        1,175           --            4,336
Walton County, Florida
  Land w/Infrastructure........          --           59           --           66,567
  Construction in progress.....          --           --           --            1,028
  Buildings....................          --           --           --           25,230
  Timberlands..................          --          354           --            1,052
Other Florida Counties
  Misc. Land...................          --           29           --            1,908
  Timberlands..................          --          685           --            3,319
District of Columbia
  Leasehold Improvements.......          --           --           --              117
  Buildings....................          --           --       66,322               --
Georgia
  Leasehold Improvements.......          --           --           --              176
  Buildings....................          --       18,947       12,873              691
  Timberlands..................          --          235           --              433
North Carolina
  Land w/Infrastructure........          --       23,709           --           15,213
  Leasehold Improvements.......          --           --           --              132
Tennessee
  Unimproved Land..............          --           36           --               --
Texas
  Land with Infrastructure.....          --        6,090           --           23,902
  Construction in Progress.....          --           --           --              136
Virginia                                 --           --           --               --
  Land with Infrastructure.....          --        5,582           --               17
  Leasehold improvements.......          --           --           --            1,080
        TOTALS.................    $     --     $102,689     $128,534         $430,748
                                   ========     ========     ========         ========
                                       CARRIED AT CLOSE OF PERIOD
                                 --------------------------------------
                                                 BUILDINGS
                                 LAND & LAND        AND                   ACCUMULATED
DESCRIPTION                      IMPROVEMENTS   IMPROVEMENTS    TOTAL     DEPRECIATION
-----------                      ------------   ------------   --------   ------------
                                                    (IN THOUSANDS)
Wakulla County, Florida
  Misc. Buildings..............          --             45           45          --
  Unimproved Land..............          49             --           49          41
  Timberlands..................       5,511             --        5,511         109
Walton County, Florida
  Land w/Infrastructure........      66,626             --       66,626         192
  Construction in progress.....       1,028             --        1,028          --
  Buildings....................          --         25,230       25,230         326
  Timberlands..................       1,406             --        1,406          28
Other Florida Counties
  Misc. Land...................       1,937             --        1,937          --
  Timberlands..................       4,004             --        4,004          38
District of Columbia
  Leasehold Improvements.......          --            117          117          34
  Buildings....................          --         66,322       66,322         184
Georgia
  Leasehold Improvements.......          --            176          176          41
  Buildings....................          --         32,511       32,511         304
  Timberlands..................         668             --          668          --
North Carolina
  Land w/Infrastructure........      38,922             --       38,922          --
  Leasehold Improvements.......          --            132          132          15
Tennessee
  Unimproved Land..............          36             --           36          --
Texas
  Land with Infrastructure.....      29,992             --       29,992         822
  Construction in Progress.....         136             --          136          --
Virginia                                 --             --           --
  Land with Infrastructure.....       5,599             --        5,599          --
  Leasehold improvements.......          --          1,080        1,080         105
        TOTALS.................    $408,230       $253,741     $661,971      $9,467
                                   ========       ========     ========      ======

---------------
Notes:

(A) The aggregate cost of real estate owned at December 31, 2001 for federal income tax purposes is approximately $538,545.

(B) Reconciliation of real estate owned (in thousands of dollars):

                                                                2001        2000        1999
                                                              ---------   ---------   ---------
Balance at Beginning of Year................................  $ 493,545   $ 806,897   $ 600,746
Amounts Capitalized.........................................    437,826     314,749     310,254
Amounts Retired or Adjusted.................................   (269,400)   (628,101)   (104,103)
                                                              ---------   ---------   ---------
Balance at Close of Period..................................  $ 661,971   $ 493,545   $ 806,897
                                                              =========   =========   =========

(C) Reconciliation of accumulated depreciation (in thousands of dollars):

Balance at Beginning of Year................................  $   5,361   $  61,272   $  54,546
Depreciation Expense........................................      6,190      15,047      14,817
Amounts Retired or Adjusted.................................     (2,083)    (70,958)     (8,091)
                                                              ---------   ---------   ---------
Balance at Close of Period..................................  $   9,468   $   5,361   $  61,272
                                                              =========   =========   =========

     The following exhibits are filed or incorporated by reference as part of this registration statement:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
1.1       Form of Underwriting Agreement.*
2.1       Limited Partnership Agreement of St. Joe/Arvida Company,
          L.P., dated as of November 12, 1997 (incorporated by
          reference to Exhibit 2.01 to the registrant's registration statement on Form S-3 (File No. 333-42397)).
2.2       Agreement of Limited Partnership of St. Joe/CNL Realty
          Group, Ltd., dated as of December 3, 1997 (incorporated by reference to Exhibit 2.02 to the registrant's registration statement on Form S-3 (File No. 333-42397)).
2.3       Agreement for Purchase and Sale of Assets and Stock between
          St. Joe Real Estate Services, Inc., et al., and CMT Holding,
          Ltd., dated as of June 18, 1998 (incorporated by reference to Exhibit 2.01 to the registrant's Quarterly Report on Form
          10-Q for the quarterly period ended June 30, 1998 (File No.
          1-10466)).
2.4       Purchase Agreement by and among Dominion Capital, Inc.,
          Goodman-Segar-Hogan-Hoffler, Inc., et al., and St. Joe
          Commercial Property Services, Inc., dated September 24, 1998
          (incorporated by reference to Exhibit 2.01 to the
          registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 (File No. 1-10466)).
2.5       Exchange and Purchase and Sale Agreement by and among the
          registrant; The South Florida Water Management District;
          United States Sugar Corporation; Okeelanta Corporation,
          South Florida Industries, Inc.; Florida Crystals
          Corporation; The United States Department of the Interior;
          and The Nature Conservancy, dated March 25, 1999
          (incorporated by reference to Exhibit 3.01 to the
          registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 (File No. 1-10466)).
2.6       Stock Purchase Agreement between NRT Incorporated and the
          registrant, dated April 17, 2002 (incorporated by reference to Exhibit 99.1 to the registrant's Current Report on Form
          8-K filed on April 18, 2002 (File No. 1-10466)).
3.1       Restated and Amended Articles of Incorporation of the
          registrant.
3.2       Amended and Restated By-laws of the registrant (incorporated by reference to Exhibit 3.01 to the registrant's Quarterly
          Report on Form 10-Q for the quarterly period ended March 31,
          2002 (File No. 1-10466)).
4.1       Registration Rights Agreement between the registrant and the
          Alfred I. duPont Testamentary Trust, dated December 16, 1997
          (incorporated by reference to Exhibit 4.01 to the
          registrant's Amendment No. 1 to the registration statement on Form S-3 (File No. 333-42397)).
4.2       Amendment No. 1 to the Registration Rights Agreement between the Alfred I. duPont Testamentary Trust and the registrant, dated January 26, 1998.
4.3       Amendment No. 2 to the Registration Rights Agreement between the Alfred I. duPont Testamentary Trust and the registrant, dated May 24, 2002.
4.4       Specimen of certificate of Common Stock of the registrant.
5.1       Validity opinion of Robert M. Rhodes, Executive Vice
          President and General Counsel of the registrant.*
10.1      Employment Agreement of Robert M. Rhodes, dated November 3,
          1997 (incorporated by reference to Exhibit 10.03 to the
          registrant's registration statement on Form S-3 (File No.
          333-42397)).
10.2      Form of Severance Agreement (incorporated by reference to
          Exhibit 10.07 to the registrant's registration statement on
          Form S-3 (File No. 333-42397)).
10.3      Distribution and Recapitalization Agreement between the
          registrant and Florida East Coast Industries, Inc., dated as of October 26, 1999 (incorporated by reference to Exhibit
          10.01 to the registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999 (File No.
          1-10466)).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.4      Indemnification Agreement, dated as of October 26, 1999,
          among the registrant, the Nemours Foundation and the Alfred
          I. duPont Testamentary Trust (incorporated by reference to
          Exhibit 10.02 to the registrant's Quarterly Report on Form
          10-Q for the quarterly period ended September 30, 1999 (File
          No. 1-10466)).
10.5      Amended and Restated Master Agreement, dated as of July 4,
          2000, by and among the registrant and Gran Central
          Corporation (incorporated by reference to Exhibit 10.07 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 1-10466)).
10.6      Amended and Restated Severance Agreement of Peter S.
          Rummell, dated as of August 21, 2001 (incorporated by
          reference to Exhibit 10.08 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001
          (File No. 1-10466)).
10.7      Long-term Incentive Compensation Agreement of Kevin M.
          Twomey, dated as of August 21, 2001 (incorporated by
          reference to Exhibit 10.09 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001
          (File No. 1-10466)).
10.8      Long-term Incentive Compensation Agreement of Robert M.
          Rhodes, dated as of August 21, 2001 (incorporated by
          reference to Exhibit 10.10 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001
          (File No. 1-10466)).
10.9      Employment Agreement of Peter S. Rummell, dated January 7,
          1997 (incorporated by reference to Exhibit 10.01 to the
          registrant's registration statement on Form S-3 (File No.
          333-42397)).
10.10     Directors' Deferred Compensation Plan, dated December 28,
          2001.
10.11     Deferred Capital Accumulation Plan, as amended and restated
          effective January 1, 2002.
10.12     1999 Employee Stock Purchase Plan, dated November 30, 1999.
10.13     Amendment to the 1999 Employee Stock Purchase Plan.
10.14     Executive Stock Investment Program.
10.15     Supplemental Executive Retirement Plan, as amended and
          restated effective January 1, 2002.
10.16     Employment Agreement of Jerry M. Ray, dated October 22,
          1997.
10.17     Employment Agreement of Michael N. Regan, dated November 3,
          1997.
10.18     Amended and Restated Severance Agreement of Kevin M. Twomey,
          dated August 21, 2001.
10.19     Amended and Restated Severance Agreement of Robert M.
          Rhodes, dated August 21, 2001.
10.20     2001 Annual Incentive Plan Participant Summary for Peter S.
          Rummell, Kevin M. Twomey, Jerry M. Ray, Robert M. Rhodes,
          and Michael N. Regan.
10.21     1997 Stock Incentive Plan.
10.22     1998 Stock Incentive Plan.
10.23     1999 Stock Incentive Plan.
10.24     2001 Stock Incentive Plan.
10.25     Employment Agreement of Kevin M. Twomey, dated January 27,
          1999.
10.26     Form of Stock Option Agreement (2001 Stock Incentive Plan).
10.27     Restricted Shares Agreement of Kevin M. Twomey (1997 Stock
          Incentive Plan).
10.28     Letter Agreement between the registrant and the Alfred I.
          duPont Testamentary Trust, dated May 24, 2002.
21.1      Subsidiaries of the registrant (incorporated by reference to
          Exhibit 21.01 to the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No.
          1-10466)).
23.1      Consent of KPMG LLP, independent auditors for the
          registrant.
23.2      Consent of Robert M. Rhodes, Executive Vice President and
          General Counsel of the registrant (see Exhibit 5.1).
23.3      Consent of Sullivan & Cromwell.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
23.4      Consent of Ernst & Young LLP, independent certified public accountants for Arvida/JMB Partners, L.P.
24.1      Powers of Attorney (included in the signature page of this registration statement).
99.1      Supplemental Calculation of Selected Consolidated Financial
          Data.

------------
* To be filed by amendment.